EXHIBIT 10.1

$125,000,000

LOAN AND SECURITY AGREEMENT

among

COOPER-STANDARD HOLDINGS INC.,

as a U.S. Facility Guarantor and a Canadian Facility Guarantor

COOPER-STANDARD AUTOMOTIVE INC.,

as the U.S. Borrower, a U.S. Facility Guarantor and a Canadian Facility Guarantor

COOPER-STANDARD AUTOMOTIVE CANADA LIMITED,

as the Canadian Borrower and a Canadian Facility Guarantor

THE OTHER GUARANTORS PARTY HERETO,

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders

BANK OF AMERICA, N.A.,

as Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Syndication Agent

Dated as of May 27, 2010

BANC OF AMERICA SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

UBS SECURITIES LLC,

and

BARCLAYS CAPITAL

as Joint Lead Arrangers and Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Canadian Revolver Note
Exhibit A-2	Form of U.S. Revolver Note
Exhibit B	Notice of Borrowing
Exhibit C	Notice of Conversion/Continuation
Exhibit D	Assignment and Acceptance
Exhibit E	Assignment Notice
Exhibit F	Form of Intercompany Note
Exhibit G	Form of Perfection Certificate
Exhibit H	Form of Borrowing Base Certificate
Exhibit I	Form of Landlord Waiver
Exhibit J	Form of Bailee Letter

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Contingent Obligations
Schedule 1.1(c)	Existing Letters of Credit
Schedule 1.1(d)	Investments
Schedule 6.1	List of Closing Documents
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Corporate Names and Capital Structure
Schedule 9.1.5	Prior Corporate Names and Locations
Schedule 9.1.11	Intellectual Property
Schedule 9.1.14	Environmental Matters
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.17	Litigation
Schedule 9.1.18	ERISA Matters
Schedule 9.1.20	Labor Contracts
Schedule 10.2.1(t)	Debt
Schedule 10.2.2	Liens
Schedule 10.2.5	Loans
Schedule 10.1.10	Post-Closing Matters

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of May 27, 2010, among COOPER-STANDARD HOLDINGS INC., a Delaware corporation (“Holdings”) as a U.S. Facility Guarantor and a Canadian Facility Guarantor (each as defined herein), COOPER-STANDARD AUTOMOTIVE INC., an Ohio corporation (the “U.S. Borrower”), COOPER-STANDARD AUTOMOTIVE CANADA LIMITED, an Ontario corporation (together with its permitted successors, the “Canadian Borrower”, and together with the U.S. Borrower, the “Borrowers”), the other U.S. Subsidiaries (as defined herein) of Holdings which are and may hereafter become party to this Agreement as U.S. Facility Guarantors and Canadian Facility Guarantors, the other Canadian Subsidiaries (as defined herein) of Holdings which are or may hereafter become party to this Agreement as Canadian Facility Guarantors, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent for itself and the Secured Parties (as defined herein) (together with any successor agent appointed pursuant to Section 12.8, “Agent”).

R E C I T A L S:

A. On August 3, 2009, Holdings, the then-existing U.S. Domiciled Loan Parties filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§101-1532, as amended, the “U.S. Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”), jointly administered as Case No. 09-12743(PJW) and continued in the possession of their property and in the management of their businesses pursuant to Sections 1107 and 1108 of the U.S. Bankruptcy Code (the “U.S. Bankruptcy Cases”).

B. On August 4, 2009, the Canadian Borrower commenced proceedings, Court File No. CV-09-8307-00CL (the “Canadian CCAA Case”), in the Ontario Superior Court of Justice (Commercial List) (the “Canadian CCAA Court”) pursuant to the Canada’s Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (the “CCAA”).

C. On March 26, 2010, the then-existing U.S. Domiciled Loan Parties filed their Second Amended Joint Chapter 11 Plan of Reorganization (the “U.S. Plan”) and a disclosure statement and on April 16, 2010 the Canadian Borrower filed its Second Amended Plan of Compromise and Arrangement under the CCAA (the “Canadian Plan”, and together with the U.S. Plan, the “Reorganization Plans”).

D. The U.S. Plan proposes, among other things, to: (i) issue shares of new common stock, par value $0.001 per share, of Holdings (the “New Common Stock”) to holders of pre-petition claims with respect to certain senior notes, (ii) issue shares of new 7% cumulative participating convertible preferred stock, par value $0.001 per share, of Holdings (the “New Preferred Stock”) to the Backstop Parties (as defined below), (iii) issue New Common Stock to holders of pre-petition claims with respect to certain senior subordinated notes and (iv) offer rights to purchase additional shares to certain eligible claimholders at a purchase price of $21.54 per Share (the “Rights Offering”).

E. On March 19, 2010, Holdings and the backstop purchasers party thereto (the “Backstop Parties”) entered into that certain Commitment Agreement pursuant to which, among other things, the Backstop Parties, in order to facilitate the Rights Offering, agreed to purchase, and Holdings agreed to sell, an aggregate number of shares of New Common Stock equal to the number of shares that were not validly subscribed for and purchased pursuant to the Rights Offering by the applicable claimholders.

F. On May 12, 2010, the U.S. Bankruptcy Court entered the order confirming the U.S. Plan (the “U.S. Confirmation Order”) pursuant to which, among other things, the Bankruptcy Court approved the transactions contemplated by the U.S. Plan and the Rights Offering.

G. On April 16, 2010, the Canadian CCAA Court made an order (the “Canadian Sanction Order”) sanctioning the Canadian Plan.

H. On the date hereof (the “U.S. Effective Date”), concurrently with the effectiveness of this Agreement, the U.S. Plan shall become effective in accordance with its terms.

I. On the date hereof (the “Canadian Effective Date”) concurrently with the effectiveness of this Agreement, the Canadian Plan shall become effective in accordance with its terms.

J. In connection with the Transactions contemplated by the Confirmation Order, the Canadian Sanction Order, the Reorganization Plans and the Rights Offering, each of the Borrowers has requested that Lenders provide a revolving credit facility to such Borrower, and Lenders are willing to provide such credit facilities on the terms and conditions set forth in this Agreement.

K. Each Subsidiary of Holdings which is or hereafter becomes a party hereto as a U.S. Facility Guarantor is or will be affiliated, is or will be engaged in interrelated businesses, and is or will derive substantial direct and indirect benefit from extensions of credit to the U.S. Borrower.

L. Each Subsidiary of Holdings which is or hereafter becomes a party hereto as a Canadian Facility Guarantor is or will be affiliated, is or will be engaged in interrelated businesses, and is or will derive substantial direct and indirect benefit from extensions of credit to the Canadian Borrower.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Priority Collateral: as defined in Section 7.1.

Account: as defined in the UCC and the PPSA, as applicable, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Acquisition: any transaction or series of related contemporaneous transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any line of business or division of a Person (other than a Person that is already a Wholly-Owned Subsidiary of Holdings) or other assets or properties of a Person, (b) the acquisition of all or any portion of the Equity Interests of any Person (other than a Person that is already a Wholly-Owned Subsidiary of Holdings), or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Wholly-Owned Subsidiary of Holdings).

Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent: as defined in the preamble to this Agreement.

Agent Fee Letter: the agent fee letter agreement between Agent, Holdings and the Borrowers dated as of April 21, 2010.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Allocable Amount: as defined in Section 5.10.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime Act.

Applicable Law: all laws, rules and regulations applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Lenders: with respect to the U.S. Borrower, U.S. Lenders, and with respect to the Canadian Borrower, Canadian Lenders.

Applicable Loan Party Group: (i) with respect to the U.S. Borrower, the U.S. Facility Loan Parties and (ii) with respect to the Canadian Borrower, the Canadian Facility Loan Parties that are domiciled in Canada and CS Automotive LLC.

Applicable Margin: with respect to any Type of Loan and such other Obligations specified below, the respective margin set forth below, as determined by reference to the Average Quarterly Availability:

Level	Average Quarterly Availability	LIBOR Loans, Canadian BA Rate Loans, Letter of Credit Fees	U.S. Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans

I	Greater than or equal to $70,000,000	3.25%	2.25%

II	Greater than or equal to $35,000,000 but less than $70,000,000	3.50%	2.50%

III	Less than $35,000,000	3.75%	2.75%

Until January 1, 2011, margins shall be determined as if Level II were applicable. Thereafter, the Applicable Margin shall be adjusted quarterly as of the first (1st) day of each calendar quarter, based upon the Average Quarterly Availability for the immediately preceding calendar quarter.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, has the capacity to fund Revolver Loans hereunder and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of a Loan Party or a Subsidiary, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Asset Review and Approval Conditions: with respect to any Acquisition, amalgamation or merger in respect of which the Accounts or Inventory acquired therein or thereby are requested to be included in the Canadian Borrowing Base or U.S. Borrowing Base, Agent shall have completed its review of such assets, including, without limitation, field examinations, audits, appraisals and other due diligence as Agent shall in its Permitted Discretion require; it being acknowledged and agreed that, (1) such additional assets, if any, to be included in the Canadian Borrowing Base or U.S. Borrowing Base may be subject to different advance rates or eligibility criteria or may require the imposition of additional reserves with respect thereto and (2) prior to the inclusion of any additional assets in the Canadian Borrowing Base or U.S. Borrowing Base, all actions shall have been taken to ensure that Agent has a perfected and continuing first priority security interest in and Lien on such assets (to the extent otherwise required herein).

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit D.

Assignment of Claims Act: Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

Availability: at any time, the sum of the Canadian Availability and the U.S. Availability, in each case, at such time.

Average Period Availability: for any period, an amount equal to the sum of the Availability for each day of such period (determined as of the close of business of each such day) divided by the actual number of days in such period, as determined by Agent, which determination shall be conclusive absent manifest error.

Average Quarterly Availability: for any calendar quarter, an amount equal to the sum of the Availability for each day of such calendar quarter (determined as of the close of business of each such day) divided by the actual number of days in such calendar quarter, as determined by Agent, which determination shall be conclusive absent manifest error.

Backstop Parties: as defined in the Recitals hereto.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America (Canada): Bank of America, N.A. (acting through its Canada branch).

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Loan Party or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party or Subsidiary, other than Letters of Credit and Excluded Products; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.5.1, the Lender or Affiliate providing such Bank Product and Loan Party Agent must have previously provided written notice to Agent of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder to be included as a Canadian Bank Product Reserve or U.S. Bank Product Reserve, as applicable (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time and if Agent has received no such notice with respect to any such Bank Product, then Agent shall be permitted to assume that no such Bank Product is outstanding in connection with making distributions under Section 5.5.1; provided, however, that no such notice from Loan Party Agent shall be required with respect to any Bank Products provided by Bank of America or its Affiliates. The Bank Product Amount may be changed from time to time by Agent (with respect to Bank Products provided by Bank of America or its Affiliates) in its Permitted Discretion or upon written notice to Agent by the Lender or Affiliate providing the related Bank Product and Loan Party Agent. No additional Bank Product Amount may be voluntarily established or increased by the Loan Parties at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

Bank Product Amount: as defined in the definition of Bank Product.

Bank Product Debt: Debt and other obligations of a Loan Party relating to Bank Products.

Bankruptcy Debtors: the U.S. Domiciled Loan Parties and the Canadian Borrower.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Person, any (a) obligation that (i) arises from the borrowing of money by such Person (including, for the avoidance of doubt, arising from any Permitted Securitizations of such Person), (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables or administrative or general expenses owing in the Ordinary Course of Business) or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables owing in the Ordinary Course of Business); (b) capitalized amount in respect of Capital Leases of such Person; (c) reimbursement obligations by such Person with respect to letters of credit issued for the account of such Person; and (d) guarantees by such Person of any of the foregoing owing by another Person.

Borrowers: as defined in the preamble to this Agreement.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: the Canadian Borrowing Base and/or the U.S. Borrowing Base, as the context requires.

Borrowing Base Certificate: a certificate, substantially in the form attached as Exhibit H or otherwise in form and substance satisfactory to Agent, by which Loan Party Agent certifies calculation of any Borrowing Base.

Business Day: any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of North Carolina or the State of New York or is a day on which banking institutions located in such States are closed; and when used with reference to (i) a LIBOR Loan denominated in Dollars, the term shall also exclude any day on which banks are not open for the transaction of banking business in London, England, (ii) a LIBOR Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such LIBOR Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, the term shall also exclude any day that is not a TARGET Day; and (iii) a Canadian Revolver Loan, the term shall also exclude a day on which banks in Toronto, Ontario, Canada are not open for the transaction of banking business.

Canadian Auto-Extension Letter of Credit: as defined in Section 2.3.1(e).

Canadian Availability: as of any date of determination, the Canadian Borrowing Base as of such date of determination plus solely for purposes of calculating “Availability” in connection with the satisfaction of any Internal Specified Transaction Conditions, the Canadian Suppressed Amount on such date of determination plus the Canadian Designated Cash Amount on such date of determination minus the Canadian Revolver Exposure (calculated without duplication of any amounts reserved under the Canadian LC Reserve) on such date of determination.

Canadian Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the Canadian Domiciled Loan Parties’ Inventory; (b) the Canadian Rent and Charges Reserve; (c) the Canadian LC Reserve; (d) the Canadian Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon any Canadian Facility Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Canadian Priority Payables Reserve; (g) the Wage Earner Protection Act Reserve; and (h) such additional reserves (including, without limitation, dilution reserves), in such amounts and with respect to such matters, as Agent in its Permitted Discretion may establish.

Canadian BA Rate: with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

Canadian BA Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

Canadian Bank Product Reserve: the aggregate amount of reserves, as established by Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect of the then outstanding Bank Product Debt of the Canadian Domiciled Loan Parties and their Subsidiaries.

Canadian Base Rate: means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America (Canada) based on various factors including costs and desired return of Bank of America (Canada), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate.) Any change in the “base rate” announced by Bank of America (Canada) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Base Rate shall be adjusted simultaneously with any change in the “base rate”. In the event that Bank of America (Canada) (including any successor or assignee) does not at any time publicly announce a “base rate”, then “Canadian Base Rate” shall mean the “base rate” publicly announced by a Schedule 1 chartered bank in Canada selected by Agent.

Canadian Base Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

Canadian Borrower: as defined in the preamble to this Agreement.

Canadian Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum Canadian Facility Amount minus (x) the Canadian Priority Payables Reserve minus (y) the Wage Earner Protection Act Reserve minus (z) the Canadian LC Reserve; and (b) (1) the sum of (x) 85% of the Value of Eligible Accounts of the Canadian Domiciled Loan Parties; plus (y) the lesser of (i) 70% of the Value of Eligible Inventory of the Canadian Domiciled Loan Parties; and (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory of the Canadian Domiciled Loan Parties, minus (2) the Canadian Availability Reserve.

Canadian Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (Canada) or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the Canadian Facility Secured Parties and shall be subject to Agent’s Liens securing the Canadian Facility Obligations.

Canadian CCAA Case: as defined in the Recitals hereto.

Canadian CCAA Court: as defined in the Recitals hereto.

Canadian Designated Cash Amount: the aggregate amount of cash of the Canadian Domiciled Loan Parties deposited in segregated DACA Deposit Accounts with Agent.

Canadian Dollars or Cdn$: the lawful currency of Canada.

Canadian Domiciled Loan Party: each Canadian Subsidiary of Holdings now or hereafter party hereto as a Loan Party, and “Canadian Domiciled Loan Parties” means all such Persons, collectively.

Canadian Dominion Account: a special account established by the Canadian Domiciled Loan Parties at Bank of America (Canada) or another bank reasonably acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

Canadian Effective Date: as defined in the Recitals hereto.

Canadian Employee Plan: any material payroll practice and other material employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consultant or other compensation agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Loan Party, or with respect to which a Canadian Domiciled Loan Party has or could reasonably be expected to have any obligation or liability, contingent or otherwise, in any case, that is subject to Canadian law (and not other foreign jurisdictions).

Canadian Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Obligations, including Property of the U.S. Domiciled Loan Parties pledged to secure their Obligations under their guarantee of the Canadian Facility Obligations.

Canadian Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a Canadian Facility Guarantor in favor of Agent guaranteeing all or any portion of the Canadian Facility Obligations.

Canadian Facility Guarantor: Holdings, each Canadian Subsidiary of Holdings, CS Automotive LLC, each other U.S. Subsidiary of Holdings, and each other Person (if any) who guarantees payment and performance of any Canadian Facility Obligations.

Canadian Facility Loan Party: the Canadian Borrower or a Canadian Facility Guarantor.

Canadian Facility Obligations: all applicable Obligations of the Canadian Facility Loan Parties (excluding, for the avoidance of doubt, all U.S. Facility Obligations).

Canadian Facility Secured Parties: Agent, Canadian Issuing Bank, Canadian Lenders, providers of Bank Products to Canadian Facility Loan Parties and the Lead Arrangers.

Canadian Issuing Bank: (a) Bank of America (Canada) or an Affiliate of Bank of America (Canada), as an issuer of Letters of Credit under this Agreement and (b) Deutsche Bank AG, New York Branch or an Affiliate of Deutsche Bank AG, New York Branch, as an issuer of Letters of Credit under this Agreement.

Canadian LC Obligations: the sum (without duplication) of (a) all amounts owing by the Canadian Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the Canadian Borrower.

Canadian LC Reserve: the aggregate of all Canadian LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, amounts specified in clause (c) of the definition of Canadian LC Obligations.

Canadian Lenders: Bank of America (Canada) and each other Lender that has issued a Canadian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment), including Bank of America (Canada) in its capacity as a provider of Canadian Swingline Loans. Each Canadian Lender shall be a Canadian Qualified Lender.

Canadian Letter of Credit Sublimit: $500,000.

Canadian Letters of Credit: as defined in Section 2.3.1 hereof.

Canadian Multi-Employer Plan: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada), but excluding, for greater certainty, any Multi-Employer Plan.

Canadian Non-Extension Notice Date: as defined in Section 2.3.1(e).

Canadian Overadvance: as defined in Section 2.1.5 hereof.

Canadian Overadvance Loan: a Loan made to the Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.

Canadian Overadvance Loan Balance: on any date, the amount by which the aggregate Canadian Revolver Exposure exceeds the amount of the Canadian Borrowing Base on such date.

Canadian Pension Plan: a “registered pension plan” as defined in the Income Tax Act (Canada), and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Canadian employees or former Canadian employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

Canadian Plan: as defined in the Recitals hereto.

Canadian Prime Rate: on any date, a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Canadian Prime Rate”. The “Canadian Prime Rate” is a rate set by Bank of America (Canada) based upon various factors including Bank of America (Canada)’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America (Canada) shall take effect at the opening of business on the day specified in the public announcement of such change.

Canadian Prime Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may reasonably determine in its Permitted Discretion, which reflects the unpaid (when due) or un-remitted (when due) payroll tax deductions, unpaid (when due) pension plan contributions, employment insurance premiums, amounts deducted for vacation pay, wages, workers’ compensation and other unpaid (when due) or unremitted (when due) amounts by any Canadian Domiciled Loan Party which would give rise to a Lien with priority under Applicable Law over the Lien of Agent.

Canadian Qualified Lender: a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada with respect to any amounts received pursuant to this Agreement for purposes of Part XIII of the Income Tax Act (Canada), that financial institution deals at arm’s length with the Canadian Borrower for purposes of the Income Tax Act (Canada).

Canadian Reimbursement Date: as defined in Section 2.3.2(a).

Canadian Rent and Charges Reserve: the aggregate of (a) all past due rent and other past due amounts owing by any Canadian Domiciled Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Canadian Facility Collateral of any Canadian Domiciled Loan Party or could assert a Lien on such Canadian Facility Collateral under Applicable Law; plus (b) a reserve at least equal to three (3) months (or such shorter period as Agent determines in its Permitted Discretion as it will take to liquidate the ABL Priority Collateral at such location) rent and other charges that could reasonably be expected to be payable to any such Person who possesses any

Canadian Facility Collateral of any Canadian Domiciled Loan Party and could reasonably be expected to assert a Lien on such Canadian Facility Collateral under Applicable Law, unless, in any such case, such Person has executed a Collateral Access Agreement.

Canadian Revolver Commitment: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to issue Canadian Letters of Credit, in the case of Canadian Issuing Bank, or participate in Canadian LC Obligations (excluding amounts specified in clause (c) of such definition), in the case of the other Canadian Lenders, to the Canadian Borrower up to the maximum principal amount shown on Schedule 1.1(a), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4 or 11.2. “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders.

Canadian Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which Loan Party Agent terminates or reduces to zero (0) all of the Canadian Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2.

Canadian Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) on such date.

Canadian Revolver Loan: a Revolver Loan made by Canadian Lenders to the Canadian Borrower pursuant to Section 2.1.1(b), and any Canadian Swingline Loan, which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by the Canadian Borrower or Loan Party Agent.

Canadian Revolver Notes: collectively, each promissory note, if any, executed by the Canadian Borrower in favor of a Canadian Lender to evidence the Canadian Revolver Loans funded from time to time by such Canadian Lender, which shall be in the form of Exhibit A-1 to this Agreement, together with any replacement or successor notes therefor.

Canadian Sanction Order: as defined in the Recitals hereto.

Canadian Security Agreement: each general security agreement among any Canadian Domiciled Loan Party and Agent.

Canadian Subsidiary: a Subsidiary of Holdings incorporated or organized under the laws of Canada or any province or territory of Canada.

Canadian Suppressed Amount: to the extent that the amount calculated pursuant to clause (b) of the Canadian Borrowing Base definition exceeds the then-current Canadian Revolver Commitment as of any date of determination, the amount of any such excess designated in writing by Loan Party Agent to Agent as “Canadian Suppressed Amount” under this Agreement; provided, that in no event shall the Canadian Suppressed Amount exceed $5,000,000 less the U.S. Suppressed Amount as of such date of determination.

Canadian Swingline Loan: any Borrowing of Canadian Prime Rate Loans made pursuant to Section 4.1.3(c).

Canadian Unused Line Fee Rate: at any date of determination, a rate per annum equal to (a) .50% when the Canadian Revolver Exposure is greater than 50% of the Canadian Revolver Commitments and (b) .75% at all other times.

Capital Expenditures: all liabilities incurred or expenditures made by a Loan Party or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one (1) year that would, in any case, in accordance with GAAP, be included as additions to property, plant and equipment, but excluding (to the extent that they would otherwise be included): including, for the avoidance of doubt, any amount included in the calculation of the Fixed Charge Coverage Ratio (i) any expenditures during such period made for the replacement or restoration of assets with assets of the same or similar type to the extent paid for by any identifiable proceeds of casualty insurance or condemnation awards; (ii) the purchase price of assets purchased during such period to the extent the consideration therefor consists of the proceeds of a substantially concurrent sale of assets; (iii) any expenditures for the purchase price of assets acquired in a Permitted Acquisition during such period; (iv) liabilities incurred or expenditures made to the extent such Loan Party or Subsidiary has received reimbursement in cash from a third party during such period; (v) the non-cash book value of any asset owned by any Loan Party or Subsidiary which is included as an addition to property, plant and equipment as a result of the reuse of such asset during such period without a corresponding expenditure actually having been made or liability incurred in such period; (vi) the non-cash purchase price of equipment purchased during such period to the extent the consideration therefor consists of used or surplus equipment traded in at the time of such purchase; (vii) the non-cash purchase price of equipment that is purchased during such period and substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; and (viii) any expenditures during such period made with the proceeds of an issuance of Equity Interests by Holdings with respect to which: (a) such proceeds shall have been received by Holdings within one-hundred eighty days (180) of such expenditure, and (b) Agent shall have received a certificate of a Senior Officer of Loan Party Agent certifying in reasonable detail as to compliance with preceding clause (a).

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash or Cash Equivalents, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: the Canadian Cash Collateral Account and/or the U.S. Cash Collateral Account, as the context may require.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate amount of such LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” and “Cash Collateralized” have correlative meanings.

Cash Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Average Period Availability (for a one-day period) is less than the greater of (i) $21,875,000 and (ii) 17.5% of the Commitments at such time; and (b) continuing until, during the preceding sixty (60) consecutive day period, no Event of Default has existed and Average Period Availability has been greater than the greater of (i) $21,875,000 and (ii) 17.5% of the Commitments at such time.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within twelve (12) months of the date of acquisition; (b) certificates of deposit, demand deposits, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by (i) a commercial bank organized under the laws of the United States, Canada or any state or district of the United States or province or territory of Canada, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and not subject to offset rights or (ii) a Lender or any Affiliate of a Lender; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank, Lender or any Affiliate of a Lender meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Loan Party or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Casualty Event: any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Loan Party or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

CCAA: as defined in the Recitals hereto.

CERCLA: the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control: if on or at any time after the Closing Date: (a) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were not (i) members of the board of directors of Holdings on the Closing Date (or appointed shortly thereafter as specifically contemplated by the U.S. Plan), (ii) nominated by the board of directors of Holdings after the Closing Date or (iii) appointed by the directors referred to in clause (i) or (ii) after the Closing Date, (b) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934, as in effect on the date hereof) other than the Permitted Holders shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (c) Holdings shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of the U.S. Borrower, or (d) the U.S. Borrower shall cease to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock of the Canadian Borrower.

Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Loan Party to perform or observe any terms of any Loan Document, or (f) any actual or alleged presence or Environmental Release or threatened Environmental Release of Hazardous Materials on, at, under or from any real property owned, leased or operated by any Loan Party or Subsidiary of any Loan Party at any time (other than any such presence, Environmental Release or threatened Environmental Release resulting solely from acts or omissions by Persons other than Holdings or any of its Subsidiaries after Agent sells the applicable Real Estate pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), or any Environmental Claim related in any way to any Loan Party or Subsidiary, in each case, including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all of each Loan Party’s right, title and interest in all Property of such Loan Party, subject to a Lien under, or purported to be subject to a Lien under, the Security Documents, that, in each case, now or hereafter secures (or is intended to secure) any of the Obligations.

Collateral Access Agreement: an agreement, in form and substance satisfactory to Agent, by which (a) for any Collateral located on premises leased by a Loan Party, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b)

for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License; it being understood that any “Landlord Waiver” in substantially the form of Exhibit I and any “Bailee Letter” in substantially the form of Exhibit J, in any case obtained by or on behalf of any Loan Party, shall be satisfactory to Agent as a Collateral Access Agreement.

Commitment: for any Lender, the aggregate amount of such Lender’s Facility Commitments. “Commitments” means the aggregate amount of all Facility Commitments, which amount shall be $125,000,000 on the Closing Date.

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Loan Party Agent, for and on behalf of the Loan Parties, certifies compliance with Section 10.3 during a Financial Covenant Trigger Period, provides a calculation of the Fixed Charge Coverage Ratio as of the last day of each month regardless of whether or not such month occurs during a Financial Covenant Trigger Period, and certifies compliance with all provisions hereof that require satisfaction of the Specified Transaction Conditions (including the calculations thereof in reasonable detail) and lists all outstanding Bank Products with Lenders (or their Affiliates) other than Bank of America (or its Affiliates).

Contingent Obligation: any obligation of a Person arising from a guarantee, indemnity or other assurance of payment or performance of any indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guarantee, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Creditor Representative: under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

CWA: the Clean Water Act, as amended, (33 U.S.C. §§ 1251 et seq.).

DACA Deposit Account: a Deposit Account subject to a Deposit Account Control Agreement.

Debt: as applied to any Person, without duplication, (a) all Borrowed Money; (b) all Contingent Obligations in respect of Borrowed Money; and (c) in the case of a Loan Party, the Obligations. The Debt of a Person shall include any recourse indebtedness of any partnership in which such Person is a general partner or joint venturer, except to the extent the terms of such Debt provide that (i) such Person shall not be liable therefor or (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of such Debt to declare a default or cause the payment thereof to be accelerated or payable prior to its stated maturity, and in any case, any recourse indebtedness shall not exceed the greater of the book value or fair market value of the properties to which recourse is given, if applicable. In addition, “Debt” shall not include (i) deferred compensation arrangements, (ii) earn-out obligations until matured or earned or (iii) non-compete or consulting obligations incurred in connection with Permitted Acquisitions not evidenced by a promissory note.

Debt to be Repaid: means Borrowed Money of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Closing Date and required by the Reorganization Plans to be repaid on the Closing Date. For the avoidance of doubt, the obligations owing under the Existing Letters of Credit do not constitute “Debt to be Repaid”.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% per annum plus the interest rate otherwise applicable thereto or if such Obligation does not bear interest, a rate equal to the U.S. Base Rate, plus 2.00% per annum.

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within three (3) Business Days, (b) notified the Loan Party Agent, Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans or (d) is the subject of any Insolvency Proceeding or has a parent company that is the subject of any Insolvency Proceeding.

Deposit Account: as defined in the UCC (and/or with respect to any Deposit Account located in Canada, any bank account with a deposit function).

Deposit Account Control Agreements: the deposit account control agreements in form and substance satisfactory to Agent executed by each lockbox servicer and financial institution maintaining a lockbox and/or Deposit Account (other than an Excluded Deposit Account) for a Loan Party, in favor of Agent and meeting the requirements set forth in Section 8.2.4.

Designated External Acquisition: an Acquisition by an External Subsidiary where: (a) some or all of the proceeds used to fund such Acquisition were transferred to such External Subsidiary by a Loan Party, (b) at the time of the transfer, the applicable Loan Party would have been prohibited by the External Specified Transaction Conditions from directly investing some or all of the amount transferred to such External Subsidiary (such amount, the “Excess Amount”), (c) the transfer was made (i) within ninety (90) days of the applicable Acquisition and (ii) for the express purpose of funding such Acquisition and (d) the External Specified Transaction Conditions have been satisfied in connection therewith as to the Excess Amount.

Designation Date: the first (1st) date after the Closing Date on which there shall occur (a) any event described in Section 11.1(i) with respect to any Borrower, or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

DIP Agreement: that certain Debtor-In-Possession Credit Agreement dated as of December 18, 2009 (as amended, modified or supplemented), among Holdings, the U.S. Borrower, the Canadian Borrower and Metzeler Automotive Profile Systems GMBH as borrowers, the lenders party thereto, as lenders, and Deutsche Bank Trust Company Americas as administrative agent, collateral agent and documentation agent and Deutsche Bank Securities Inc. as syndication agent, sole lead bookrunner and sole lead arranger.

Disqualified Equity Interests: Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (including those Equity Interests that may be required to be redeemed upon the failure to maintain or achieve any financial performance standards), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is one hundred eighty (180) days after the scheduled Facility Termination Date (other than upon a “change of control,” provided that any such payment required pursuant to this parenthetical is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests) or (b) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Debt, other Disqualified Equity Interests or other assets, in each case, other than Qualified Equity Interests prior to the date that is one hundred eighty (180) days after the scheduled Facility Termination Date (other than upon a “change of control”, provided that any conversion or exchange required pursuant to this parenthetical is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests); it being understood, for the avoidance of doubt, that Equity Interests issued pursuant to the U.S. Plan do not constitute Disqualified Equity Interests.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest (other than by issuance of Equity Interests which are not Disqualified Equity Interests).

Document: as defined in the UCC (and/or with respect to any Document of a Canadian Domiciled Loan Party, a “document of title” as defined in the PPSA).

Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines using the Exchange Rate (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

Dollars or $: lawful money of the United States.

Dominion Account: with respect to the Canadian Domiciled Loan Parties, the Canadian Dominion Account, and with respect to the U.S. Facility Loan Parties, the U.S. Dominion Account.

Dutch BV: Cooper-Standard Automotive International Holdings BV.

EBITDA: determined on a consolidated basis for Holdings and its Subsidiaries, net income plus (a) without duplication and to the extent deducted in determining net income, the sum of (i) interest expense, (ii) Permitted Securitization Expenses, (iii) provision for income taxes, (iv) depreciation and amortization expense, (v) non-cash charges, fees, losses or expenses (but excluding any non-cash charge, fee, loss or expense that was included in net income in a prior period and any non-cash charge, fee, loss or expense that relates to the write-down or write-off of Inventory, other than any write-down or write-off of Inventory as a result of purchase accounting adjustments in respect of any Permitted Acquisitions), (vi) cash fees (including legal fees and other similar advisory and consulting fees, administrative fees, working fees), charges, payments and expenses accrued or paid in connection with the consummation of the U.S. Plan in each case prior to December 31, 2010, (vii) non-cash fees, charges, payments and expenses accrued in connection with the consummation of the U.S. Plan (including all fresh start accounting adjustments), (viii) cash and non-cash expenses in connection with facility closures, severance, relocation, restructuring, integration and other similar adjustments (“Facility Closings and Severance Expenses”) in any period, (ix) any losses on the sale of discontinued operations, (x) any losses on business dispositions or asset dispositions, (xi) any extraordinary charges or losses during such period (calculated on an “after-tax” basis and in accordance with GAAP), (xii) earnings of joint ventures to the extent received in cash in any period, (xiii) non-recurring fees, expenses and charges made or incurred in respect of professional or financial advisory, investment banking, underwriting and similar services (including legal, accounting and consulting costs) to the extent relating to any offering of Equity Interests, Investments, Acquisitions, divestitures or discontinuations, in each case permitted hereunder and (xiv) intellectual property royalties to the extent received in cash, minus (b) without duplication and to the extent included in determining net income, the sum of (i) any cash payments for Facility Closings and Severance Expenses paid after the Closing Date in excess of $5,000,000 for the most recent twelve (12) calendar month period then ended on such date of determination, (ii) any extraordinary gains and non-cash items of income during such period (calculated on an “after-tax” basis and in accordance with GAAP), (iii) any gains for the sale of discontinued operations, (iv) any gains on business dispositions or asset dispositions (other than sales of inventory in the ordinary course of business) and (v) any cash payments made in respect of non-cash charges described in clause (a)(v) taken in a prior period; in each case of clauses (a) and (b), determined on a consolidated basis in accordance with GAAP. For purposes of the computation of the Fixed Charge Coverage Ratio, EBITDA for any period shall be calculated on a Pro Forma Basis to give effect to (i) any Person or business acquired during such period pursuant to an Acquisition permitted hereby and not subsequently sold or otherwise disposed of by Holdings or any of its

Subsidiaries during such period and (ii) any Subsidiary or business disposed of during such period by Holdings or any of its Subsidiaries. Notwithstanding the foregoing, for each of the calendar months set forth below, EBITDA shall be deemed to be the amount set forth opposite such month:

Calendar Month	EBITDA

May, 2009	$9,396,000

June, 2009	$11,468,000

July, 2009	$5,987,000

August, 2009	$15,858,000

September, 2009	$35,114,000

October, 2009	$31,098,000

November, 2009	$32,935,000

December, 2009	$8,221,000

January, 2010	$19,090,000

February, 2010	$22,364,000

March, 2010	$30,380,000

April, 2010	$24,504,000

Eligible Account: as determined separately for (x) the Canadian Borrower and (y) the U.S. Borrower, an Account owing to a Borrower (or a member of its Applicable Loan Party Group) that arises in the Ordinary Course of Business of such Borrower (or a member of its Applicable Loan Party Group) from the sale of goods or rendition of services, is payable in Dollars, Canadian Dollars or Mexican Pesos, and that is deemed by Agent in its Permitted Discretion to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a) it is unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date;

(b) fifty percent (50%) or more of the Dollar Equivalent amount of all Accounts owing to such Borrower (or a member of its Applicable Loan Party Group) by the Account Debtor are not Eligible Accounts under the foregoing clause (a);

(c) except as set forth in clause (d) below, when aggregated with other Accounts owing to such Borrower (or a member of its Applicable Loan Party Group) by the Account Debtor, it exceeds ten percent (10%) of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time) of each such Borrower (or a member of its Applicable Loan Party Group);

(d) when aggregated with other Accounts owing to the Loan Parties by the relevant Account Debtor or any of its respective Affiliates, it exceeds (i) twenty percent (20%) in the case of Chrysler Group, LLC, (ii) 30% in the case of General Motors Corporation and (iii) forty percent (40%) in the case of Ford Motor Company, in each case, of the aggregate Eligible Accounts (or such higher percentage as the Required Lenders may establish for the Account Debtor from time to time) of the Loan Parties;

(e) it does not conform in any material respect with a covenant or representation herein;

(f) it is owing by a creditor or supplier who has not entered into an agreement reasonably satisfactory to Agent waiving applicable rights of set-off, or is otherwise reasonably determined to be subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof), including, without limitation, liabilities related to the “Ford Electronic Raw Material Acquisition Program” and allowances for long term agreements;

(g) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or such Borrower (or a member of its Applicable Loan Party Group) is not able to bring suit or enforce remedies against the Account Debtor through judicial process (unless such Account is guaranteed or supported by a guarantor or support provider reasonably acceptable to Agent, on such terms as are reasonably acceptable to Agent);

(h) the Account Debtor is organized or has its principal offices outside the United States or Canada, unless (i) such Account is contracted with the United States or Canada (as applicable) operations of such entity or (ii) the United States or Canada (as applicable) operations of such entity are responsible for payment thereof;

(i) it is owing by a Government Authority, unless in the case of the Accounts of the U.S. Borrower or any other U.S. Facility Loan Party, the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act or, in the case of any Canadian Domiciled Loan Party, the Account Debtor is the federal government of Canada or any Crown corporation, department, agency or instrumentality of Canada and the applicable Canadian Domiciled Loan Party has complied, to the satisfaction of Agent, with the Financial Administration Act;

(j) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien except a Permitted Collateral Lien;

(k) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(l) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(m) its payment has been extended beyond the periods specified in clause (a) above, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis;

(n) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes;

(o) (A) the agreements evidencing such Accounts, in the case of Accounts of the U.S. Borrower or any other U.S. Facility Loan Party, are not governed by the laws of any state of the United States or the District of Columbia or Canada or any province or territory of Canada and (B) the agreements evidencing such Accounts, in the case of Accounts of any Canadian Domiciled Loan Party, are not governed by the laws of Canada or any province or territory of Canada, any state of the United States or the District of Columbia, or the laws of such other jurisdictions acceptable to Agent;

(p) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(q) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than ninety (90) days old will be excluded;

(r) it arises from sales of tooling;

(s) it is owing by NISCO or Nishikawa Rubber Company; or

(t) it is otherwise unacceptable to Agent in its Permitted Discretion.

Eligible Assignee: a Person that is (i) a Lender or a U.S. based Affiliate of a U.S. Lender, (ii) if such Person is to hold U.S. Facility Obligations, an Approved Fund; (iii) if such Person is to hold Canadian Facility Obligations, a Canadian Qualified Lender and a U.S. Lender or an Affiliate of a U.S. Lender ; (iv) any other financial institution approved by Agent and Loan Party Agent (which approval by Loan Party Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment), that has total assets in excess of $5 billion and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (v) during the continuance of any Event of Default, any Person acceptable to Agent in its discretion (excluding any Loan Party or Affiliate thereof).

Eligible Inventory: as determined separately for (x) the Canadian Borrower and (y) the U.S. Borrower, Inventory owned by a Borrower (or a member of its Applicable Loan Party Group) that Agent, in its Permitted Discretion deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:

(a) is not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies;

(b) is not held on consignment, nor subject to any deposit or downpayment;

(c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;

(d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods;

(e) meets all standards imposed by any Governmental Authority in all material respects;

(f) conforms in all material respects with the covenants and representations herein;

(g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien except a Permitted Collateral Lien;

(h) is located within the continental United States, in the case of Inventory of the U.S. Borrower or any other U.S. Facility Loan Party, or within Canada, in the case of Inventory of any Canadian Domiciled Loan Party, and is not consigned to any Person;

(i) is not in transit (other than, in the case of Inventory of the U.S. Borrower or any other U.S. Facility Loan Party, in transit between facilities of the U.S. Facility Loan Parties or from facilities of the Canadian Domiciled Loan Parties or, in the case of Inventory of any Canadian Domiciled Loan Party in transit between facilities of the Canadian Domiciled Loan Parties or from facilities of U.S. Facility Loan Parties);

(j) is not subject to any (i) warehouse receipt unless the warehouseman has delivered a Collateral Access Agreement or with respect to which an appropriate U.S. or Canadian Rent and Charges Reserve has been established or (ii) negotiable Document;

(k) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Collateral Access Agreement;

(l) is not located on leased premises or in the possession of a warehouseman, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Collateral Access Agreement or with respect to which an appropriate U.S. or Canadian Rent and Charges Reserve has been established;

(m) is not located on leased premises (unless a Collateral Access Agreement has been obtained with respect to such premises) or in the possession of a processor;

(n) is reflected in the details of a current perpetual inventory report;

(o) does not constitute the portion of the cost of such Inventory which is attributable to intercompany profit; and

(p) does not constitute lower cost, market adjustment or reserves.

EMU Legislation: the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environment: ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or natural resources.

Environmental Claim: any written claim, notice, demand, order, action, suit or proceeding alleging liability for or obligation with respect to any investigation, remediation,

removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Environmental Release or threatened Environmental Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any written claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Environmental Release or threatened Environmental Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

Environmental Laws: all Applicable Laws relating to protection of human health, the protection or pollution of the Environment, the Environmental Release or threatened Environmental Release of Hazardous Material, or occupational safety or health (to the extent related to exposure to Hazardous Material), including CERCLA, RCRA and CWA, and any and all Governmental Approvals required under any Environmental Law.

Environmental Notice: a written notice (including any complaint, summons, citation, order, claim or demand) from any Governmental Authority or other Person with respect to (i) any actual or potential noncompliance with, investigation of an actual or potential violation of, litigation relating to, or potential fine or liability under any Environmental Law or (ii) any Environmental Release, environmental pollution or Hazardous Materials.

Environmental Release: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

Equity Interest: with respect to any Person, shares of capital stock of (or other ownership interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code which, together with such Loan Party, is required for purposes of provisions relating to Section 412, 430 or 4980B of the Code or Title IV of ERISA to be treated as a single employer.

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA (other than where such Pension Plan has been merged with any Plan of a Loan Party or ERISA Affiliate); (c) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a

Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) failure of any Loan Party or ERISA Affiliate to meet the minimum funding standards under Section 412 of the Code with respect to any Pension Plan or any Multiemployer Plan, or a request by such Loan Party or ERISA Affiliate of a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability (including, without limitations, any Lien) under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or ERISA Affiliate;; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA).

Euro or €: the single lawful currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.

Event of Default: as defined in Section 11.

Excess Amount: as defined in Section 5.12.

Exchange Rate: on any date, (i) with respect to Canadian Dollars in relation to Dollars, the spot rate as quoted by Bank of America as its noon spot rate at which Dollars are offered on such date for Canadian Dollars, (ii) with respect to Dollars in relation to Canadian Dollars, the spot rate as quoted by Bank of America as its noon spot rate at which Canadian Dollars are offered on such date for Dollars, (iii) with respect to Euros in relation to Dollars, the spot rate as quoted by Bank of America as its noon spot rate at which Dollars are offered on such date for Euros, (iv) with respect to Dollars in relation to Euros, the spot rate as quoted by Bank of America as its noon spot rate at which Euros are offered on such date for Dollars, (v) with respect to Sterling in relation to Dollars, the spot rate as quoted by Bank of America as its noon spot rate at which Dollars are offered on such date for Sterling and (vi) with respect to Dollars in relation to Sterling, the spot rate as quoted by Bank of America as its noon spot rate at which Sterling are offered on such date for Dollars.

Excluded Contracts: any rights or interest of a Loan Party in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract, by the express terms of a valid and enforceable restriction in favor of a Person who is not a Loan Party or any of its Subsidiaries, (i) prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by a Loan Party or (ii) would give any party to such Contract other than a Loan Party or any of its Subsidiaries an enforceable right to terminate its obligations thereunder, provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability or breach or termination, as the case may be, shall be remedied and, to the extent severable, shall attach immediately to any portion of such Contracts that does not result in any of the consequences specified in the immediately preceding clauses (i) or (ii) including, without limitation, any proceeds of such Contracts.

Excluded Deposit Accounts: the following Deposit Accounts: (A) Deposit Accounts of any Loan Party exclusively used for payroll, payroll taxes or employee benefits, (B) cash accounts of any Loan Party the average daily balance in any month which does not exceed more than the Dollar Equivalent of $10,000 at any time for any single account, and not more than $50,000 for all accounts in the aggregate at any time and (C) accounts solely containing identifiable proceeds of assets of Holdings or any Subsidiary not constituting ABL Priority Collateral.

Excluded Products: investments held by any Lender or its Affiliates, including cash, Cash Equivalents and other products which do not constitute a monetary obligation in favor of such institution.

Excluded Tax: with respect to any Tax Indemnitee, (a) any Tax imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes imposed on overall net income), and branch profits taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any Taxes imposed, deducted or withheld at the time the Lender becomes a Lender under the Agreement (or designates a new Lending Office), except, in the case of a Lender that becomes a Lender as a result of an assignment, to the extent that the assignor was entitled, at the time of the assignment, to receive additional amounts from the applicable Borrower with respect to such payments or such Lender becomes a Lender (or designates a new Lending Office) after a Designation Date pursuant to the Reallocation Agreement; (c) any Taxes imposed, deducted or withheld by reason of a present or former connection between such Tax Indemnitee and the jurisdiction imposing such Taxes (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or any of the other Loan Documents); (d) any Taxes imposed, deducted or withheld which are attributable to a Lender’s failure or inability, including an inability under Applicable Law, (other than as a result of a Change in Law but not including (A) any change to the extent that such change does not result in additional withholding being imposed but results in withholding being performed by a different withholding agent, and (B) in the case of any Tax Indemnitee providing a Form W-8IMY, any change that would result in no additional withholding if the Person or Persons with respect to which such Tax Indemnitee acted as an intermediary in providing the Form W-8IMY provided directly to Loan Party Agent or Agent the applicable Forms W-8 (or successor forms) certifying such Person’s or Persons’ entitlement to a complete exemption from or reduction in U.S. withholding tax), to comply with Section 5.9; or (e) any Taxes imposed, deducted or withheld under FATCA.

Existing Letters of Credit: means the letters of credit set forth on Schedule 1.1(c).

External Specified Transaction: any of the following: (a) a Permitted Acquisition, (b) an Investment to the extent and on the terms permitted pursuant to clause (k) of the definition of “Restricted Investment”, (c) a Contingent Obligation to the extent and on the terms permitted pursuant to clause (j) of the definition of “Permitted Contingent Obligation”, (d) a loan to a Person that is not a Subsidiary of Holdings to the extent and on the terms permitted pursuant to Section 10.2.5(f), (e) an Upstream Payment to the extent and on the terms permitted pursuant to clause (iv) of the definition of “Upstream Payment”, (f) any payment with respect to any Debt, as specified in Section 10.2.6(b)(ii), (c)(ii), (d)(ii) or (e)(ii), or (g) the incurrence of unsecured Debt to the extent and on the terms permitted pursuant to Section 10.2.1(n) and (h) a Designated External Acquisition.

External Specified Transaction Conditions: with respect to the permissibility hereunder of any External Specified Transaction, the satisfaction of the following conditions (except as indicated): (a) no Default or Event of Default exists at the time of or would result from the making of such External Specified Transaction, (b) immediately after giving effect to such External Specified Transaction, Holdings and its Subsidiaries shall, on a consolidated basis, have a Fixed Charge Coverage Ratio of not less than 1.10:1.00 as calculated on a Pro Forma Basis for the Fixed Charge Coverage Ratio Test Period then most recently ending, (c) immediately after giving effect to such External Specified Transaction (except with respect to the External Specified Transaction specified in clause (g) thereof), Availability (on the date of such action or proposed action) and Average Period Availability (for the 30-day period ending on the date of such action or proposed action) as calculated on a Pro Forma Basis, shall not be less than the greater of (i) $31,250,000 and (ii) 25% of the Commitments at such time and (d) Agent shall have received a certificate of a Senior Officer of Loan Party Agent certifying as to compliance with preceding clauses (a) through (c) and demonstrating (in reasonable detail) the calculations required by preceding clauses (b) and (c): (1) with respect to External Specified Transactions involving less than $5,000,000 (whether as part of the same transaction or a series of related transactions), concurrently with delivery of the applicable financial information required pursuant to Sections 10.1.2(a), (b) or (c), as applicable and (2) for all other External Specified Transactions, not less than five (5) days prior to the effectiveness of the applicable transaction.

External Subsidiary: a Wholly-Owned Foreign Subsidiary (or any Subsidiary thereof) of Holdings which is not a Loan Party.

Extraordinary Expenses: all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Loan Party, any representative of creditors of a Loan Party or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental consultants’ fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.

Facility Commitment: with respect to the commitment of a U.S. Lender, its U.S. Revolver Commitment and, with respect to a Canadian Lender, its Canadian Revolver Commitment; and the term “Facility Commitments” means, collectively, the Facility Commitments of U.S. Lenders and the Facility Commitments of Canadian Lenders. To the extent any Lender has both a U.S. Revolver Commitment and a Canadian Revolver Commitment, such Commitments shall be considered as separate Commitments for purposes of this definition.

Facility Commitment Increase Effective Date: as defined in Section 2.1.4(f).

Facility Termination Date: May 27, 2014.

FATCA: Sections 1471 through 1474 of the Code and any regulations thereunder or official governmental interpretations thereof.

Federal Funds Rate: for any date, (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Financial Administration Act: Financial Administration Act (Canada) and all regulations and schedules thereunder.

Financial Covenant Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Average Period Availability (for a one-day period) is less than the greater of (i) $18,750,000 and (ii) 15% of the Commitments at such time; and (b) continuing until, during the preceding sixty (60) consecutive days, no Event of Default has existed and Average Period Availability has been greater than the greater of (i) $18,750,000 and (ii) 15% of the Commitments at such time.

Fiscal Quarter: each period of three (3) calendar months, commencing on the first (1st) day of a Fiscal Year.

Fiscal Year: the fiscal year of each of the Loan Parties for accounting and tax purposes, in each case, ending on December 31 of each year.

Fixed Charge Coverage Ratio: for Holdings and its Subsidiaries on any date of determination, the ratio, determined on a consolidated basis for the most recent twelve (12) calendar month period then ended on such date of determination, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans), and cash taxes paid (net of cash tax refunds received during such period, which total shall not be less than $0), in each case during such period to (b) Fixed Charges during such period; provided, that, for each month set forth in the table below, Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid (net of cash tax refunds received during such period, which total shall not be less than $0) shall, in each case, be deemed to be the amount set forth below opposite such month:

Calendar Month	Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans)	Cash Taxes Paid (net of cash tax refunds received in such period, which total shall not be less than $0)
May, 2009	$1,168,000	$367,000
June, 2009	$2,717,000	$(3,149,000)
July, 2009	$2,540,000	$(77,502,000)
August, 2009	$3,827,000	$1,290,000
September, 2009	$4,827,000	$1,496,000
October, 2009	$5,015,000	$(544,000)
November, 2009	$4,867,000	$3,239,000
December, 2009	$10,705,000	$6,041,000
January, 2010	$2,597,000	$3,460,000
February, 2010	$4,033,000	$24,350,000
March, 2010	$5,392,000	$1,562,000
April, 2010	$6,653,000	$4,102,000

Fixed Charge Coverage Ratio Test Period: with respect to each calendar month, the immediately preceding twelve (12) calendar month period ending on the last day of the prior calendar month.

Fixed Charges: for any period and for Holdings and its Subsidiaries included in any applicable calculation of Fixed Charge Coverage Ratio, the sum of (calculated on a consolidated basis solely with respect to those Persons specified to be included in such calculation), without duplication:

(a) cash interest expense (net of any interest income);

(b) Permitted Securitization Expenses;

(c) scheduled principal payments in respect of Borrowed Money, as determined on the first day of the applicable period (or if such Debt was incurred on a subsequent date, on such date); but excluding, for the avoidance of doubt, (i) payments made on Revolving Loans and Swingline Loans during such period and (ii) voluntary prepayments constituting External Specified Transactions pursuant to clause (f) of the definition of External Specified Transactions;

(d) all regularly scheduled Distributions made by Holdings in cash; and

(e) cash contributions made to any Pension Plan less (without duplication) the profit and loss statement charge (or benefit with respect to such pension funding obligations for such period);

provided that, for each month set forth in the table below, the amounts referenced in clauses (a) through (e) above shall, in each case, be deemed to be the amount set forth below opposite such month:

Calendar Month	Cash Interest Expense (net of any interest income)	Permitted Securitization Expenses	Scheduled Principal Payments Made in respect of Borrowed Money	Regularly Scheduled Distributions Made by Holdings in cash	Cash Contributions Made to any Pension Plan, less profit and loss statement charges
May, 2009	$(158,000)	$235,000	$0	$0	$(158,000)
June, 2009	$8,035,000	$178,000	$4,611,000	$0	$(153,000)
July, 2009	$112,000	$126,000	$0	$0	$1,220,000
August, 2009	$(440,000)	$2,000	$0	$0	$(190,000)
September, 2009	$1,750,000	$(92,000)	$1,535,000	$0	$1,865,000
October, 2009	$81,000	$126,000	$0	$0	$1,219,000
November, 2009	$106,000	$94,000	$0	$0	$(85,000)
December, 2009	$5,788,000	$157,000	$0	$0	$(562,000)
January, 2010	$7,000	$37,000	$0	$0	$873,000
February, 2010	$10,000	$88,000	$0	$0	$(554,000)
March, 2010	$2,965,000	$78,000	$1,567,000	$0	$2,680,000
April, 2010	$92,000	$77,000	$0	$0	$1,077,000

Floating Rate Loan: a U.S. Base Rate Loan, a Canadian Prime Rate Loan or a Canadian Base Rate Loan.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: a Lender that is (i) in the case of the Canadian Borrower resident in a jurisdiction other than Canada or a province or territory thereof, and (ii) in the case of the U.S. Borrower, resident in or organized under the laws of a jurisdiction other than a state of the United States or the District of Columbia.

Foreign Plan: any material employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Affiliate that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Loan Party or Affiliate.

Foreign Subsidiary: a Subsidiary of a U.S. Domiciled Loan Party that is a “controlled foreign corporation” under Section 957 of the Code or any Subsidiary of such a Foreign Subsidiary.

FSCO: The Financial Services Commission of Ontario or like body in any other province of Canada with whom a Canadian Pension Plan is registered in accordance with Applicable Law and any other Governmental Authority succeeding to the functions thereof.

Full Payment: with respect to any Obligations (other than indemnity obligations that are not currently due and payable): (a) the full and indefeasible cash payment thereof in the applicable currency required hereunder, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) and (b) if such Obligations are LC Obligations consisting of undrawn Letters of Credit, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States or, in the case of Canadian Domiciled Loan Parties, Canada, in each case, from time to time, applied consistently.

General Intangibles: as defined in the UCC (and/or with respect to any General Intangible of a Canadian Facility Loan Party, an “intangible” as defined in the PPSA).

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, all Governmental Authorities.

Governmental Authority: any federal, state, provincial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether it is or is not associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof.

Guarantor Payment: as defined in Section 5.10.3.

Guarantee: each guarantee agreement (including this Agreement and the Canadian Facility Guarantee) executed by a Guarantor in favor of Agent guaranteeing all or any portion of any Canadian Facility Obligation or U.S. Facility Obligation.

Guarantors: Canadian Facility Guarantors, U.S. Facility Guarantors, and each other Person (if any) who guarantees payment or performance of any Obligations.

Hazardous Materials: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; exposed friable asbestos;

radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward (excluding contracts for the acquisition of raw materials in the Ordinary Course of Business), cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Holdings: as defined in the preamble to this Agreement.

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding or proposal commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada) and the CCAA; (b) the appointment of a Creditor Representative or other custodian for such Person or any part of (i) the ABL Priority Collateral or (ii) any material potion of its Property not constituting ABL Priority Collateral; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Assignment: each collateral assignment of insurance pursuant to which a Loan Party assigns to Agent such Loan Party’s rights under any insurance policies as Agent deems appropriate, as security for the Obligations.

Intellectual Property: all intellectual property rights and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, domain names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases, all embodiments or fixations of any of the foregoing; all related documentation; all applications and registrations thereof; and all licenses or other rights to use, or otherwise relating to, any of the foregoing; and all books and records relating to any of the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Loan Party’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Equity Investments: Investments consisting of cash capital contributions made by Holdings and its Wholly-Owned Subsidiaries to their respective Wholly-Owned Subsidiaries, and capitalizations or forgiveness of any Debt owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under Section 10.2.5(e); provided that at no time shall any such contributions, capitalizations and forgiveness be made by the Loan Parties to External Subsidiaries unless the Specified Transaction Conditions applicable to such Investment shall have been satisfied in connection therewith.

Intercompany Loans: as defined in Section 10.2.5(e).

Intercompany Note: a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit F, with blanks completed in conformity herewith.

Interest Period: as defined in Section 3.1.4.

Interest Period Loan: a LIBOR Loan or a Canadian BA Rate Loan.

Internal Specified Transaction: any of the following: (a) a Contingent Obligation to the extent and on the terms permitted pursuant to clause (i)(z) of the definition of “Permitted Contingent Obligation”, (b) an Intercompany Equity Investment (other than any investment in any Loan Party, or any investment by an External Subsidiary in another External Subsidiary) and (c) an Intercompany Loan (other than any Intercompany Loan to any Loan Party, or any Intercompany Loan by an External Subsidiary to another External Subsidiary); and it being understood for the avoidance of doubt that any transfer made by Holdings or any of its Subsidiaries to any Subsidiary as payment for goods and services in the Ordinary Course of Business shall not be an “Internal Specified Transaction”.

Internal Specified Transaction Conditions: with respect to the permissibility hereunder of any Internal Specified Transaction, the satisfaction of the following conditions: (a) no Default or Event of Default exists at the time of or would result from the making of such Internal Specified Transaction, (b) immediately after giving effect to such Internal Specified Transaction, Holdings and its Subsidiaries shall, on a consolidated basis, have a Fixed Charge Coverage Ratio of not less than 1.10:1.00 as calculated on a Pro Forma Basis for the Fixed Charge Coverage Ratio Test Period then most recently ending and (c) immediately after giving effect to such Internal Specified Transaction, Availability (on the date of such action or proposed action) and Average Period Availability (for the 30-day period ending on the date of such action or proposed action) as calculated on a Pro Forma Basis, shall not be less than the greater of (i) $25,000,000 and (ii) 20% of the Commitments at such time; provided, that such Internal Specified Transaction shall be permitted irrespective of clause (b) of this definition so long as Availability (on the date of such action or proposed action) and Average Period Availability (for the 30-day period ending on the date of such action or proposed action) as calculated on a Pro Forma Basis, shall not be less than the greater of (i) $43,750,000 and (ii) 35% of the Commitments at such time.

Inventory: as defined in the UCC and the PPSA, as applicable, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding equipment).

Inventory Reserve: reserves established by Agent in its Permitted Discretion, to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Debt or Equity Interests of a Person; any loan, advance or capital contribution to or other investment in a Person; any guarantee (or other similar arrangement having the effect of a guarantee) of any payment of amounts owing by any Person; or any purchase or ownership of a Hedging Agreement.

IRS: the United States Internal Revenue Service.

Issuing Bank Indemnitees: Issuing Banks and their officers, directors, employees, Affiliates, agents and attorneys.

Issuing Banks: U.S. Issuing Bank and Canadian Issuing Bank.

Joint Commitment Letter: the joint commitment letter agreement among the Lead Arrangers (other than Barclays Capital), Bank of America, Deutsche Bank Trust Company Americas, UBS Loan Finance LLC, Barclays Bank PLC, Holdings and the Borrowers dated as of April 21, 2010.

Joint Fee Letter: the joint fee letter agreement among the Lead Arrangers (other than Barclays Capital), Bank of America, Deutsche Bank Trust Company Americas, UBS Loan Finance LLC, Barclays Bank PLC, Holdings and the Borrowers dated as of April 21, 2010.

LC Application: an application by Loan Party Agent on behalf of a Borrower to an Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to such Issuing Bank.

LC Conditions: the following conditions necessary for the issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2 (or with respect to Letters of Credit issued on the Closing Date, in Section 6.1); (b) after giving effect to the issuance of a Letter of Credit for the account of the U.S. Borrower, total U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) do not exceed the U.S. Letter of Credit Sublimit and no U.S. Overadvance exists or would result therefrom; (c) after giving effect to the issuance of a Letter of Credit for the account of the Canadian Borrower, total Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) do not exceed the Canadian Letter of Credit Sublimit and no Canadian Overadvance exists or would result therefrom; (d) the expiration date of such Letter of Credit is (i) no more than three hundred sixty five (365) days from issuance, in the case of standby Letters of Credit; provided that such Letters of Credit may contain automatic extension provisions in accordance with Section 2.2.1(e) or Section 2.3.1(e), as applicable, (ii) no more than one hundred twenty (120) days from issuance, in the case of documentary Letters of Credit, and (iii) at least fifteen (15) Business Days prior to the Facility Termination Date; (e) with respect the issuance of Letters of Credit for the account of the U.S. Borrower, the Letter of Credit and payments thereunder are denominated in Dollars, Euros or Sterling; (f) with respect to the issuance of Letters of Credit for the account of the Canadian Borrower, the Letter of Credit and payments thereunder are denominated in Dollars or Canadian Dollars; and (g) the form of the proposed Letter of Credit is reasonably satisfactory to Agent and the applicable Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Loan Party Agent on behalf of a Borrower or by any other Person to an Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: U.S. LC Obligations and Canadian LC Obligations.

LC Request: a request for issuance of a Letter of Credit, to be provided by Loan Party Agent on behalf of a Borrower to an Issuing Bank, in form satisfactory to Agent and such Issuing Bank.

Lead Arrangers: Banc of America Securities LLC, Deutsche Bank Securities Inc., UBS Securities LLC and Barclays Capital.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the preamble to this Agreement and shall include Agent in its capacity as a provider of Swingline Loans and U.S. Lenders and Canadian Lenders and their respective permitted successors and assigns and, where applicable, Issuing Banks, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or a joinder agreement entered into pursuant to Section 2.1.4.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Loan Party Agent.

Letter of Credit: any U.S. Letters of Credit or Canadian Letters of Credit; and each Existing Letter of Credit shall be deemed to be a “Letter of Credit” for all purposes of this Agreement.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/100th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by one (1) minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR; provided, however, that a U.S. Base Rate Loan bearing interest as set forth in clause (c) of the definition of U.S. Base Rate shall not constitute a LIBOR Revolver Loan.

License: any license or agreement under which a Loan Party or Subsidiary is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom a Loan Party or Subsidiary obtains the right to use any Intellectual Property.

Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, security transfers, security assignments, hypothecations, secured claims, statutory trusts, deemed trusts, reservations of title, exceptions, encroachments, easements, servitudes, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property, but excluding for the avoidance of doubt, any licenses granted with respect to Intellectual Property.

List of Closing Documents: the List of Closing Documents attached hereto as Schedule 6.1.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.7.

Loan Documents: this Agreement, the Other Agreements and the Security Documents.

Loan Parties: the Canadian Facility Loan Parties and the U.S. Facility Loan Parties, collectively and “Loan Party” means any of the Loan Parties, individually.

Loan Party Agent: as defined in Section 4.4.

Loan Party Group: a group consisting of (i) Canadian Facility Loan Parties or (ii) U.S. Facility Loan Parties.

Loan Party Group Obligations: with respect to the Canadian Borrower and the other Canadian Facility Loan Parties, the Canadian Facility Obligations, and with respect to the U.S. Borrower and the other U.S. Facility Loan Parties, the U.S. Facility Obligations.

Loan Year: each twelve (12) month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: (A) a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole; (B) a material impairment of the rights and remedies of Agent or any Lender under any Loan Document; (C) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents, taken as a whole; or (D) a material adverse effect on the value of any substantial portion of the ABL Priority Collateral.

Material Contract: any agreement or arrangement to which a Loan Party or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract in respect of Holdings and its Subsidiaries, taken as a whole, under any securities law applicable to such Loan Party or Subsidiary, including the Securities Act of 1933; or (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

Maximum Canadian Facility Amount: on any date of determination, the lesser of (i) the Canadian Revolver Commitments on such date and (ii) $25,000,000 (or such greater or lesser amount after giving effect to any increases or reductions in the Commitments pursuant to Section 2.1.4); it being acknowledged and agreed that at no time can the sum of the Maximum Canadian Facility Amount plus the Maximum U.S. Facility Amount exceed the Maximum Facility Amount in effect at such time.

Maximum Facility Amount: $125,000,000, or such greater or lesser amount as shall then be in effect after giving effect to any increase or reduction in the Commitments pursuant to Section 2.1.4.

Maximum U.S. Facility Amount: on any date of determination, the lesser of (i) the U.S. Revolver Commitments on such date and (ii) $100,000,000 (or such greater or lesser amount after giving effect to any increases or reductions in the Commitments pursuant to Section 2.1.4; it being acknowledged and agreed that at no time can the sum of the Maximum U.S. Facility Amount plus the Maximum Canadian Facility Amount exceed the Maximum Facility Amount in effect at such time.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions, but excluding, for greater certainty, any Canadian Multi-Employer Plan.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Loan Party or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves and escrows for indemnities and any other contingent liabilities, until such reserves are no longer needed (after which, any such amounts previously held as reserves or escrows shall become Net Proceeds when received).

New Common Stock: as defined in the Recitals hereto.

New Preferred Stock: as defined in the Recitals hereto.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage of the Value of Inventory expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Loan Parties’ Inventory performed by an appraiser and on terms reasonably satisfactory to Agent; it being acknowledged that there may be different NOLV Percentages for different segments of Inventory (e.g., raw materials, intermediate goods, finished goods).

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Loan Party Agent to request a Borrowing of Loans, in the form attached hereto as Exhibit B or otherwise in form satisfactory to Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Loan Party Agent to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans, in the form attached hereto as Exhibit C or otherwise in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) U.S. LC Obligations and other obligations of the U.S. Facility Loan Parties with respect to Letters of Credit issued for the account of the U.S. Borrower, (c) Canadian LC Obligations and other obligations of the Canadian Facility Loan Parties with respect to Letters of Credit issued for the account of the Canadian Borrower, (d) interest, expenses, fees and other sums payable by the Loan Parties under the Loan Documents, (e) obligations of the Loan Parties under any indemnity for Claims, (f) Extraordinary Expenses, (g) Bank Product Debt, and (h) other Debts, obligations and liabilities of any kind owing by the Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Ordinary Course of Business: the ordinary course of business of any Person, consistent with past practices or reasonable extensions thereof, and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each: Note; LC Document; Fee Letter; Collateral Access Agreement; Permitted Senior Secured Debt Intercreditor Agreement (if any); Borrowing Base Certificate, Compliance Certificate; or other document or agreement (other than this Agreement or a Security Document) now or hereafter delivered by or on behalf of a Loan Party or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: a Canadian Overadvance or U.S. Overadvance, as the context requires.

Overadvance Loan: a Canadian Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.

Participant: as defined in Section 13.2.1.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.

PBA: the Pensions Benefits Act (Ontario) or any other Canadian federal or provincial pension benefit standards legislation pursuant to which any Canadian Pension Plan is registered.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or ERISA Affiliate or to which the Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five (5) plan years, and, for greater certainty, excludes any Canadian Pension Plan or any Canadian Multi-Employer Plan.

Perfection Certificate: a certificate in the form of Exhibit G or any other form approved by Agent.

Permitted Acquisition: any Acquisition by a Loan Party which is consented to by Agent and Required Lenders or where:

(i) the business, division or operating units or other assets or properties acquired are for use, or the Person acquired is engaged, in the same or substantially similar businesses or manufacturing processes (or reasonable extensions thereof or incidental thereto) engaged in by such Borrower or Subsidiary on such date;

(ii) the External Specified Transaction Conditions shall have been satisfied in connection therewith;

(iii) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition will violate any Applicable Law;

(iv) reasonably prior to such Acquisition, Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), including the basic terms and conditions of the proposed Acquisition;

(v) if such Acquisition is of 100% of the Equity Interests of a Person (including via merger or consolidation) organized under the laws of Canada or any province or territory thereof or the laws of the United States or any state or district hereof, the provisions of Section 10.1.9 shall have been fully satisfied with respect to such acquired Person;

(vi) if the assets acquired in such Acquisition are intended to be included in the U.S. Borrowing Base or the Canadian Borrowing Base, prior to any such inclusion, (1) Agent and the Applicable Lenders shall be provided with such information as they shall reasonably request to complete their evaluation of any such Collateral and (2) the Asset Review and Approval Conditions shall have been satisfied;

(vii) if the Acquisition is structured as a merger or amalgamation involving a Loan Party, or, to the extent permitted pursuant to Section 10.2.7(a), a Borrower, such Loan Party (unless such Loan Party is a newly formed inactive merger Subsidiary formed for purposes of effecting such Acquisition) or, if applicable, such Borrower, shall be the surviving entity and such merger or amalgamation is permitted pursuant to Section 10.2.7(a); and

(viii) no Loan Party or Affiliate thereof shall, in connection with any such Acquisition, assume or remain liable with respect to any Debt or other liability (including any material tax liability or liability with respect to any Pension Plan, a Plan providing for post-employment medical or life insurance benefits, Foreign Plan or Canadian Pension Plan) of the seller or the business, person or properties acquired, except to the extent permitted by Section 10.2.1(f).

Permitted Collateral Liens: the Liens described in Section 10.2.2(a), (c), (d), (f), (g), (i), (j), (n), (p), (q), (r), (s), (z), (aa) and (bb).

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date and set forth on Schedule 1.1(b), and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed and otherwise satisfies the Refinancing Condition; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Property permitted hereunder; (f) arising under the Loan Documents; (g) arising under the Senior Note Documents to the extent the underlying Senior Note Debt is otherwise permitted pursuant to Section 10.2.1(i); (h) arising under the Permitted Senior Secured Debt Documents to the extent the underlying Permitted Senior Secured Debt is otherwise permitted pursuant to Section 10.2.1(l); (i) consisting of guarantees (x) by the Loan Parties of each other’s Debt and lease and other contractual obligations permitted under this Agreement and (y) by External Subsidiaries of each other’s and each Loan Party’s Debt and lease and other contractual obligations permitted under this Agreement or (z) by any Loan Party of any Debt and lease and other contractual obligations permitted under this Agreement of any External Subsidiary; provided that at no time shall any Contingent Obligations under this sub-clause (z) be incurred unless the Specified Transaction Conditions applicable to the incurrence of such Contingent Obligations shall have been satisfied in connection therewith; and (j) consisting of Contingent Obligations of a type not described in clauses (a) through (i) of this definition and not otherwise prohibited by the terms of this Agreement or the other Loan Documents so long as the Specified Transaction Conditions applicable to the incurrence of such Contingent Obligations shall have been satisfied in connection therewith.

Permitted Discretion: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, following either (x) consultation with the Loan Party Agent or (y) two (2) Business Days’ advance notice to the Borrowers.

Permitted Lien: as defined in Section 10.2.2.

Permitted Holders: Barclays Bank PLC and its subsidiaries and any funds or accounts managed by Capital Research and Management Company, Lord, Abbott & Co., Oak Hill Advisors, L.P., Silver Point Capital, L.P., TCW Asset Management Company and TD Asset Management Inc.

Permitted Purchase Money Debt: Purchase Money Debt of the Loan Parties and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $50,000,000.

Permitted Securitization: means any transaction or series of transactions that may be entered into by any External Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) accounts receivable or interests therein and all collateral securing such receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such receivables, any guarantees, indemnities, warranties or other obligations in respect of such receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”) (i) to a trust, partnership, corporation or other Person (other than Holdings or any Subsidiary, other than a Subsidiary formed solely for the purpose of, and that engages only in, Permitted Securitizations, an “SPE Subsidiary”), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Debt, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such receivables and Related Assets or interests in such receivables and Related Assets, or (ii) directly to one or more investors or other purchasers (other than Holdings or any Subsidiary), it being understood that a Permitted Securitization may involve (A) one or more sequential transfers or pledges of the same receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to an SPE Subsidiary followed by a pledge of the transferred receivables and Related Assets to secure Debt incurred by the SPE Subsidiary), and all such transfers, pledges and Debt incurrences shall be part of and constitute a single Permitted Securitization, and (B) periodic transfers or pledges of receivables and/or revolving transactions in which new receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such External Subsidiary (other than any SPE Subsidiary) only in respect of the cash flows in respect of such receivables and Related Assets and to the extent of other customary securitization undertakings (as determined in good faith by the board of directors of the appropriate External Subsidiary) in the jurisdiction relevant to such transactions (such undertakings, “Standard Securitization Undertakings”); provided that, for the avoidance of doubt, (1) no portion of the Debt or any other obligations (contingent or otherwise) of any External Subsidiary or SPE Subsidiary is guaranteed by any Loan Party, is recourse to or obligates any Loan Party, or subjects any property or asset of any Loan Party, directly or indirectly (other than with respect to its equity ownership interest in any External Subsidiary), contingently or otherwise, to the satisfaction of obligations incurred in such transactions; and (2) no Loan Party has any obligation to maintain or preserve the financial condition of an SPE Subsidiary or cause such entity to achieve certain levels of operating results. The “amount” or “principal amount” of any Permitted Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Debt, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Securitization, in each case outstanding at such time, or (2) in the case of any Permitted Securitization in respect of which no such Debt, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of receivables less the amount of collections received in respect of such receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

Permitted Securitization Expenses: commissions, discounts, yield, other fees and charges, and any other amounts during any applicable period comparable to or in the nature of interest, in each case accrued during any applicable period in connection with Permitted Securitizations.

Permitted Senior Secured Debt: one or more issues of secured Debt incurred by any Loan Party or any of its Subsidiaries pursuant to Section 10.2.1(l) and designated as Permitted Senior Secured Debt by written notice to Agent so long as (i) any such Debt of a U.S. Domiciled Loan Party and/or a Canadian Domiciled Loan Party does not have a maturity prior to May 27, 2015 and (ii) in case such debt is incurred by a U.S. Domiciled Loan Party and/or a Canadian Domiciled Loan Party, such Loan Party shall have delivered such collateral documents as Agent has reasonably requested in connection with the incurrence of such Debt in order to grant to Agent a perfected second priority security interest in the Collateral other than the ABL Priority Collateral of the U.S. Domiciled Loan Parties and/or Canadian Domiciled Loan Parties, as applicable, and such documents shall be in full force and effect and (iii) in case such debt is incurred by a U.S. Domiciled Loan Party and/or a Canadian Domiciled Loan Party, the Permitted Senior Secured Debt Intercreditor Agreement is entered into and in full force and effect and, to the extent the Permitted Senior Secured Debt Collateral Agent in respect of such Debt is not a party thereto (in its capacity as Permitted Senior Secured Debt Collateral Agent in respect of such Debt), such Permitted Senior Secured Debt Collateral Agent shall become a party to the Permitted Senior Secured Debt Intercreditor Agreement on or before entering into the Permitted Senior Secured Debt Documents in respect of such Debt by executing and delivering a joinder thereto, in the form specified therein.

Permitted Senior Secured Debt Collateral Agent: each relevant Person that acts as a collateral agent, collateral trustee or in a similar capacity under the Permitted Senior Secured Debt Documents in respect of an issuance of Permitted Senior Secured Debt (and its successors and assigns in such capacity).

Permitted Senior Secured Debt Documents: all loan agreements, indentures, purchase agreements, notes, guarantees, security documents and other documents executed and delivered with respect to any Permitted Senior Secured Debt, as in effect on the date of first incurrence of such Permitted Senior Secured Debt and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and the Permitted Senior Secured Debt Intercreditor Agreement.

Permitted Senior Secured Debt Intercreditor Agreement: a lien subordination and intercreditor agreement, in form and substance acceptable to the Lead Arrangers on prevailing market terms for similar transactions (as reasonably determined by the Lead Arrangers in their discretion), among Agent, the Loan Parties party to any Permitted Senior Secured Debt Document and the Permitted Senior Secured Debt Collateral Agent, as amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.

Permitted Senior Secured Debt Priority Collateral: any and all Collateral other than the ABL Priority Collateral.

Permitted Senior Secured Debt Security Documents: the “Security Documents” (or similar term) as defined in the Permitted Senior Secured Debt Documents.

Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan Documents: the U.S. Confirmation Order, the Canadian Sanction Order and the Reorganization Plans.

Plan: any material “employee benefit plan” (as defined in Section 3(3) of ERISA), and any material payroll practice and other material employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consulting or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change of control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance, or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or Affiliate thereof or with respect to which a Loan Party or ERISA Affiliate has or could have any obligation or liability, contingent or otherwise, in any case, that is subject to U.S. law (and not other foreign jurisdictions) and excluding, for greater certainty, Canadian Employee Plans and Foreign Plans.

PPSA: the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of Agent’s security interest in and Lien on any Collateral of any Canadian Domiciled Loan Party are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

Prepetition Agreement: that certain Credit Agreement dated as of December 23, 2004 (as amended, modified or supplemented), among Holdings, the U.S. Borrower, the Canadian

Borrower and Cooper-Standard Automotive International Holdings B.V. as borrowers, the lenders party thereto, as lenders, and Deutsche Bank Trust Company Americas as administrative agent, Lehman Commercial Paper Inc., as syndication agent, Goldman Sachs Credit Partners L.P., UBS Securities LLC and The Bank of Nova Scotia, as co-documentation agents, and Deutsche Bank Securities Inc. and Lehman Brothers Inc., as joint lead arrangers and book runners.

Pro Forma Basis: in connection with any calculation of compliance with any financial covenant or financial term under this Agreement, (a) such compliance with the Fixed Charge Coverage Ratio shall be calculated giving effect to any Specified Transaction as if such Specified Transaction (and all other Specified Transactions consummated or made since the first (1st) day of the Fixed Charge Coverage Ratio Test Period most recently ended) happened on the first (1st) day of the Fixed Charge Coverage Ratio Test Period most recently ended, including (i) the incurrence of any Debt by any Loan Party or any of their Subsidiaries in connection with any such Specified Transaction, (ii) any repayment or redemption of other Debt of any Loan Party or any of their Subsidiaries in connection with any such Specified Transaction and (iii) the making of any Distribution by any Loan Party or any of their Subsidiaries in connection with any such Specified Transaction, (b) determinations of EBITDA shall be made giving pro forma effect to any Acquisition consummated since the first (1st) day of the Fixed Charge Coverage Ratio Test Period most recently ended, with such EBITDA to be determined as if such Acquisition was consummated on the first (1st) day of the Fixed Charge Coverage Ratio Test Period most recently ended, and (c) maintenance of Availability shall be calculated giving effect to such Specified Transaction, including (i) any disposition of Collateral in any such Specified Transaction and (ii) the acquisition of any additional Collateral in any such Specified Transaction which is approved by Agent for inclusion in the calculation of the Canadian Borrowing Base or the U.S. Borrowing Base, to the extent applicable. In calculating interest expense on Debt incurred under clause (a) (i) of the immediately preceding sentence, such Debt shall be deemed to have borne interest (a) in the case of fixed rate Debt, at the rate applicable thereto or (b) in the case of floating rate Debt, at the rates which were or would have been applicable thereto during the period when such Debt was or was deemed to be outstanding, in each case as reasonably calculated by Loan Party Agent.

Pro Rata: (a) when used with reference to a Lender’s (i) share on any date of (A) the total Facility Commitments to a Borrower or (B) Loans to be made to a Borrower, (ii) participating interests in LC Obligations (excluding amounts specified in clause (c) of such definition) to such Borrower, (iii) share of payments made by such Borrower with respect to such Borrower’s Obligations, (iv) increases or reductions to the Canadian Revolver Commitments or the U.S. Revolver Commitments pursuant to Section 2.1.4, and (v) obligation to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of such Borrower or to indemnify any Indemnitees for Claims relating to such Borrower, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Facility Commitment of such Lender to such Borrower on such date by the aggregate amount of the Facility Commitments of all Lenders to such Borrower on such date (or if such Facility Commitments have been terminated, by reference to the respective Facility Commitments as in effect immediately prior to the termination thereof) or (b) when used for any other reason, a percentage (expressed as a decimal, rounded to the ninth (9th) decimal place) derived by dividing the aggregate amount of Lender’s Commitments on such date by the aggregate amount of the Commitments of all Lenders on such date (or if any such Commitments have been terminated, such Commitments as in effect immediately prior to the termination thereof).

Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

Properly Contested: with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; and (d) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review or covered by insurance.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations, the Senior Note Debt and the Permitted Senior Secured Debt) for payment of any of the purchase price of fixed assets or the costs of improvement or construction thereof; (b) Debt (other than the Obligations, the Senior Note Debt and the Permitted Senior Secured Debt) incurred within one-hundred eighty (180) days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price, improvement or construction thereof; (c) any renewals, extensions or refinancings thereof; provided that the Refinancing Conditions are satisfied with respect thereto; and (d) to the extent not covered above, obligations under Capital Leases permitted hereunder.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired, constructed or improved with such Debt.

RCRA: the Resource Conservation and Recovery Act, as amended, (42 U.S.C. §§ 6991-6991i).

RDPRM: Quebec Register of Personal and Movable Real Rights or Registre des droits personnels et reels mobiliers du Quebec.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Reallocation Agreement: the reallocation agreement dated as of the date hereof among Agent, the Lenders and each Issuing Bank transferring ownership of debt among the Lenders after a Designation Date, as amended, modified or supplemented from time to time.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, refinanced or renewed, except by an amount equal to a reasonable premium or other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, refinancing or renewal, and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted hereunder; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, refinanced or renewed; (c) it is subordinated to the Obligations at least to the same extent, if any, as the Debt being extended, refinanced or renewed; (d) the representations, covenants and defaults applicable to it, taken as a whole, are no less favorable to the Loan Parties than those applicable to the Debt being extended, refinanced or renewed; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt, except with respect to any additional guarantees given by additional Loan Parties hereunder; and (g) upon giving effect to it, no Default or Event of Default exists or would result therefrom.

Refinancing Debt: Debt that is the result of an extension, renewal, or refinancing of Debt permitted under Section 10.2.1 (b), (d), (f), (h), (i) or (t).

Reorganization Plans: as defined in the Recitals hereto.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(b) or (c) of ERISA and regulations thereunder, excluding, however, such events as to which the PBGC by regulations has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

Required Facility Lenders: at any date of determination thereof, Lenders having Facility Commitments to a Borrower representing more than 50% of the aggregate Facility Commitments to such Borrower at such time; provided, however, that if and for so long as any such Lender shall be a Defaulting Lender, the term “Required Facility Lenders” shall mean Lenders (excluding each Defaulting Lender) having Facility Commitments to such Borrower representing more than 50% of the aggregate Facility Commitments to such Borrower (excluding the Facility Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Facility Commitments to such Borrower have been terminated, the term “Required Facility Lenders” shall mean Lenders to such Borrower holding Revolver Loans to, and participating interest in LC Obligations (excluding amounts specified in clause (c) of such definition) owing by, such Borrower representing more than 50% of the aggregate outstanding principal amount of Revolver Loans and LC Obligations (excluding amounts specified in clause (c) of such definition) owing by such Borrower at such time.

Required Lenders: at any date of determination thereof, Lenders having Facility Commitments representing more than 50% of the aggregate Facility Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Required Lenders” shall mean Lenders (excluding such Defaulting Lender) having Commitments representing more than 50% of the aggregate Commitments (excluding the Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Facility Commitments have been terminated, the term “Required Lenders” shall be calculated using (x) in lieu of such Lender’s terminated Facility Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and participation interests in LC Obligations (excluding amounts specified in clause (c) of such definition) owing by, such Borrower and (y) in lieu of the aggregate Commitments under such terminated Facility Commitment, the aggregate outstanding Revolver Loans to, and LC Obligations (excluding amounts specified in clause (c) of such definition) owing by such Borrower.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/100th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

Restricted Investment: any Investment by a Loan Party or Subsidiary, other than: (a) Investments existing on the Closing Date, and other Investments, in each case set forth on Schedule 1.1(d); (b) cash and Cash Equivalents; (c) loans and advances permitted under Section 10.2.5; (d) Investments by the U.S. Borrower or any of its Subsidiaries in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business; (e) Investments constituting (i) Acquisitions by External Subsidiaries (so long as, with respect to any Designated External Acquisition, the External Specified Transaction Conditions applicable to such Acquisition shall have been satisfied in connection therewith) and (ii) Permitted Acquisitions; (f) Hedging Agreements entered into in the Ordinary Course of Business of such Loan Party or Subsidiary and for nonspeculative purposes (determined as of the date such Hedging Agreement was entered into by such Loan Party or Subsidiary) to the extent that entry into such Hedging Agreement is permitted by Sections 10.2.1(e) and 10.2.13 hereof; (g) Permitted Contingent Obligations; (h) Intercompany Equity Investments; (i) Investments arising or made under Permitted Securitizations; (j) Investments of any Person existing at the time such Person is merged into, amalgamated or consolidated with a Loan Party or any of its Subsidiaries, or becomes a Subsidiary, in each case as permitted under Section 10.2.1(f); provided that any such Investments were not made in contemplation of such merger, amalgamation, consolidation or acquisition; (k) other Investments of a type not described in clauses (a) through (j) or (l) of this definition and not otherwise prohibited by the terms of this Agreement or the other Loan Documents so long as the Specified Transaction Conditions applicable to such Investments shall have been satisfied in connection therewith and the Loan Parties shall have complied with the collateral requirements (if any) of this Agreement (including, without limitation, those contained in Section 7 and Section 10.1.9) in connection with such Investment; and (l) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of delinquent accounts of and disputes with customers and suppliers in the Ordinary Course of Business and owing to the U.S. Borrower or any of its Subsidiaries or in satisfaction of judgments.

Restrictive Agreement: an agreement that conditions or restricts the right of any Loan Party or Subsidiary to grant Liens on any assets securing the Obligations or to declare or make Distributions.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Notes: collectively, the U.S. Revolver Notes and the Canadian Revolver Notes.

Rights Offering: as defined in the Recitals hereto.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Loan Party or a Subsidiary under a License.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Secured Parties: Canadian Facility Secured Parties and/or U.S. Facility Secured Parties, as the context requires.

Security Documents: this Agreement, the Guarantees, Insurance Assignments, Canadian Security Agreements, Deposit Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer or treasurer (or, in each case, with respect to any External Subsidiary, any similarly designated officer or director under local practice).

Senior Note Debt: the Debt of the U.S. Domiciled Loan Parties outstanding under and pursuant to the Senior Note Documents, to the extent permitted hereunder.

Senior Note Documents: the Senior Notes, the Senior Note Indenture and all other documents executed and delivered with respect to the Senior Notes, in each case as in effect on the Closing Date and as the same may be modified or amended from time to time in accordance with the terms hereof.

Senior Note Indenture: the Indenture dated as of May 11, 2010 among CSA Escrow Corporation, the U.S. Borrower and the other parties thereto, as in effect on the Closing Date and as the same may be modified or amended from time to time in accordance with the terms hereof.

Senior Noteholders: the “Holders” as defined in the Senior Note Indenture.

Senior Notes: the U.S. Borrower’s 8-1/2% Senior Notes due 2018, issued pursuant to the Senior Note Indenture, as in effect on the Closing Date and as the same may be modified or amended from time to time in accordance with the terms hereof.

Settlement Report: a report delivered by Agent to the Applicable Lenders summarizing the Loans and, if applicable, participations in U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) of the U.S. Borrower and Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) of the Canadian Borrower outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for the business in which it is engaged or about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates; and (g) as to any Person incorporated or organized under the laws of Canada or any province or territory of Canada, is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada). “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Transaction Conditions: the External Specified Transaction Conditions or the Internal Specified Transaction Conditions, as applicable.

Specified Transactions: an External Specified Transaction and/or an Internal Specified Transaction, as applicable.

Sterling or £: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

Subordinated Debt: Debt incurred by a Loan Party or Subsidiary that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on subordination terms reasonably satisfactory to Agent.

Subsidiary: any entity more than 50% of whose voting securities or Equity Interests is owned by any Loan Party or any combination of the Loan Parties (including indirect ownership by any Loan Party through other entities in which any Loan Party directly or indirectly owns 50% of the voting securities or Equity Interests). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Holdings.

Supermajority Required Facility Lenders: at any date of determination thereof, Lenders having Facility Commitments to a Borrower representing more than 66 2/3% of the aggregate Facility Commitments to such Borrower at such time; provided, however, that if and for so long as any such Lender shall be a Defaulting Lender, the term “Supermajority Required Facility Lenders” shall mean Lenders (excluding each Defaulting Lender) having Facility Commitments to such Borrower representing more than 66 2/3% of the aggregate Facility Commitments to such Borrower (excluding the Facility Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Facility Commitments to such Borrower have been terminated, the term “Supermajority Required Facility Lenders” shall mean Lenders to such Borrower holding Revolver Loans to, and participating interest in LC Obligations (excluding amounts specified in clause (c) of such definition) owing by, such Borrower representing at least 66 2/3% of the aggregate outstanding principal amount of Revolver Loans and LC Obligations (excluding amounts specified in clause (c) of such definition) owing by such Borrower at such time.

Swingline Loan: a U.S. Swingline Loan or a Canadian Swingline Loan, as applicable.

TARGET Day: any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euros.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Event: (a) the voluntary full or partial wind up of a Canadian Pension Plan by a Canadian Facility Loan Party; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

Total Revolver Exposure: as of any date of determination the sum of the Canadian Revolver Exposure and the U.S. Revolver Exposure on such date of determination.

Transactions: collectively, (a) the consummation of the Reorganization Plans and the other transactions contemplated by the Plan Documents to be consummated on the Closing Date, (b) the entering into by the Loan Parties of the Loan Documents and the Senior Note Documents to which they are or are intended to be a party, and the borrowings hereunder and thereunder on the Closing Date and application of the proceeds as contemplated hereby and thereby, (c) the issuance of the New Common Stock and New Preferred Stock, (d) the Full Payment and termination of all Debt to be Repaid and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing that are required to be paid on the Closing Date.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Type: any type of a Loan (i.e., U.S. Base Rate Loan, LIBOR Loan, Canadian BA Rate Loan, Canadian Base Rate Loan, or Canadian Prime Rate Loan).

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the creation, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unfunded Pension Liability: as of any date, the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, over the current value of that Pension Plan’s assets, and includes any unfunded going-concern deficit or solvency deficiency as identified in an actuarial valuation report prepared for the purposes of the PBA and filed with any applicable Governmental Authority in respect of any Canadian Pension Plan.

Upstream Payment: any of the following Distributions by a Person to any holder of its Equity Interests:

(i) a Distribution by a Subsidiary of a Loan Party (other than Holdings) to such Loan Party;

(ii) a Distribution by Holdings to its then existing shareholders paid solely in Equity Interests (other than Disqualified Equity Interests);

(iii) a Distribution by a Loan Party (other than Holdings) or a Subsidiary ratably to such Person’s then existing shareholders paid solely in Equity Interests (other than Disqualified Equity Interests); and

(iv) a Distribution by a Borrower to Holdings or a Subsidiary of a Borrower to its Loan Party parent and, ultimately, to Holdings to the extent promptly used by Holdings for any purpose not otherwise prohibited by the terms of this Agreement or the other Loan Documents, including to pay cash dividends to its shareholders, so long as the External Specified Transaction Conditions applicable to such Upstream Payment shall have been satisfied in connection therewith.

U.S. Auto-Extension Letter of Credit: as defined in Section 2.2.1(e).

U.S. Availability: as of any date of determination, the U.S. Borrowing Base as of such date of determination plus solely for purposes of calculating “Availability” in connection with the satisfaction of any Internal Specified Transaction Conditions, the U.S. Suppressed Amount on such date of determination plus the U.S. Designated Cash Amount on such date of determination minus the U.S. Revolver Exposure (calculated without duplication of any amounts reserved under the U.S. LC Reserve) on such date of determination.

U.S. Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the U.S. Borrower’s Inventory; (b) the U.S. Rent and Charges Reserve; (c) the U.S. LC Reserve; (d) the U.S. Bank Product Reserve; (e) the aggregate amount of liabilities secured by Liens upon the U.S. Facility Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (f) the Canadian Overadvance Loan Balance, if any, outstanding on such date; and (g) such additional reserves (including, without limitation, dilution reserves), in such amounts and with respect to such matters, as Agent in its Permitted Discretion may establish.

U.S. Bank Product Reserve: the aggregate amount of reserves, as established by Agent from time to time in its Permitted Discretion to reflect the reasonably anticipated liabilities in respect of the then outstanding Bank Product Debt of the U.S. Facility Loan Parties and their Subsidiaries.

U.S. Bankruptcy Cases: as defined in the Recitals hereto.

U.S. Bankruptcy Code: as defined in the Recitals hereto.

U.S. Bankruptcy Court: as defined in the Recitals hereto.

U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a thirty (30) day interest period as determined on such day, plus 1.0%.

U.S. Base Rate Loan: any Loan that bears interest based on the U.S. Base Rate.

U.S. Borrower: as defined in the preamble to this Agreement.

U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum U.S. Facility Amount minus (x) the Canadian Overadvance Loan Balance, if any, outstanding on such date minus (y) the U.S. LC Reserve; and (b) (1) the sum of (x) 85% of the Value of Eligible Accounts of the U.S. Borrower; plus (y) the lesser of (i) 70% of the Value of Eligible Inventory of the U.S. Borrower; and (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory of the U.S. Borrower, minus (2) the U.S. Availability Reserve.

U.S. Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the Secured Parties and shall be subject to Agent’s Liens securing the Obligations.

U.S. Confirmation Order: as defined in the Recitals hereto.

U.S. Designated Cash Amount: the aggregate amount of cash of the U.S. Domiciled Loan Parties deposited in segregated DACA Deposit Accounts with Agent (excluding any portion thereof which is subject to a Lien in favor of a Person other than Agent or is otherwise restricted).

U.S. Domiciled Loan Party: Holdings and each U.S. Subsidiary of Holdings (other than CS Automotive LLC), in each case, now or hereafter party hereto as a Loan Party; and “U.S. Domiciled Loan Parties” means all such Persons, collectively.

U.S. Dominion Account: a special account established by the U.S. Facility Loan Parties at Bank of America or another bank reasonably acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

U.S. Effective Date: as defined in the Recitals hereto.

U.S. Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations.

U.S. Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a U.S. Facility Guarantor in favor of Agent guaranteeing all or any portion of the U.S. Facility Obligations.

U.S. Facility Guarantor: each U.S. Domiciled Loan Party (excluding CS Automotive LLC) and each other Person (if any) who guarantees payment and performance of any U.S. Facility Obligations.

U.S. Facility Loan Party: the U.S. Borrower and each U.S. Facility Guarantor.

U.S. Facility Obligations: all applicable Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Loan Parties as guarantors of the Canadian Facility Obligations).

U.S. Facility Secured Parties: Agent, U.S. Issuing Bank, U.S. Lenders, providers of Bank Products to U.S. Facility Loan Parties and the Lead Arrangers.

U.S. Issuing Bank: (a) Bank of America or an Affiliate of Bank of America, as an issuer of Letters of Credit under this Agreement, (b) Deutsche Bank AG, New York Branch or an Affiliate of Deutsche Bank AG, New York Branch, as an issuer of Letters of Credit under this Agreement, and (c) Deutsche Bank Trust Company Americas, in its capacity as the issuer of the Existing Letters of Credit. With respect to any Letter of Credit, “U.S. Issuing Bank” shall mean the issuer thereof.

U.S. LC Obligations: the sum (without duplication) of (a) all amounts owing by the U.S. Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the U.S. Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the U.S. Borrower.

U.S. LC Reserve: the aggregate of all U.S. LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Default or Event of Default exists, amounts specified in clause (c) of the definition of U.S. LC Obligations.

U.S. Lenders: Bank of America and each other Lender (other than Canadian Lenders) party hereto, including Agent in its capacity as a provider of U.S. Swingline Loans.

U.S. Letter of Credit Sublimit: $44,500,000; provided, however, that the aggregate amount of U.S. LC Obligations that may be denominated in Euros and Sterling shall not exceed the Dollar Equivalent of $10,000,000 less the Dollar Equivalent of the outstanding U.S. Revolver Loans denominated in Euros.

U.S. Letters of Credit: as defined in Section 2.2.1 hereof.

U.S. Non-Extension Notice Date: as defined in Section 2.2.1(e).

U.S. Overadvance: as defined in Section 2.1.5 hereof.

U.S. Overadvance Loan: a U.S. Base Rate Loan made to the U.S. Borrower when a U.S. Overadvance exists or is caused by the funding thereof.

U.S. Plan: as defined in the Recitals hereto.

U.S. Prime Rate: the rate of interest announced by Bank of America from time to time as its U.S. prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

U.S. Reimbursement Date: as defined in Section 2.2.2(a).

U.S. Rent and Charges Reserve: the aggregate of (a) all past due rent and other past due amounts owing by any U.S. Facility Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any U.S. Facility Collateral or could assert a Lien on any such U.S. Facility Collateral; plus (b) a reserve at least equal to three (3) months (or such shorter period as Agent determines in its Permitted Discretion as it will take to liquidate the ABL Priority Collateral at such location) rent and other charges that could reasonably be expected to be payable to any such Person who possesses any U.S. Facility Collateral or could reasonably be expected to assert a Lien thereon under Applicable Law, unless, in any such case, such Person has executed a Collateral Access Agreement.

U.S. Revolver Commitment: for any U.S. Lender, its obligation to make U.S. Revolver Loans and to issue U.S. Letters of Credit, in the case of U.S. Issuing Bank, or participate in U.S.

LC Obligations (excluding amounts specified in clause (c) of such definition), in the case of the other U.S. Lenders, to the U.S. Borrower up to the maximum principal amount, in each case, shown on Schedule 1.1(a), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Section 2.1.4 or 11.2. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

U.S. Revolver Commitment Termination Date: the earliest of (a) the Facility Termination Date, (b) the date on which Loan Party Agent terminates or reduces to zero (0) the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

U.S. Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) on such date.

U.S. Revolver Loan: a Revolver Loan made by a U.S. Lender to the U.S. Borrower pursuant to Section 2.1.1(a), and any U.S. Swingline Loan, which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by Agent or Loan Party Agent.

U.S. Revolver Notes: collectively, each promissory note, if any, executed by the U.S. Borrower in favor of a U.S. Lender to evidence the U.S. Revolver Loans funded from time to time by such U.S. Lender, which shall be in the form of Exhibit A-2 to this Agreement, together with any replacement or successor notes therefor.

U.S. Subsidiary: a Subsidiary of Holdings that is organized under the laws of a state of the United States or the District of Columbia and is not a Foreign Subsidiary.

U.S. Suppressed Amount: to the extent that the amount calculated pursuant to clause (b) of the U.S. Borrowing Base definition exceeds the then-current U.S. Revolver Commitment as of any date of determination, the amount of any such excess designated in writing by Loan Party Agent to Agent as “U.S. Suppressed Amount” under this Agreement; provided, that in no event shall the U.S. Suppressed Amount exceed $5,000,000 less the Canadian Suppressed Amount as of such date of determination.

U.S. Swingline Loan: any Borrowing of Base Rate U.S. Revolver Loans made pursuant to Section 4.1.3(a).

U.S. Unused Line Fee Rate: a rate per annum equal to (a) .50% when the U.S. Revolver Exposure is greater than 50% of the U.S. Revolver Commitments and (b) .75% at all other times.

Value: without duplication of any item enumerated in the definition of Eligible Inventory or Eligible Account: (a) for Inventory, its Dollar Equivalent value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among the Borrowers, the other Loan Parties and their Affiliates; and (b) for an Account, its Dollar Equivalent face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Wage Earner Protection Act Reserve: on any date of determination, a reserve established from time to time by Agent in its Permitted Discretion in such amount as Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under Applicable Law over the Lien of Agent.

Wholly-Owned Subsidiary: with respect to any Person at any time, any Subsidiary, 100% of whose Equity Interests (other than, in the case of any Foreign Subsidiary, nominal directors’ qualifying shares) are at such time owned, directly or indirectly, by such Person.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Loan Parties delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if the Loan Parties’ certified public accountants concur in such change and the change is disclosed to Agent. The Loan Party Agent, Lenders and Agent shall negotiate in good faith to amend Section 10.3 to preserve the original intent in light of such change in GAAP; provided, that until so amended Section 10.3 shall continue to be computed in accordance with GAAP prior to such change therein.

1.3 Uniform Commercial Code/PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Equipment,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation” and, as such terms relate to any such Property of any Canadian Domiciled Loan Party, such terms shall refer to such Property as defined in the PPSA. In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC and/or the PPSA shall have the meanings set forth in the UCC and/or the PPSA, as applicable

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals (to the extent not prohibited by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes its successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) except as expressly provided, discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars (except as otherwise expressly provided herein) and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). The Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of a Loan Parties’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer of a Loan Party. Whenever any payment, certificate, notice or other delivery shall be stated to be due on a day other than a Business Day, the due date for such payment or delivery shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any LIBOR Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.

1.5 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatory”.

SECTION 2. CREDIT FACILITIES

2.1 Commitment.

2.1.1 Revolver Loans.

(a) U.S. Revolver Loans to the U.S. Borrower. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to the U.S. Borrower on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to the U.S. Borrower whatsoever to honor any request for a U.S.

Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan. Each Borrowing of U.S. Revolver Loans shall be funded by U.S. Lenders on a Pro Rata basis. The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of the U.S. Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. Each U.S. Revolver Loan shall be funded in Dollars or, at the option of the U.S Borrower, Euros and repaid in the same currency as the underlying U.S. Revolver Loan was made; provided, however, that the aggregate amount of U.S. Revolver Loans that may be denominated in Euros shall not exceed the Dollar Equivalent of $10,000,000 less the Dollar Equivalent of the outstanding U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) denominated in Euros and Sterling; provided, further, however, U.S. Revolver Loans denominated in Euros shall consist entirely of LIBOR Loans.

(b) Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to the Canadian Borrower on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time, such Canadian Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Canadian Lenders shall have no obligation to the Canadian Borrower whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the amount of the proposed Canadian Revolver Loan exceeds Canadian Availability on the proposed funding date for such Canadian Revolver Loan. Each Borrowing of Canadian Revolver Loans shall be funded by Canadian Lenders on a Pro Rata basis. The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. Each Canadian Revolver Loan shall, at the option of the Canadian Borrower, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral. Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Canadian Borrower, Dollars and repaid in the same currency as the underlying Canadian Revolver Loan was made.

(c) Cap on Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Loan (and after giving effect thereto and the application of the proceeds thereof and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of the Maximum Facility Amount and the Commitments.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, the Borrower to which such Lender has extended Commitments shall deliver a Revolver Note to such Lender in the amount of such Lender’s aggregate U.S. or Canadian Revolver Commitment, as applicable.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by the Borrowers solely (a) to repay, in combination with other cash of the Borrowers, the Borrowers’ and the other Bankruptcy Debtors’ existing indebtedness outstanding on the Closing Date, including the outstanding obligations under the Prepetition Agreement and the DIP Agreement (in each case, to the extent required under the Reorganization Plans), (b) to otherwise enable the Borrowers to consummate the U.S. Plan on the U.S. Effective Date, and the Canadian Borrower to consummate the Canadian Plan on the Canadian Effective Date, (c) to pay certain unsecured claims, administrative expenses and administrative claims as contemplated by the Reorganization Plans, (d) to fund certain fees and expenses associated with the consummation of the U.S. Plan and the Canadian Plan, including those relating to the credit facilities provided by the Lenders pursuant to this Agreement and the other Loan Documents, (e) to issue standby or commercial letters of credit, and (f) to finance ongoing working capital needs and other lawful general corporate purposes of the Borrowers and their Subsidiaries.

2.1.4 Reduction or Termination of Commitments; Increase of Commitments.

(a) The Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date and the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date, in each case, unless sooner terminated in accordance with this Agreement. Upon at least three (3) Business Days’ prior written notice to Agent from Loan Party Agent, (i) the U.S. Borrower may, at its option, terminate the U.S. Revolver Commitments and this credit facility and/or (ii) the Canadian Borrower may, at its option, terminate the Canadian Revolver Commitment, in each case, without premium or penalty (other than funding losses payable pursuant to Section 3.9). If the U.S. Borrower elects to reduce to zero (0) or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by the Borrowers pursuant to this Section 2.1.4 shall be irrevocable; provided, however, that notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur. On the Canadian Revolver Commitment Termination Date, the Canadian Borrower (and other Canadian Facility Loan Parties, if applicable) shall make Full Payment of all Canadian Facility Obligations. On the U.S. Revolver Commitment Termination Date, the U.S. Borrower (and other U.S. Facility Loan Parties, if applicable) shall make Full Payment of all U.S. Facility Obligations.

(b) So long as (i) no Default or Event of Default then exists or would result therefrom, (ii) no U.S. Overadvance or Canadian Overadvance then exists or would result therefrom, and (iii) after giving effect thereto, U.S. Availability would exceed $10,000,000, Loan Party Agent may permanently and irrevocably reduce the Maximum Facility Amount by giving Agent at least three (3) Business Days’ prior irrevocable written notice thereof from a Senior Officer of Loan Party Agent, which notice shall (1) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof), (2) specify the allocation of such reduction to, and the corresponding reductions of, each of the Maximum Canadian Facility Amount and/or the

Maximum U.S. Facility Amount (and the respective Canadian Revolver Commitments and the U.S. Revolver Commitments in respect thereof, each of which shall be allocated to Lenders among the Borrowers on a Pro Rata basis at the time of such reduction) and (3) certify the satisfaction of the conditions specified in the foregoing clauses (i) and (ii) and this clause (iii) (including calculations thereof in reasonable detail) as of the effective date of any such proposed reduction; provided, however, that such notice may be contingent on the occurrence of a refinancing or incurrence of Debt permitted under Section 10.2.1 or consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the reduction date deferred if the refinancing, incurrence or sale, transfer, lease or other disposition of assets does not occur. Without limiting the foregoing, (A) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability and be in a minimum amount of $5,000,000, and (B) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability and be in a minimum amount of $5,000,000.

(c) Provided no Default or Event of Default then exists or would result therefrom, upon notice to Agent (which shall promptly notify all Applicable Lenders), the Loan Party Agent may from time to time, request an increase in the U.S. Revolver Commitments or the Canadian Revolver Commitments, as applicable, by an amount not exceeding $25,000,000 in the aggregate (resulting in maximum total Facility Commitments of $150,000,000) during the term of this Agreement; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and (ii) the Loan Party Agent may make a maximum of two (2) such requests in the aggregate (resulting in a maximum of two (2) total increases) during the term of this Agreement. At the time of sending such notice, a requesting Borrower (in consultation with Agent) shall specify the time period within which the Applicable Lenders are requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to such Lenders).

(d) Each Applicable Lender shall notify Agent within such time period whether or not it agrees to increase its Facility Commitment to the Loan Party Agent and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Applicable Lender not responding within such time period shall be deemed to have declined to increase its Facility Commitment.

(e) Agent shall notify the Loan Party Agent and each Applicable Lender of such Applicable Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of Agent and the applicable Issuing Bank (which approvals, so long as no Event of Default shall have occurred and be continuing, shall not be unreasonably withheld), the Loan Party Agent may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and its counsel.

(f) If the U.S. Revolver Commitments or the Canadian Revolver Commitments are increased in accordance with this Section, Agent and the Loan Party Agent shall determine the effective date (the “Facility Commitment Increase Effective Date”) and the final allocation of such increase. Agent shall promptly notify the Loan Party Agent and the Applicable Lenders (and any additional Lender added pursuant to Section 2.1.4(e)) of the final allocation of such increase and the Facility Commitment Increase Effective Date.

(g) As a condition precedent to such increase, the Loan Party Agent shall deliver to Agent a certificate of each Loan Party dated as of the Facility Commitment Increase Effective Date (in sufficient copies for each Lender) signed by a Senior Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on and as of the Facility Commitment Increase Effective Date (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of such earlier date), and except that for purposes of this Section 2.1.4, the representations and warranties contained in Section 9.1.8(a) shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 10.1.2, and (B) no Default exists. The requesting Borrower shall prepay any Revolving Loans of such Borrower outstanding on the Facility Commitment Increase Effective Date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep the outstanding Revolving Loans of such Borrower ratable with any revised Pro Rata Share arising from any nonratable increase in the Facility Commitments under this Section.

(h) No consent shall be required of any Lender not increasing its Facility Commitments in connection with an increase of the Facility Commitments in accordance with this Section 2.1.4, and the Borrowers, Agent and each Lender shall enter into such amendments to the Loan Documents as may be reasonably requested by the Loan Party Agent and Agent to make conforming changes consistent with this Section 2.1.4.

(g) This Section shall supersede any provisions in Section 14.1 to the contrary.

2.1.5 Overadvances.

(a) If at any time (a) the Canadian Revolver Exposure exceeds the Canadian Borrowing Base (a “Canadian Overadvance”) or (b) the U.S. Revolver Exposure exceeds the U.S. Borrowing Base (a “U.S. Overadvance”), the excess amount shall, subject to Section 5.2 and this Section 2.1.5, be immediately due and payable by the Canadian Borrower or the U.S. Borrower, as applicable on demand by Agent. Unless its authority has been revoked in writing by Required Lenders, Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower to cure an Overadvance, (a) when no Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five (5) consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $2,500,000, with respect to the Canadian Borrower, or $5,000,000, with respect to the U.S. Borrower; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $2,500,000, with respect to the Canadian Borrower, or $5,000,000, with respect to the U.S. Borrower, and (ii) does not continue for more than thirty (30) consecutive days. In no event shall Overadvance Loans be required that would cause (i) the Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments or (ii) the U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments. All Canadian Overadvance Loans shall constitute Canadian Facility Obligations secured by the Canadian Facility Collateral and shall be entitled to all benefits of the Loan Documents. All U.S. Overadvance Loans shall constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and shall be entitled to all benefits of the Loan Documents. No Overadvance shall result in an Event of Default due to a Borrower’s failure to comply with Section 2.1.1 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Agent agrees to use its commercially reasonable best efforts to promptly notify the Lenders of the issuance of an Overadvance Loan; provided, that Agent shall have no liability for any failure to provide any such notice.

2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make U.S. Base Rate Revolver Loans and Canadian Prime Rate Loans, as applicable (each a “Protective Advance”) (a) up to an aggregate amount of $2,500,000, with respect to the Canadian Borrower, or $5,000,000, with respect to the U.S. Borrower, outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including costs, fees and expenses. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. In no event shall Protective Advances be required that would cause (x) the outstanding U.S. Revolver Loans and U.S. LC Obligations to exceed the aggregate U.S. Commitments or (y) the outstanding Canadian Revolver Loans and Canadian LC Obligations to exceed the aggregate Canadian Commitments. Required Facility Lenders may at any time revoke Agent’s authority to make further Protective Advances to the applicable Borrower by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. All Protective Advances made by Agent with respect to U.S. Facility Loan Parties shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as Extraordinary Expenses and all Protective Advances made by Agent with respect to Canadian Facility Loan Parties shall be Canadian Facility Obligations, secured by the Canadian Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. Agent agrees to use its commercially reasonable best efforts to promptly notify the Lenders of the extension of a Protective Advance; provided, that Agent shall have no liability for any failure to provide any such notice.

2.2 U.S. Letter of Credit Facility.

2.2.1 Issuance of Letters of Credit. U.S. Issuing Bank agrees to issue Letters of Credit for the account of the U.S. Borrower (“U.S. Letters of Credit”) from time to time until fifteen (15) days prior to the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) U.S. Borrower acknowledges that U.S. Issuing Bank’s willingness to issue any U.S. Letter of Credit is conditioned upon U.S. Issuing Bank’s receipt of an LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.S. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) U.S. Issuing Bank receives an LC Request and LC Application at least three (3)

Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Defaulting Lender or the U.S. Borrower have entered into arrangements satisfactory to Agent and U.S. Issuing Bank to eliminate any funding risk associated with such Defaulting Lender (it being understood that Cash Collateralization of a Defaulting Lender’s Pro Rata share of the requested U.S. Letter of Credit is satisfactory to Agent and U.S. Issuing Bank). If U.S. Issuing Bank receives written notice from a U.S. Lender at least five (5) Business Days before issuance of a U.S. Letter of Credit that any LC Condition has not been satisfied, U.S. Issuing Bank shall have no obligation to issue the requested U.S. Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until the Required Facility Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, U.S. Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by the U.S. Borrower only (i) to support obligations of a Loan Party or Subsidiary incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent may approve from time to time in writing. The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new LC Application may be required at the discretion of U.S. Issuing Bank.

(c) The U.S. Borrower assumes all risks of the acts, omissions or misuses by the beneficiary of any U.S. Letter of Credit. In connection with issuance of any U.S. Letter of Credit, none of Agent, U.S. Issuing Bank or any U.S. Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of U.S. Issuing Bank, Agent or any U.S. Lender, including any act or omission of a Governmental Authority. The rights and remedies of U.S. Issuing Bank under the Loan Documents shall be cumulative. U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the U.S. Borrower are discharged with proceeds of any U.S. Letter of Credit issued for the account of the U.S. Borrower.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) If the U.S. Borrower so requests in any applicable Letter of Credit application, U.S. Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, a “U.S. Auto-Extension Letter of Credit”); provided that any such U.S. Auto-Extension Letter of Credit must permit U.S. Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “U.S. Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by U.S. Issuing Bank, the U.S. Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once a U.S. Auto-Extension Letter of Credit has been issued, the U.S. Lenders shall be deemed to have authorized (but may not require) U.S. Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date at least 15 Business Days prior to the Facility Termination Date; provided, however, that U.S. Issuing Bank shall not permit any such extension if (A) U.S. Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the U.S. Non-Extension Notice Date (1) from Agent that the Required Lenders have elected not to permit such extension or (2) from Agent, any Lender or the U.S. Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing U.S. Issuing Bank not to permit such extension.

(f) By their execution of this Agreement, the parties hereto agree that on the Closing Date (without any further action by any Person), the Existing Letters of Credit as listed on Schedule 1(c) shall be deemed to have been issued by U.S. Issuing Bank under this Agreement and the rights and obligations of U.S. Issuing Bank and the account party thereunder shall be subject to the terms hereof.

2.2.2 U.S. Letters of Credit: Reimbursement and Participations.

(a) If U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, the U.S. Borrower shall pay to U.S. Issuing Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by U.S. Issuing Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until payment by the U.S. Borrower. The obligation of the U.S. Borrower to reimburse U.S. Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any such U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that the U.S. Borrower or any other U.S. Domiciled Loan Parties may have at any time against the beneficiary. Whether or not Loan Party Agent submits a Notice of Borrowing, the U.S. Borrower shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary to pay all amounts due U.S. Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.S. Revolver Commitments have terminated, any U.S. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a U.S. Letter of Credit, or in the case of the Existing Letters of Credit, on the Closing Date, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) relating to such U.S. Letter of Credit. If U.S. Issuing Bank makes any payment under a U.S. Letter of Credit for the account of the U.S. Borrower and the U.S. Borrower does not reimburse such payment on the U.S. Reimbursement Date, Agent shall promptly notify U.S. Lenders and each U.S. Lender shall promptly (within one (1) Business Day) and unconditionally pay to Agent, for the benefit of U.S. Issuing Bank, such U.S. Lender’s Pro Rata share of such payment. Upon request by a U.S. Lender, U.S. Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each U.S. Lender to make payments to Agent for the account of U.S. Issuing Bank in connection with U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. U.S. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the U.S. Borrower or any other Person of any obligations under any LC Documents. U.S. Issuing Bank does not make to U.S. Lenders any express or implied warranty, representation or guarantee with respect to the U.S. Facility Collateral, LC Documents or any U.S. Facility Loan Party. U.S. Issuing Bank shall not be responsible to any U.S. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any U.S. Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any U.S. Facility Loan Party.

(d) No Issuing Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of U.S. Issuing Bank’s actual gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. U.S. Issuing Bank shall not have any liability to any U.S. Lender if U.S. Issuing Bank refrains from any action under any U.S. Letter of Credit or LC Documents until it receives written instructions from Required Facility Lenders of the U.S. Borrower.

2.2.3 Cash Collateral. If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a U.S. Overadvance exists, (c) after the U.S. Revolver Commitment Termination Date, or (d) within twenty (20) Business Days prior to the Facility Termination Date, then the U.S. Borrower shall, at U.S. Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit issued for the account of the U.S. Borrower and pay to U.S. Issuing

Bank the amount of all other U.S. LC Obligations. The U.S. Borrower shall, on demand by U.S. Issuing Bank or Agent from time to time, Cash Collateralize the U.S. LC Obligations of any Defaulting Lender that is a U.S. Lender. If the U.S. Borrower fails to provide any Cash Collateral as required hereunder, U.S. Lenders may (and shall upon direction of Agent) advance, as U.S. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, any U.S. Overadvance exists or is created thereby or the conditions in Section 6 are satisfied).

2.3 Canadian Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Canadian Issuing Bank agrees to issue Letters of Credit for the account of the Canadian Borrower (“Canadian Letters of Credit”) from time to time until fifteen (15) days prior to the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) The Canadian Borrower acknowledges that Canadian Issuing Bank’s willingness to issue any Canadian Letter of Credit is conditioned upon Canadian Issuing Bank’s receipt of an LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as Canadian Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Canadian Issuing Bank shall have no obligation to issue any Canadian Letter of Credit unless (i) Canadian Issuing Bank receives an LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Defaulting Lender or the Canadian Borrower have entered into arrangements satisfactory to Agent and Canadian Issuing Bank to eliminate any funding risk associated with such Defaulting Lender (it being understood that Cash Collateralization of a Defaulting Lender’s Pro Rata share of the requested Canadian Letter of Credit is satisfactory to Agent and Canadian Issuing Bank). If Canadian Issuing Bank receives written notice from a Canadian Lender at least five (5) Business Days before issuance of a Canadian Letter of Credit that any LC Condition has not been satisfied, Canadian Issuing Bank shall have no obligation to issue the requested Canadian Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until the Required Facility Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Canadian Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by Loan Party Agent for the account of Canadian Borrower only (i) to support obligations of a Loan Party or Subsidiary incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent may approve from time to time in writing. The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new LC Application may be required at the discretion of Canadian Issuing Bank.

(c) The Canadian Borrower assumes all risks of the acts, omissions or misuses by the beneficiary of any Canadian Letter of Credit. In connection with issuance of any Canadian Letter of Credit, none of Agent, Canadian Issuing Bank or any Canadian Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Canadian Issuing Bank, Agent or any Canadian Lender, including any act or omission of a Governmental Authority. The rights and remedies of Canadian Issuing Bank under the Loan Documents shall be cumulative. Canadian Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Canadian Borrower are discharged with proceeds of any Canadian Letter of Credit issued for the account of the Canadian Borrower.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Canadian Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Canadian Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Canadian Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Canadian Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) If the Canadian Borrower so requests in any applicable Letter of Credit application, Canadian Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, a “Canadian Auto-Extension Letter of Credit”); provided that any such Canadian Auto-Extension Letter of Credit must permit Canadian Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Canadian Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Canadian Issuing Bank, the Canadian Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once a Canadian Auto-Extension Letter of Credit has been issued, the Canadian Lenders shall be deemed to have authorized (but may not require) Canadian Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date at least 15 Business Days prior to the Facility Termination Date; provided, however, that Canadian Issuing Bank shall not permit any such extension if (A) Canadian Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Canadian Non-Extension Notice Date (1) from Agent that the Required Lenders have elected not to permit such extension or (2) from Agent, any Lender or the Canadian Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing Canadian Issuing Bank not to permit such extension.

2.3.2 Canadian Letters of Credit: Reimbursement and Participations.

(a) If Canadian Issuing Bank honors any request for payment under a Canadian Letter of Credit, the Canadian Borrower shall pay to Canadian Issuing Bank, on the same day (“Canadian Reimbursement Date”), the amount paid by Canadian Issuing Bank under such Canadian Letter of Credit, together with interest at the interest rate for Canadian Base Rate Loans from the Canadian Reimbursement Date until payment by the Canadian Borrower. The obligation of the Canadian Borrower to reimburse Canadian Issuing Bank for any payment made under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that the Canadian Borrower or the Canadian Domiciled Loan Parties may have at any time against the beneficiary. Whether or not Loan Party Agent submits a Notice of Borrowing, the Canadian Borrower shall be deemed to have requested a Borrowing of Canadian Base Rate Loans in an amount necessary to pay all amounts due Canadian Issuing Bank on any Canadian Reimbursement Date and each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Canadian Revolver Commitments have terminated, any Canadian Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Canadian Letter of Credit, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased from Canadian Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) relating to such Canadian Letter of Credit. If Canadian Issuing Bank makes any payment under a Canadian Letter of Credit for the account of the Canadian Borrower and the Canadian Borrower does not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Canadian Lenders and each Canadian Lender shall promptly (within one (1) Business Day) and unconditionally pay to Agent, for the benefit of Canadian Issuing Bank, such Canadian Lender’s Pro Rata share of such payment. Upon request by a Canadian Lender, Canadian Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Canadian Lender to make payments to Agent for the account of Canadian Issuing Bank in connection with Canadian Issuing Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. Canadian Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the Canadian Borrower or any other Person of any obligations under any LC Documents. Canadian Issuing Bank does not make to Canadian Lenders any express or implied warranty, representation or guarantee with respect to the Canadian Facility Collateral, LC Documents or any Canadian Facility Loan Party. Canadian Issuing Bank shall not be responsible to any Canadian Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Canadian Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Canadian Facility Loan Party.

(d) No Issuing Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of Canadian Issuing Bank’s actual gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Canadian Issuing Bank shall not have any liability to any Canadian Lender if Canadian Issuing Bank refrains from any action under any Canadian Letter of Credit or LC Documents until it receives written instructions from Required Facility Lenders of the Canadian Borrower.

2.3.3 Cash Collateral. If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Canadian Overadvance exists, (c) after the Canadian Revolver Commitment Termination Date, or (d) within 20 Business Days prior to the Facility Termination Date, then the Canadian Borrower shall, at Canadian Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit issued for the account of Canadian Borrower and pay to Canadian Issuing Bank the amount of all other Canadian LC Obligations. The Canadian Borrower shall, on demand by Canadian Issuing Bank or Agent from time to time, Cash Collateralize the Canadian LC Obligations of any Defaulting Lender that is a Canadian Lender. If the Canadian Borrower fails to provide any Cash Collateral as required hereunder, Canadian Lenders may (and shall upon direction of Agent) advance, as Canadian Revolver Loans, the amount of the Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, any Canadian Overadvance exists or is created thereby or the conditions in Section 6 are satisfied).

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations (excluding Obligations of the type specified in clause (g) of such definition) shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, (iv) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, (v) if a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin, (vi) if any other U.S. Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans; and (vii) if any other Canadian Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans.

Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the applicable Borrower. If a Loan is repaid on the same day made, one (1) day’s interest shall accrue.

(b) Interest on the Revolver Loans shall be payable in the currency (i.e., Dollars, Canadian Dollars or Euros, as the case may be) of the underlying Revolver Loan.

(c) Overdue principal, interest and other amounts not paid when due shall bear interest at the Default Rate; provided, however, that during the continuation of any Event of Default, if Required Lenders in their discretion so elect, all Obligations shall bear interest at the Default Rate (whether before or after any judgment); provided further, however, that upon the occurrence and during the continuance of an Event of Default under Section 11.1(a) or 11.1(i), the Default Rate shall become immediately applicable to all Obligations without any election of the Required Lenders. Each Loan Party acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders therefor.

(d) Interest accrued on the Loans shall be due and payable in arrears, (i) for any U.S. Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, on the first (1st) day of each month; (ii) for any LIBOR Loan or Canadian BA Rate Loan, on the last day of its Interest Period and (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date and interest accrued on the U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Each Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the U.S. Base Rate Loans or the Canadian Base Rate Loans, as applicable to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During the continuance of any Event of Default, Agent may (and shall at the direction of Required Facility Lenders of the applicable Borrower) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever a Borrower shall desire to convert or continue Loans as LIBOR Loans, Loan Party Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three (3) Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one (1) month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the applicable Borrower shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by the U.S. Borrower) or Canadian Base Rate Loans (if owing by the Canadian Borrower).

3.1.3 Application of Canadian BA Rate to Outstanding Loans.

(a) The Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Canadian BA Rate Loan at the end of its Interest Period as a Canadian BA Rate Loan; provided, however that such Canadian BA Rate Loans may only be so converted at the end of the Interest Period applicable thereto. During the continuance of any Default or Event of Default, Agent may (and shall at the direction of Required Facility Lenders of the Canadian Borrower) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b) Whenever the Canadian Borrower desires to convert or continue Loans as Canadian BA Rate Loans, Loan Party Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three (3) Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one (1) month if not specified). If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Canadian Borrower shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.4 In connection with the making, conversion or continuation of any LIBOR Loans or Canadian BA Rate Loans, Loan Party Agent, on behalf of the applicable Borrower, shall select an interest period to apply (the “Interest Period”), which interest period shall be thirty (30), sixty (60) or ninety (90) days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan or Canadian BA Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month;

(c) if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(d) no Interest Period shall extend beyond the Facility Termination Date (or, in the case of any Loan owing by the Canadian Borrower, the Canadian Revolver Commitment Termination Date, if earlier).

3.1.5 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market,

adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrower of such determination. Until Agent notifies Borrower that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.2 Fees.

3.2.1 Unused Line Fee.

(a) The Canadian Borrower shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Canadian Unused Line Fee Rate times the average daily amount by which the Canadian Revolver Commitments exceed the Canadian Revolver Exposure during any month. Such fee shall be payable in arrears, on the first (1st) day of each month and on the Canadian Revolver Commitment Termination Date.

(b) The U.S. Borrower shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the U.S. Unused Line Fee Rate times the average daily amount by which the U.S. Revolver Commitments exceed the U.S. Revolver Exposure during any month. Such fee shall be payable in arrears, on the first (1st) day of each month and on the U.S. Revolver Commitment Termination Date.

3.2.2 U.S. LC Facility Fees. The U.S. Borrower shall pay (a) to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first (1st) day of each month; (b) to the applicable U.S. Issuing Bank, for its own account, a fronting fee equal to .125% per annum on the stated amount of each U.S. Letter of Credit issued by such U.S. Issuing Bank, which fee shall be payable monthly in arrears, on the first (1st) day of each month; and (c) to the applicable U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred; provided that, for the avoidance of doubt, all amounts payable pursuant to this clause (c) with respect to the Existing Letters of Credit shall be determined in accordance with the applicable documentation thereto. During an Event of Default, if the Required Lenders so elect (pursuant to Section 3.1.1(c)) the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Canadian LC Facility Fees. The Canadian Borrower shall pay (a) to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first (1st) day of each month; (b) to the applicable Canadian Issuing Bank, for its own account, a fronting fee equal to .125% per annum on the stated amount of each Canadian Letter of Credit issued by such Canadian Issuing Bank, which fee shall be payable monthly in arrears, on the first (1st) day of each month; and (c) to the applicable Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default if the Required Lenders so elect (pursuant to Section 3.1.1(c)), the fee payable under clause (a) shall be increased by 2% per annum.

3.2.4 Other Fees. The Borrowers shall pay such other fees as described in the Agent Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days, or, in the case of interest based on the Canadian Prime Rate or Canadian BA Rate, on the basis of a three hundred sixty five (365) day year. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate setting forth in reasonable detail amounts payable by any Borrower under Section 3.4, 3.7, 3.9, 5.8.2 or 10.1.1(b), submitted to Loan Party Agent by Agent or the affected Lender or affected Issuing Bank, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and the applicable Borrower shall pay such amounts to the appropriate party within ten (10) days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (three hundred sixty (360) days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (three hundred sixty five (365) or three hundred sixty six (366), as applicable) and divided by the number of days in the shorter period (three hundred sixty (360) days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4 Reimbursement Obligations. Each Borrower shall reimburse Agent for all Extraordinary Expenses incurred by Agent in reference to such Borrower or its related Loan Party Group Obligations or Collateral of its related Loan Party Group. In addition to such Extraordinary Expenses, each Borrower shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral for its Obligations, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (c) each inspection, audit or appraisal with respect to any Loan Party within such Borrower’s related Loan Party Group or Collateral securing such Loan Party Group’s Obligations, whether prepared by Agent’s personnel or a third party (subject to Section 10.1.1(b)). If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by the Borrowers under this Section 3.4 shall be due and payable in accordance with Section 3.3.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Interest Period Loans, or to determine or charge interest rates based upon LIBOR or the Canadian BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, or Canadian Dollars through bankers’ acceptances then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue Interest Period Loans or to convert Floating Rate Loans to Interest Period Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, the affected Borrower shall prepay or, if applicable, convert all Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans. Upon any such prepayment or conversion, the affected Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, an Interest Period Loan that (a) Dollar deposits or bankers’ acceptances are not being offered to, as regards LIBOR, banks in the London interbank Eurodollar market or, as regards Canadian BA Rate, Persons in Canada, for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the requested Interest Period, or (c) LIBOR or the Canadian BA Rate for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Loan Party Agent and each Applicable Lender. Thereafter, the obligation of the Applicable Lenders to make or maintain affected Interest Period Loans, shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Loan Party Agent may revoke any pending request for a Borrowing of, conversion to or continuation of an Interest Period Loan or, failing that, will be deemed to have submitted a request for a Floating Rate Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Change in Law. If any Change in Law shall:

(a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate) or any Issuing Bank;

(b) subject any Lender or any Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.8 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(c) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower to which such Lenders or such Issuing Bank has a Commitment shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered, in each case, in accordance with Section 3.3.

3.7.2 Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrower to which such Lenders or such Issuing Bank has a Commitment will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 3.3.

3.7.3 Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but a Borrower shall not be required to compensate a Lender to such Borrower or Issuing Bank to such Borrower for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or Issuing Bank notifies Loan Party Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if a Borrower is required to pay additional amounts or make indemnity payments with respect to a Lender under Section 5.8, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The affected Borrower shall pay all reasonable costs and expenses (including all Indemnified Taxes and Other Taxes) incurred by any Lender that has issued a Commitment to such Borrower in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, or (c) any Borrower fails to repay an Interest Period Loan when required hereunder, then such Borrower shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. All amounts payable by the Borrowers under this Section 3.9 shall be due and payable in accordance with Section 3.3. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Loan Party to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Facility Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Facility Loan Parties to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then Canadian Facility Loan Parties shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Facility Loan Party. Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to the Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Loans.

4.1.1 Notice of Borrowing.

(a) Whenever a Borrower desires funding of a Borrowing of Revolver Loans, Loan Party Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent (i) on the Business Day of the requested funding date, in the case of Floating Rate Loans to the U.S. Borrower, (ii) at least one (1) Business Day prior to the requested funding date, in the case of Floating Rate Loans to the Canadian Borrower, (iii) at least three (3) Business Days prior to the requested funding date, in the case of LIBOR Loans, and (iv) at least three (3) Business Days prior to the requested funding date, in the case of Canadian BA Rate Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrower, and the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Revolver Loan, in the case of the U.S. Borrower, or a Canadian Base Rate Loan, LIBOR Revolver Loan, Canadian Prime Rate Loan or Canadian BA Rate Loan, in the case of the Canadian Borrower, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be one month if not specified), (E) if such Borrowing is requested for the U.S. Borrower, whether such Loan is to be denominated in Dollars or Euros and (F) if such Borrowing is requested for the Canadian Borrower, whether such Loan is to be denominated in Dollars or Canadian Dollars.

(b) Unless payment is otherwise timely made by a Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations of the Loan Party Group to which such Borrower belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Revolver Loans by such Borrower on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of such Obligations owing by any U.S. Facility Loan Party, or to Canadian Prime Rate Loans, in the case of such Obligations owing by a Canadian Domiciled Loan Party. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations of a Loan Party Group against any operating, investment or other account of a Loan Party within such Loan Party Group maintained with Agent or any of its Affiliates.

(c) If a Borrower establishes a controlled disbursement account with Bank of America or any branch or Affiliate of Bank of America, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower on the date of such presentation, in the amount of the check and items presented for payment, and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of insufficient funds owing by any U.S. Facility Loan Party, or to Canadian Prime Rate Loans, in the case of insufficient funds owing by a Canadian Facility Loan Party. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2 Fundings by Lenders. Each Applicable Lender shall timely honor its Facility Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under such Facility Commitment that is properly requested hereunder; provided, however that, except as set forth in Section 2.1.5, no Lender shall be required to honor its Facility Commitment by funding its Pro Rata share of any Borrowing that would cause the U.S. Revolver Exposure to exceed the U.S. Borrowing Base or the Canadian Revolver Exposure to exceed the Canadian Borrowing Base, as applicable. Except for Borrowings to be made as Swingline Loans, Agent shall use its commercially reasonable best efforts to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Floating Rate Loans or by 11:00 a.m. at least two (2) Business Days before any proposed funding of Interest Period Loans. Each Applicable Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which event each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Loan Party Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing or of any settlement pursuant to Section 4.1.3(b), Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to such Borrower. If an Applicable Lender’s share of any Borrowing is not received by Agent, then such Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance U.S. Swingline Loans to the U.S. Borrower, up to an aggregate outstanding amount of $17,500,000, unless the funding is specifically required to be made by all U.S. Lenders hereunder. Each U.S. Swingline Loan shall constitute a U.S. Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of the U.S. Borrower to repay U.S. Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note. All U.S. Swingline Loans shall be denominated in Dollars and shall be U.S. Base Rate Loans.

(b) To facilitate administration of the U.S. Revolver Loans, U.S. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to U.S. Swingline Loans and other U.S.

Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each U.S. Lender in accordance with the Settlement Report delivered by Agent to U.S. Lenders. Between settlement dates, Agent may in its discretion apply payments on U.S. Revolver Loans to U.S. Swingline Loans, regardless of any designation by the U.S. Borrower or any provision herein to the contrary. Each U.S. Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to the U.S. Borrower or otherwise, any U.S. Swingline Loan may not be settled among U.S. Lenders hereunder, then each U.S. Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid U.S. Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one (1) Business Day after Agent’s request therefor.

(c) Agent may, but shall not be obligated to, request that Bank of America (Canada) advance Canadian Swingline Loans to the Canadian Borrower, up to an aggregate outstanding amount of the Dollar Equivalent of $2,500,000, unless the funding is specifically required to be made by all Canadian Lenders hereunder. Each Canadian Swingline Loan shall constitute a Canadian Revolver Loan for all purposes, except that payments thereon shall be made to Agent for Bank of America (Canada)’s account. The obligation of the Canadian Borrower to repay Canadian Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note. All Canadian Swingline Loans shall be denominated in Canadian Dollars and shall be a Canadian Prime Rate Loan.

(d) To facilitate administration of the Canadian Revolver Loans, Canadian Lenders and Agent, on behalf of Bank of America (Canada), agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Canadian Swingline Loans and other Canadian Revolver Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Canadian Lender in accordance with the Settlement Report delivered by Agent to Canadian Lenders. Between settlement dates, Agent may in its discretion apply payments on Canadian Revolver Loans to Canadian Swingline Loans, regardless of any designation by the Canadian Borrower or any provision herein to the contrary. Each Canadian Lender’s obligation to make settlements with Agent, on behalf of Bank of America (Canada), is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to the Canadian Borrower or otherwise, any Canadian Swingline Loan may not be settled among Canadian Lenders hereunder, then each Canadian Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Canadian Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one (1) Business Day after Agent’s request therefor.

4.1.4 Notices. Each Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of applicable Borrowers based on telephonic or e-mailed instructions by Loan Party Agent to Agent. Loan Party Agent shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Loan Party Agent’s behalf.

4.2 Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations, or readvance the funds to a Borrower to which such Lender has issued a Facility Commitment in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” and shall not cease to be a “Defaulting Lender” until all its defaulted obligations have been cured; provided that (i) such Defaulting Lender’s Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Obligations, subject to the first sentence of this Section 4.2, may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

4.3 Number and Amount of Interest Period Loans; Determination of Rate. For ease of administration, all Interest Period Loans of the same Type to a Borrower having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis. With respect to the U.S. Borrower, no more than six (6) Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of the Dollar Equivalent of $1,000,000 or an increment of the Dollar Equivalent of $500,000, in excess thereof. With respect to the Canadian Borrower, no more than four (4) Borrowings of Interest Period Loans may be outstanding at any time, and each Borrowing of Interest Period Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of Canadian BA Rate Loans, Cdn$1,000,000) or an increment of $500,000 (or, in the case of Canadian BA Rate Loans, Cdn$500,000), in excess thereof. Upon determining LIBOR or the Canadian BA Rate for any Interest Period requested by a Borrower, Agent shall promptly notify Loan Party Agent thereof by telephone or electronically and, if requested by Loan Party Agent, shall confirm any telephonic notice in writing.

4.4 Loan Party Agent. Each Loan Party hereby designates Cooper-Standard Automotive Inc. (“Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Loan Party Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Loan Party Agent on behalf of any Loan Party. Agent and Lenders may give any notice or communication with a Loan Party hereunder to Loan Party Agent on behalf of such Loan Party. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Loan Party Agent for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Loan Party Agent shall be binding upon and enforceable against it.

4.5 One Obligation. Without in any way limiting the Obligations of any U.S. Facility Loan Party with respect to its Guarantee of the Obligations of the Canadian Facility Loan Parties, the Loan Party Group Obligations owing by each Loan Party Group shall constitute one (1) general obligation of the Loan Parties within such Loan Party Group and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of each member of such Loan Party Group; provided, however, that each Secured Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Loan Party to the extent of any Obligations owed by such Loan Party to such Secured Party.

4.6 Effect of Termination. On the effective date of any termination of any of the Commitments, all undertakings of the Loan Parties contained in the Loan Documents shall survive, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Sections 2.2, 2.3, 3.4, 3.6, 3.7, 3.9, 5.4, 5.8, 5.9, 12, 14.2 and this Section 4.6, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans by a Borrower shall be applied first to Floating Rate Loans of such Borrower and then to Interest Period Loans of such Borrower. All payments with respect to any U.S. Facility Obligations shall be made in Dollars or, if any portion of such U.S. Facility Obligations is denominated in Euros, then in Euros or, if any portion of such U.S. Facility Obligations is denominated in Sterling, then in Sterling. All payments with respect to any Canadian Facility Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Facility Obligations is denominated in Dollars, then in Dollars.

5.2 Repayment of Obligations. All Canadian Facility Obligations shall be immediately due and payable in full on the Canadian Revolver Commitment Termination Date and all U.S. Facility Obligations shall be immediately due and payable in full on the U.S. Revolver Commitment Termination Date, in each case, unless payment of such Obligations is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Interest Period Loans, the payment of costs set forth in Section 3.9. If any Asset Disposition (other than sales of Inventory in the Ordinary Course of Business) by any Loan Party constitutes the disposition of ABL Priority Collateral resulting in

Net Proceeds received in any single transaction of greater than $10,000,000, then Net Proceeds equal to the greater of (a) the net book value of the applicable Accounts and Inventory, or (b) the reduction in the Borrowing Base of the applicable Borrower upon giving effect to such Asset Disposition, shall be applied to the Revolver Loans of such Borrower; provided, that, at the election of the applicable Loan Party (as notified by the Loan Party Agent to Agent on or prior to the date of the receipt of such Net Proceeds), and so long as no Default shall have occurred and be continuing, the applicable Loan Party may reinvest all or any portion of such Net Proceeds in operating assets so long as within 360 days after the receipt of such Net Proceeds, such purchase shall have been consummated (as certified by the Loan Party Agent in writing to Agent); and provided further, however, that any Net Proceeds not so reinvested shall be immediately applied as otherwise set forth in this Section 5.2. Notwithstanding anything herein to the contrary, if an Overadvance exists (including as the result of any Asset Disposition as specified in the preceding sentence), the Borrower owing such Overadvance shall, on the sooner of Agent’s demand or the first (1st) Business Day after such Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero.

5.3 Payment of Other Obligations. Obligations shall be paid by the Borrowers as provided in the Loan Documents or, if no payment date or time for payment is specified, on demand.

5.4 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any payment by or on behalf of the Borrowers is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.5 Post-Default Allocation of Payments.

5.5.1 Allocation. Notwithstanding anything herein to the contrary, during the continuance of an Event of Default, Agent shall apply and allocate monies to the Obligations, whether arising from payments by or on behalf of any Loan Party, realization on Collateral, setoff or otherwise, as follows:

(a) with respect to monies, payments, Property or Collateral of or from any U.S. Facility Loan Parties:

(i) first, to all U.S. Facility Obligations consisting of costs and expenses, including Extraordinary Expenses, owing to Agent;

(ii) second, to all amounts owing to Agent on U.S. Swingline Loans;

(iii) third, to all amounts owing to U.S. Issuing Bank on U.S. LC Obligations;

(iv) fourth, to all U.S. Facility Obligations constituting fees (excluding amounts relating to Bank Products) owing by the U.S. Facility Loan Parties (exclusive of any amounts guaranteed by the U.S. Domiciled Loan Parties in respect of Canadian Facility Obligations);

(v) fifth, to all U.S. Facility Obligations constituting interest (excluding amounts relating to Bank Products) owing by the U.S. Facility Loan Parties (exclusive of any amounts guaranteed by the U.S. Domiciled Loan Parties in respect of Canadian Facility Obligations);

(vi) sixth, to provide Cash Collateral for outstanding U.S. Letters of Credit;

(vii) seventh, to all other U.S. Facility Obligations (exclusive of any amounts guaranteed by the U.S. Domiciled Loan Parties in respect of Canadian Facility Obligations), including Bank Product Debt; provided, that amounts constituting Bank Product Debt shall only be repayed to the extent (x) proper notice of such amounts has been provided pursuant to clause (d) of the definition of Bank Product Debt and (y) an appropriate Reserve shall have been established with respect thereto;

(viii) eighth, to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by the Canadian Domiciled Loan Parties; and

(ix) ninth, after Full Payment of all Obligations, the remainder to Loan Party Agent for the benefit of the U.S. Domiciled Loan Parties or such other Person(s) as shall be legally entitled thereto.

(b) with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Loan Parties, together with any allocations pursuant to subclause (viii) of clause (a) above:

(i) first, to all Canadian Facility Obligations consisting of costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Canadian Domiciled Loan Party;

(ii) second, to all amounts owing to Agent on Canadian Swingline Loans;

(iii) third, to all amounts owing to Canadian Issuing Bank on Canadian LC Obligations;

(iv) fourth, to all Canadian Facility Obligations constituting fees (excluding amounts relating to Bank Products);

(v) fifth, to all Canadian Facility Obligations constituting interest (excluding amounts relating to Bank Products);

(vi) sixth, to provide Cash Collateral for outstanding Canadian Letters of Credit;

(vii) seventh, to all other Canadian Facility Obligations, including Bank Product Debt; provided, that amounts constituting Bank Product Debt shall only be repayed to the extent (x) proper notice of such amounts has been provided pursuant to clause (d) of the definition of Bank Product Debt and (y) an appropriate Reserve shall have been established with respect thereto;

(viii) eighth, after Full Payment of all Canadian Facility Obligations, the remainder to Loan Party Agent for the benefit of the Canadian Domiciled Loan Parties or such other Person(s) as shall be legally entitled thereto.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from Lender or Affiliate thereof providing the related Bank Product. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section 5.5.1 are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Borrower.

5.5.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.6 Application of Payments. The ledger balance in the main Dominion Account of each Borrower as of the end of a Business Day shall be applied to the Loan Party Group Obligations of such Borrower at the beginning of the next Business Day during any Cash Dominion Trigger Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of the applicable Borrower and shall be made available to such Borrower as long as no Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds made pursuant to Section 5.5, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.7 Loan Account; Account Stated.

5.7.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the obligations of each Borrower resulting from each Loan made to such Borrower or issuance of a Letter of Credit for the account of such Borrower from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of Loan Party Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations of its Loan Party Group or, in the case of the U.S. Borrower, its guarantee of the Obligations of the Canadian Borrower.

5.7.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.8 Taxes.

5.8.1 Payments Free of Taxes. All payments by or on behalf of any Loan Party to Agent, Issuing Bank or any Lender (each a “Tax Indemnitee”) with respect to any Obligation shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Loan Party or Agent to withhold or deduct any Taxes, the withholding or deduction shall be based on information provided pursuant to Section 5.9 and the applicable Loan Party or Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased so that the relevant Tax Indemnitee, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section 5.8.1) had been made. Without limiting the foregoing, the Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.8.2 Payment. The Borrowers shall indemnify, hold harmless and reimburse the applicable Tax Indemnitee within thirty (30) days after written demand therefor (which written demand shall be made within sixty (60) days of the date the applicable Tax Indemnitee receives written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority, provided, however, that a failure to provide such written demand shall not relieve the Borrowers of their obligation to indemnify, hold harmless and reimburse the applicable Tax Indemnitee, and shall not constitute a waiver of, a Tax Indemnitee’s right to be indemnified, held harmless or reimbursed hereunder), for the full amount of any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section 5.8) withheld or deducted by any Borrower or Agent, or paid by the applicable Tax Indemnitee, with respect to any Obligations of such Borrower, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable out-of-pocket expenses relating thereto. A certificate setting forth in reasonable detail the amount and basis for calculation of any such payment or liability delivered to Loan Party Agent by the applicable Tax Indemnitee (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Loan Party Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment reasonably satisfactory to Agent.

5.8.3 Tax Refunds. If a Loan Party makes a payment of Indemnified Taxes or Other Taxes to a Tax Indemnitee under Section 5.8.2 of this Agreement and either (i) the applicable Loan Party determines that there is a reasonable basis for asserting that such Indemnified Taxes or Other Taxes were not correctly or legally imposed or asserted by the relevant Governmental Authority, unless the relevant Tax Indemnitee reasonably disagrees with such determination or (ii) the applicable Tax Indemnitee has actual knowledge that such Indemnified Taxes or Other Taxes are refundable to such Tax Indemnitee by the relevant Governmental Authority (in which case such Tax Indemnitee shall within a reasonable period of time provide written notice to the applicable Loan Party of such refundable Indemnified Taxes or Other Taxes) then, in each case, at the applicable Loan Party’s written request and at the applicable Loan Party’s cost and expense, such Tax Indemnitee shall make a claim for refund of such Indemnified Taxes or Other Taxes (and any interest and penalties arising therefrom or with respect thereto) to such Governmental Authority in the manner prescribed by Applicable Law and shall take such other reasonable necessary actions as required by the applicable Loan Party in pursuit of such refund claim. To the extent a Tax Indemnitee actually realizes a refund for an Indemnified Tax or Other Tax, the Tax Indemnitee shall pay such refund (net of out of pocket expenses incurred to obtain such refund) to the relevant Loan Party, provided (i) no Tax Indeminitee shall be obligated to make a payment to the extent it would result in the Tax Indemnitee and its Affiliates being in a worse after Tax position than the Tax Indemnitee would have been had no Indeminified Tax or Other Tax been incurred and (ii) each Loan Party agrees to repay to the Tax Indemnitee the amount of the refund paid over (plus any penalties, interest, or other charges imposed by a Governmental Authority) in the event the Tax Indemnitee is required to repay the refund to the Governmental Authority. Nothing contained in this Section 5.8.3 shall interfere with the right of a Tax Indemnitee to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent or other Tax Indemnitee to claim any Tax refund that would cause a detriment to such Tax Indemnitee or to make available its tax returns or disclose any information relating to its Tax affairs or any computations in respect thereof or require any Tax Indemnitee to take any other action that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

5.9 Lender Tax Information.

5.9.1 Generally. Any Lender that is entitled to an exemption from or reduction in the rate of the imposition, deduction or withholding of any Indemnified Tax or Other Tax under the law of the jurisdiction in which a Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Agent and Loan Party Agent, in the manner and at the time or times prescribed by Applicable Law or reasonably requested by Agent or Loan Party Agent (other than if such Lender is not entitled under Applicable Law to do so), such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without the imposition, deduction or withholding of such Indemnified Tax or Other Tax or at a reduced rate. In addition, any Lender, if requested by Agent or Loan Party Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Agent or Loan Party Agent as will enable Agent and Loan Party Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.9.3 U.S. Borrower. Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States (i), any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Loan Party Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Loan Party Agent certifying that such Lender is exempt from United States backup withholding and information reporting requirements, (ii) any Lender that is not a “United States person” within the meaning of section 7701(a)(30) of the Code, shall deliver to Agent and Loan Party Agent, on or prior to the date on which it becomes a party hereunder (and from time to time thereafter upon request by Agent or Loan Party Agent or upon expiration or invalidity of such Form, but only if such Lender is entitled to do so under Applicable Law), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; and/or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation as may be necessary to allow Agent and the U.S. Borrower to determine the withholding or deduction required to be made, or (iii) if a payment made to a Tax Indemnitee under any Loan Document would be subject to U.S. withholding Tax imposed by FATCA if such Tax Indemnittee fails to comply with the applicable reporting requirements of FATCA, such Tax Indemnitee shall deliver to Agent and Loan Party Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by Agent or Loan Party Agent sufficient for Agent or Loan Party Agent to comply with its obligations under FATCA and to determine that such Tax Indemnitee has complied with such applicable reporting requirements.

5.9.4 Lender Obligations. Each Applicable Lender and each applicable Issuing Bank shall promptly notify Loan Party Agent and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Applicable Lender and each applicable Issuing Bank, in each case, severally and not jointly with any other Applicable Lender and/or applicable Issuing Bank, shall indemnify, hold harmless and reimburse (within ten (10) days after demand therefor) Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against Agent by any Governmental Authority due to such Applicable Lender’s or such applicable Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Applicable Lender and each applicable Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Applicable Lender or such applicable Issuing Bank under any Loan Document.

5.10 Guarantee by U.S. Facility Loan Parties.

5.10.1 Joint and Several Liability. Each U.S. Domiciled Loan Party agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations and all agreements of each other Loan Party under the Loan Documents. Each U.S. Domiciled Loan Party which is a U.S. Facility Guarantor agrees that its guarantee obligations as a U.S. Facility Guarantor and as a Canadian Facility Guarantor hereunder constitute a continuing guarantee of payment and not of collection, that such guarantee obligations shall not be discharged until Full Payment of the Obligations, and that such guarantee obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Loan Party is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section 5.10) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guarantee for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guarantee); (d) the insolvency of any Loan Party; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Loan Party, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Loan Party for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.10.2 Waivers.

(a) Each U.S. Domiciled Loan Party hereby expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Loan Party. Each U.S. Domiciled Loan Party waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each U.S. Domiciled Loan Party, Agent and Lenders that the provisions of this Section 5.10 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Loan Party acknowledges that its guarantee pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon the Collateral by judicial foreclosure or non-judicial sale or enforcement without affecting any rights and remedies under this Section 5.10. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Party or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Loan Party consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Loan Party might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any U.S. Domiciled Loan Party shall not impair any other U.S. Domiciled Loan Party’s obligation to pay the full amount of the Obligations. Each U.S. Domiciled Loan Party waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such U.S. Domiciled Loan Party’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.10, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.10.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary (other than as specified in Section 5.10.6), each U.S. Domiciled Loan Party’s liability under this Section 5.10 shall be limited to the greater of (i) all amounts for which such U.S. Domiciled Loan Party is primarily liable, as described below, and (ii) such U.S. Domiciled Loan Party’s Allocable Amount.

(b) If any U.S. Domiciled Loan Party makes a payment under this Section 5.10 of any Obligations (other than amounts for which such U.S. Domiciled Loan Party is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Loan Party, exceeds the amount that such U.S. Domiciled Loan Party would otherwise have paid if each U.S. Domiciled Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Loan Party’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Loan Parties, then such U.S. Domiciled Loan Party shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any U.S. Domiciled Loan Party shall be the maximum amount that could then be recovered from such U.S. Domiciled Loan Party under this Section 5.10 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.10 (other than as specified in Section 5.10.6) shall limit the liability of any Loan Party to pay Loans made directly or indirectly to that Loan Party (including Loans advanced to any other Loan Party and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party), LC Obligations relating to Letters of Credit issued to support such Loan Party’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Loan Party shall be primarily liable for all purposes hereunder.

5.10.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to the Borrowers in order to finance the Borrowers’ business most efficiently and economically. The Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that the Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. The Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including inter alia, the payment by the Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by the Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors). The Borrowers and Guarantors have centralized accounting and legal services and certain common officers and directors. The Borrowers acknowledge and agree that Agent’s and Lenders’ willingness to extend credit to the Borrowers and to administer the Collateral, as set forth herein, is done solely as an accommodation to the Borrowers and at the Borrowers’ request.

5.10.5 Subordination. Each Loan Party hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Loan Party, howsoever arising, to the Full Payment of all Obligations.

5.10.6 Exclusion. Notwithstanding anything to the contrary herein or in any other Loan Document, CS Automotive LLC shall not be liable for, and does not and shall not in any manner guarantee in any respect, any Obligations of the U.S. Borrower or any other U.S. Domiciled Loan Party arising hereunder or under any of the other Loan Documents.

5.11 Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent.

5.11.1 Each repayment of a Revolver Loan or LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;

5.11.2 Each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

5.11.3 Each payment of fees by the U.S. Borrower pursuant to Section 3.2 shall be in Dollars;

5.11.4 Each payment of fees by the Canadian Borrower pursuant to Section 3.2 shall be in Dollars;

5.11.5 Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made;

5.11.6 Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars; and

5.11.7 Any amount expressed to be payable in Euros shall be paid in Euros.

5.11.8 Any amount expressed to be payable in Sterling shall be paid in Sterling.

No payment to any Secured Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Secured Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.11. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Loan Party (together with the other Loan Parties within its Loan Party Group or other obligors pursuant to any Guarantee of the Obligations of such Loan Party Group) agrees to indemnify and hold harmless such Secured Party, with respect to the amount of the shortfall with respect to amounts payable by such Loan Party hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Secured Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Secured Party shall return such excess to the affected Loan Party.

5.12 Currency Fluctuations. On each Business Day or such other date determined by Agent, which date with respect to Letters of Credit issued by Deutsche Bank Trust Company Americas in currencies other than Dollars shall be the first Business Day of each calendar month (the “Calculation Date”), Agent shall determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first (1st) Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. On each Reset Date, Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure and the U.S. Revolver Exposure. If, on any Reset Date, (x) the Total Revolver Exposure exceeds the total amount of the Commitments on such date or (y) the Canadian Revolver Exposure on such date exceeds the Canadian Borrowing Base on such date or (z) the U.S. Revolver Exposure on such date exceeds the U.S. Borrowing Base on such date (the amount of any such excess referred to herein as the “Excess Amount”) then (i) Agent shall give notice thereof to the applicable Borrower and Applicable Lenders and (ii) within two (2) Business Days thereafter, the applicable Borrower shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Agent with respect to LC Obligations and until such Excess Amount is repaid, the Applicable Lenders shall not have any obligation to make any Loans.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to the Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (and with respect to deliveries of Loan Documents, each such delivery shall be fully-executed (where applicable) and in form and substance satisfactory to Agent and its counsel) (subject to Section 10.1.10):

(a) Notes shall have been executed by each Borrower and delivered to each Applicable Lender that requests issuance of a Note. Each other Loan Document set forth on the List of Closing Documents shall have been duly executed (where applicable) by each of the signatories thereto and delivered to Agent, and each Loan Party shall be in compliance with all terms thereof. Each other instrument, document or agreement set forth on the List of Closing Documents shall have been executed (where applicable) and delivered to Agent.

(b) Agent shall have received (i) satisfactory evidence that Agent shall have a valid and perfected first priority Lien, security interest in the ABL Priority Collateral (including delivery to Agent of all instruments needed for filings or recordations necessary to perfect its Liens in the Collateral) and (ii) releases, satisfactions and payoff letters terminating all other Liens on the Collateral (including all such releases, satisfactions and payoff letters relating to the Prepetition Agreement and the DIP Agreement), other than Permitted Liens.

(c) Agent shall have received UCC, PPSA, and Lien searches and other evidence satisfactory to Agent that its Liens are the only Liens upon the ABL Priority Collateral, except Permitted Liens.

(d) All filing and recording fees and taxes shall have been duly paid or arrangements satisfactory to Agent shall have been made for the payment thereof.

(e) Agent shall have received certificates, in form and substance satisfactory to it, from a Senior Officer of each Loan Party certifying that, after giving effect to the Transactions and the initial Loans and transactions hereunder, (i) the Canadian Facility Loan Parties (excluding the U.S. Facility Loan Parties), taken as a whole, and the U.S. Facility Loan Parties, in each case taken as a whole, are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 with respect to such Loan Party are true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of such earlier date); (iv) the Availability condition set forth in Section 6.1(n) is satisfied, and (v) such Loan Party has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f) Agent shall have received a certificate of a duly authorized officer of each Loan Party, certifying (i) that attached copies of such Loan Party’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents to which such Loan Party is a party is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (iii) all governmental and other third party approvals and consents, if any, with respect to the Reorganization Plans, this Agreement, the other Transactions and each other Loan Document have been obtained and are in effect; and (iv) to the title, name and signature of each Person authorized to sign the Loan Documents to which such Loan Party is a party. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

(g) Agent shall have received satisfactory opinions of counsel to the Loan Parties, in each case, customary for transactions of this type (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Loan Documents) and of appropriate local counsel (including Ontario counsel).

(h) Agent shall have received copies of the charter documents of each Loan Party, certified by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization.

(i) Agent shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization.

(j) Since December 31, 2009 no change, occurrence or development shall have occurred or become known to the Lead Arrangers that could reasonably be expected to have a Material Adverse Effect (other than any effect of the type that customarily occurs as a result of the commencement of a proceeding under Chapter 11 of the U.S. Bankruptcy Code or a proceeding under the CCAA).

(k) Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Loan Parties and their Subsidiaries; and Agent shall have received short form (if available) (i) certificates of insurance with respect to each Loan Parties’ property and liability insurance, and (ii) endorsements naming Agent as an additional insured or lender’s loss payee or mortgagee, as the case may be and as its interests may appear, under all casualty and business interruption insurance policies to be maintained with respect to the properties of the Loan Parties forming part of the Collateral, in each case, in form and substance reasonably satisfactory to Agent.

(l) No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that in the Lenders’ judgment (a) could reasonably be expected to have a Material Adverse Effect (other than any effect of the type that customarily occurs as a result of the commencement of a proceeding under Chapter 11 of the U.S. Bankruptcy Code or a proceeding under the CCAA); or (b) could reasonably be expected to materially and adversely affect the credit facilities or transactions contemplated hereby.

(m) All accrued fees and expenses of the Secured Parties (including the fees and expenses of counsel (including any local counsel) for such Secured Parties) due from the Loan Parties on or prior to the Closing Date under the Joint Commitment Letter, the Joint Fee Letter and/or the Agent Fee Letter, as applicable, shall have been paid in full in cash.

(n) Agent shall have received a satisfactory final pre-closing field examination conducted by Agent and/or a third party for the purpose of preparing a Closing Date Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate with respect to each of the Canadian Borrowing Base and the U.S. Borrowing Base, in each case, prepared as of May 27, 2010 and reflecting Inventory data as of April 25, 2010. Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, and the payment by the Borrowers of all fees and expenses incurred in connection herewith and due on the Closing Date, as well as the amount of any payables stretched beyond their customary payment practices, (i) Availability (calculated without inclusion of the Canadian Designated Cash Amount or the U.S. Designated Cash Amount) shall be at least $45,000,000 and (ii) the Loan Parties and Subsidiaries shall have cash on hand of at least $45,000,000.

(o) Agent shall have received: (i) the annual (or other audited) financial statements of the Subsidiaries for the fiscal years ended 2008 and 2009; (ii) the most recent interim financial statements of Holdings and its Subsidiaries (separately for (i) the U.S. Borrower and its Subsidiaries that are U.S. Domiciled Loan Parties, (ii) the Canadian Borrower and its Subsidiaries that are Canadian Domiciled Loan Parties and CS Automotive LLC and (iii) the External Subsidiaries) as of a date not more than thirty (30) days (or such other date as Agent may agree) prior to the Closing Date; and (iii) copies of monthly 2010 projections prepared by the U.S. Borrower, which projections shall be substantially in the form of and materially consistent with the projections previously delivered to Agent and shall evidence the Loan Parties’ ability to comply with the covenants set forth in this Agreement.

(p) Agent shall have received (i) an updated sources and uses statement, including payment of all amounts under the Prepetition Agreement and the DIP Agreement (except, with respect to both the Prepetition Agreement and the DIP Agreement, as expressly set forth herein with respect to the deemed re-issuance of the Existing Letters of Credit), and all agreements related thereto, cure payments, professional fees, critical vendor payments, trustee fees, advisory fees and success payment, claims, administrative expenses and any and all other amounts to be paid under the U.S. Plan and the Canadian Plan on the respective effective dates thereunder, and fees and expenses payable to the Secured Parties on the Closing Date and (ii) evidence that all outstanding non-contingent obligations under the DIP Agreement and the Prepetition Agreement have been repaid in full in cash (to the extent contemplated by the Reorganization Plans) and the DIP Agreement and the Prepetition Agreement have been terminated.

(q) All conditions precedent to the issuance of the Senior Note Debt shall have been satisfied on terms reasonably acceptable to the Lenders in accordance with the Senior Note Documents and the Senior Note Debt, in principal amount of $450,000,000, shall have been issued, and the net proceeds thereof received by the U.S. Borrower, in accordance with the terms of the U.S. Plan and evidenced by the Senior Note Documents. Agent shall have received a certificate of a Senior Officer of Loan Party Agent certifying copies of the material Senior Note Documents attached thereto to be true, correct and complete copies thereof (such certification to be included in the certificate delivered under clause (h) or (i) of this Section).

(r) No amendment or other modification of or to either of the Reorganization Plans shall be filed or proposed since the date the U.S. Confirmation Order and the Canadian Sanction Order was originally entered which, in either case, contains modifications that are material and adverse to any of the U.S. Domiciled Loan Parties, the Canadian Borrower, any of the Loan Parties, Agent and/or Lenders (as determined by the Lead Arrangers).

(s) The U.S. Bankruptcy Court shall have entered the U.S. Confirmation Order, which shall be (i) in form and substance satisfactory to the Lead Arrangers, and (ii) in full force and effect and shall not have been reversed or modified and not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari and the time to appeal the U.S. Confirmation Order or to seek review, rehearing, or certiorari with respect to the U.S. Confirmation Order has expired.

(t) The Canadian Sanction Order shall be in full force and effect and shall not have been reversed or modified and not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari, and the time to appeal the Canadian Sanction Order or to seek review, rehearing, or certiorari with respect to the Canadian Sanction Order shall have expired.

(u) All actions by or on behalf of the U.S. Domiciled Loan Parties, the Canadian Borrower and the Reorganized Debtors (as defined in the U.S. Plan), which are necessary or appropriate to implement the Reorganization Plans and all other transactions contemplated to be taken on or prior to the Effective Date by the U.S. Plan, the U.S. Confirmation Order, the Canadian Plan and the Canadian Sanction Order shall have been effected in accordance in all respects with the terms thereof. All conditions precedent to the confirmation, consummation and effectiveness of the Reorganization Plans (other than the closing of the credit facility provided hereby) shall have been satisfied in the judgment of Agent. Concurrently with the closing of the credit facility provided hereby, each of the U.S. Plan and the Canadian Plan shall have become effective (and the U.S. Effective Date and Canadian Effective Dates shall have occurred) in accordance in all material respects with the terms of the U.S. Plan, the Canadian Plan, the U.S. Confirmation Order and the Canadian Sanction Order.

(v) The U.S. Borrower shall have received gross proceeds in an amount not less than $355,000,000 from the Rights Offering (as defined in the U.S. Plan), and Agent shall have received copies certified by a Senior Officer of Loan Party Agent as being true, correct and complete copies thereof, of the executed New Capital Warrant Agreement and the executed Registration Rights Agreement (each as defined in the U.S. Plan and in the form attached to the U.S. Plan as in effect on May 27, 2010, with no changes therefrom that are material and adverse to the Bankruptcy Debtors, the Loan Parties or any Secured Party unless consented thereto by Agent) (such certification to be included in the certificate delivered under clause (h) or (i) of this Section).

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Banks and Lenders shall not be required to fund any Loans or arrange for issuance of any Letters of Credit to or for the benefit of the Borrowers (including the initial Loans and Letters of Credit on the Closing Date), unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding or issuance;

(b) The representations and warranties of each Loan Party in the Loan Documents shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, in all respects) as of such earlier date);

(c) Both immediately before and immediately after giving effect thereto, no Canadian Overadvance or U.S. Overadvance shall exist or would result therefrom and the Total Exposure would not exceed the Maximum Facility Amount; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request, except a deemed request in connection with an Overadvance or a Protective Advance or pursuant to Section 2.2.2(a) or Section 2.3.2(a)) by Loan Party Agent or any Borrower for funding of a Loan or issuance of a Letter of Credit shall constitute a representation by all Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding or issuance.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. (a) To secure the prompt payment and performance of all of its Obligations (including, without limitation, all Obligations of the Guarantors), each Loan Party hereby grants to Agent, for the benefit of the Secured Parties, a continuing security interest in and Lien upon the following Property of such Loan Party, whether now owned or hereafter acquired, and wherever located (the “ABL Priority Collateral”):

(i) all Accounts;

(ii) all Inventory;

(iii) all Chattel Paper, including electronic chattel paper, Documents, Instruments and General Intangibles arising out of the property described in clauses (i) and (ii) above;

(iv) all Deposit Accounts, securities accounts and all money and Investment Property deposited therein or credited thereto;

(v) all letters of credit, Letter-of-Credit Rights and Supporting Obligations relating to any of the foregoing;

(vi) all Commercial Tort Claims shown on Schedule 9.1.16 (as the same may be amended or deemed amended from time to time), relating to any of the foregoing;

(vii) all Investment Property (other than Equity Interests of the Borrowers and their Subsidiaries) and all payment intangibles (including intercompany loans);

(viii) all money, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(ix) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of foregoing; and

(x) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records), contracts and contract rights pertaining to the foregoing;

provided however the ABL Priority Collateral shall not include any Excluded Deposit Accounts or Excluded Contracts.

(b) No Canadian Facility Loan Party or any Foreign Subsidiary shall give any security interest or guarantee in support of any Obligation of the U.S. Borrower or a U.S. Facility Guarantor. This provision is meant to comply with Section 956 of the Code and shall be interpreted in accordance therewith.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. (a) To further secure the prompt payment and performance of all of its Obligations (including, without limitation, all of the Obligations of the Guarantors), each U.S. Domiciled Loan Party hereby grants to Agent, for the benefit of the Secured Parties, and (b) to further secure the prompt payment and performance of all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Loan Party hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case, a continuing security interest in and Lien on all amounts credited to any DACA Deposit Account of such Loan Party, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Loan Party hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any DACA Deposit Account maintained by such Loan Party, without inquiry into the authority or right of Agent to make such request.

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Loan Party, and shall have no responsibility for any investment or loss. To further secure the prompt payment and performance of all of its Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Loan Party hereby grants to Agent, for the benefit of the Secured Parties, and to further secure the prompt payment and performance of all Canadian Facility Obligations, each Canadian Domiciled Loan Party hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case, a continuing security interest in and Lien on all Cash Collateral held by such Loan Party from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Subject to Section 5.6, Agent may apply Cash Collateral of a U.S. Domiciled Loan Party to the payment of any Obligations, and may apply Cash Collateral of a Canadian Domiciled Loan Party to the payment of any Canadian Facility Obligations, in each case, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No U.S. Domiciled Loan Party or other Person claiming through or on behalf of any U.S. Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Obligations, unless if the condition for establishing Cash Collateral hereunder or under any other Loan Document is in any manner satisfied or the amount of required Cash Collateral reduced, the applicable Cash Collateral (or portion thereof) relating to such condition shall at such time be paid by Agent to the Loan Party Agent. No Canadian Domiciled Loan Party or other Person claiming through or on behalf of any Canadian Domiciled Loan Party shall have any right to any Cash Collateral, until Full Payment of all Canadian Facility Obligations, unless if the condition for establishing Cash Collateral hereunder or under any other Loan Document is in any manner satisfied or the amount of required Cash Collateral reduced, the applicable Cash Collateral (or portion thereof) relating to such condition shall at such time be paid by Agent to the Loan Party Agent.

7.3 Other Collateral.

7.3.1 Commercial Tort Claims. Loan Party Agent shall each month, concurrently with the delivery of financial information required pursuant to Section 10.1.2(b), notify Agent in writing if any Loan Party has obtained during the preceding month a Commercial Tort Claim arising out of the ABL Priority Collateral in respect of which any complaint or similar filing shall have been made (other than, as long as no Event of Default exists, a Commercial Tort Claim for less than $1,000,000), and Schedule 9.1.16 shall at such time be deemed automatically amended to include such claim, and Loan Party Agent shall also take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties).

7.3.2 Certain After-Acquired Collateral. Loan Party Agent shall each month, concurrently with the delivery of financial information required pursuant to Section 10.1.2(b), notify Agent in writing if any Loan Party obtains any interest in any additional ABL Priority Collateral not otherwise subject to the Lien hereunder and/or requiring additional action by Agent in order to perfect its Liens thereon, and, upon Agent’s request, shall promptly take such actions as Agent reasonably deems appropriate to effect Agent’s duly perfected, first priority Lien upon such additional ABL Priority Collateral, including obtaining any appropriate possession, control agreement or Collateral Access Agreement (it being understood that there shall be no requirement to obtain Collateral Access Agreements not obtainable with commercially reasonable efforts), as appropriate and/or executing such additional Security Documents as may be reasonably requested by Agent. If any ABL Priority Collateral is in the possession of a third party, at Agent’s request, the applicable Loan Party having rights in such ABL Priority Collateral shall obtain a Collateral Access Agreement with respect thereto, it being understood that there shall be no requirement to obtain Collateral Access Agreements not obtainable with commercially reasonable efforts and, subject in any event to Agent’s discretion, as provided in this Agreement, including making cost/benefit determinations, to determine eligibility of the related Collateral or to impose reserves with respect thereto if such ABL Priority Collateral consists of Eligible Accounts or Eligible Inventory. Notwithstanding the immediately preceding two (2) sentences, Agent shall not require any Loan Party to establish Agent’s control over any Excluded Deposit Account or deliver Collateral Access Agreements not obtainable with commercially reasonable efforts.

7.4 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of the Loan Parties relating to any Collateral.

7.5 Further Assurances. Promptly upon request, and subject to the other provisions of this Section 7, Loan Party Agent shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Loan Party authorizes Agent to file any financing statement that indicates the Collateral in a manner consistent with this Agreement, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.6 Certain Determinations. Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Section 7 shall not require the creation or perfection of any collateral security interests or Liens in any Property of any Loan Party if and for so long as Agent, in consultation with the Loan Party Agent, reasonably determines that the cost of creating or perfecting such security interests or Liens shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, including, without limitation, requiring delivery of physical possession of de minimis amounts of money held and used by Holdings and its Subsidiaries in the Ordinary Course of Business.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the twentieth (20th) day of each month (or, during the Cash Dominion Trigger Period, by Wednesday of each week), or in any such case if such day is not a Business Day, on the next succeeding Business Day, Loan Party Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate with respect to each Borrower, in each case, prepared as of the close of business of the previous month (or, if applicable, previous week), and, if a Default or an Event of Default has occurred and is continuing, at more frequent times as Agent may request. All calculations of the applicable Borrowing Base in any Borrowing Base Certificate shall originally be made by Loan Party Agent and certified by a Senior Officer of Loan Party Agent, provided that Agent may from time to time in its Permitted Discretion, review and adjust any such calculation to (a) reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the U.S. Availability Reserve and/or the Canadian Availability Reserve. Each Borrowing Base Certificate shall set forth the calculation of the U.S. Borrowing Base in Dollars and of the Canadian Borrowing Base in the Dollar Equivalent.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records, in all material respects, of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may reasonably request. Loan Party Agent shall also provide to Agent, on or before the twentieth (20th) day of each month and, if a Default or an Event of Default has occurred and is continuing, at more frequent times as Agent may request, a detailed aged trial balance of all Accounts of each Borrower as of the end of the preceding month (or shorter applicable period), specifying, to the extent requested by Agent, each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts of any Borrower in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts (other than as a result of the payment thereof), Loan Party Agent shall notify Agent of such occurrence promptly after any Loan Party has knowledge thereof.

8.2.2 Taxes. If an Account of any Loan Party includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper Governmental Authority for the account of such Loan Party and to charge the Loan Party Agent therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.

8.2.3 Account Verification. Agent shall have the right during normal business hours and with reasonable frequency, in coordination and together with the Loan Party Agent, in the name of Loan Party Agent, to verify the validity, amount or any other matter relating to any material Accounts of the Loan Parties by mail, telephone or otherwise, and the Loan Party Agent shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process. If a Default or Event of Default has occurred and is continuing, Agent shall have the right at any time to conduct such verifications, in the name of Agent, Loan Party Agent or any Loan Party.

8.2.4 Maintenance of DACA Deposit Accounts and Dominion Accounts. The Canadian Domiciled Loan Parties shall establish a Canadian Dominion Account (including by designating an existing Deposit Account as a “Canadian Dominion Account”). The U.S. Facility Loan Parties shall establish the U.S. Dominion Account (including by designating an existing Deposit Account as a “U.S. Dominion Account”). The Loan Parties shall (i) require each lockbox servicer of each of any Loan Party’s lockboxes (if any) to deposit all Payment Items received therein directly to a Deposit Account (other than an Excluded Deposit Account) at the related financial institution, and (ii) maintain each such Deposit Account, together with all other Deposit Accounts of the Loan Parties (other than Excluded Deposit Accounts) as DACA Deposit Accounts by obtaining an executed Deposit Account Control Agreement from each such lockbox servicer and each financial institution which maintains Deposit Accounts (other than any

Excluded Deposit Accounts) for any Loan Party, which Deposit Account Control Agreement (a) establishes Agent’s dominion and control over the subject lockbox(es), if any, and/or DACA Deposit Account(s) of the Loan Parties maintained with such servicer or institution, which may be exercised by Agent during any during any Cash Dominion Trigger Period, (b) requires daily application of amounts on deposit in the subject DACA Deposit Account to a Dominion Account at Bank of America as directed by Agent during any Cash Dominion Trigger Period, and (c) waives offset rights of such servicer or bank, except for customary administrative charges; it being understood that, with respect to any Deposit Account which does not at any time comply with the foregoing requirements specified in this sentence (other than those required to be delivered on the Closing Date), no funds contained therein shall be treated as either Canadian Designated Cash Amount or U.S. Designated Cash Amount for purposes of this Agreement and the Loan Party Agent shall, at Agent’s request, within thirty (30) days, in coordination with Agent, cause replacement arrangements to be implemented with respect to the applicable accounts which are reasonably satisfactory to Agent. Neither Agent nor Lenders assume any responsibility to the Loan Parties for any lockbox arrangement, DACA Deposit Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral; Payment Items Received. Loan Party Agent shall take all commercially reasonable steps to ensure that all payments on Accounts included in the ABL Priority Collateral or otherwise relating to ABL Priority Collateral are made directly to a DACA Deposit Account (or a lockbox relating to a DACA Deposit Account) or, during a Cash Dominion Trigger Period, a Dominion Account. If any Loan Party or Subsidiary receives cash or Payment Items with respect to any ABL Priority Collateral or any Payment Item not properly deposited by a lockbox servicer in accordance with the requirements set forth in Section 8.2.4, it shall hold same in trust for Agent and promptly deposit same into a DACA Deposit Account or, during a Cash Dominion Trigger Period, a Dominion Account for application to the Obligations in accordance with Section 5.5 or 5.6, as applicable.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Loan Party shall keep accurate and complete records of its Inventory in the United States and Canada consistent in all material respects with historical practices, and shall submit to Agent inventory and reconciliation reports (which reports shall set forth the Inventory information by location) in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request. Loan Party Agent shall conduct (or shall cause to be conducted) a physical inventory in the United States and Canada at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may reasonably request. Agent may participate in and observe each physical count.

8.3.2 Returns of Inventory. No Loan Party shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000, in aggregate; and (d) any payment received by a Loan Party for a return is promptly deposited to a DACA Deposit Account or a Dominion Account.

8.3.3 Acquisition, Sale and Maintenance. With respect to Inventory that has been included in the calculation of the U.S. Borrowing Base or Canadian Borrowing Base, no Loan Party shall acquire or accept any such Inventory on consignment or approval and the Loan Parties shall take all commercially reasonable steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA; except in any such case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties shall use, store and maintain all Inventory with reasonable care and caution, in accordance with historical practices and in conformity in all material respects with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any material ABL Priority Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Loan Party shall keep accurate and complete records of its Equipment in all material respects, consistent with historical practices.

8.4.2 Condition of Equipment. Each Loan Party shall keep its Equipment in good operating condition and repair, and shall make all necessary replacements and repairs so that the value and operating efficiency of the Equipment is preserved at all times in all material respects, reasonable wear and tear excepted, in each case in a manner consistent with historical practices.

8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all lockbox arrangements and Deposit Accounts (including Dominion Accounts) maintained by the Loan Parties in the United States and Canada as of the Closing Date. Each Loan Party shall take all commercially reasonable actions necessary to establish Agent’s control of each such Deposit Account (other than Excluded Deposit Accounts) by causing the related deposit account bank to enter into a Deposit Account Control Agreement; it being understood that, with respect to any Deposit Account which does not at any time comply with the foregoing requirements specified in this sentence (other than those required to be delivered on the Closing Date), no funds contained therein shall be treated as either Canadian Designated Cash Amount or U.S. Designated Cash Amount for purposes of this Agreement and the Loan Party Agent shall within thirty (30) days, in coordination with Agent, cause replacement arrangements to be implemented with respect to the applicable accounts which are reasonably satisfactory to Agent. The sole account holder of each Deposit Account shall be a single Loan Party and the Loan Parties shall not allow any other Person (other than Agent and, subject to any Permitted Senior Secured Debt Intercreditor Agreement, the agent specified therein) to have control (as contemplated by the UCC and the PPSA) over a DACA Deposit Account or any Property deposited therein. Each Loan Party shall promptly notify Agent of any opening or closing of a Deposit Account and, concurrently with the opening thereof, shall ensure such account (other than accounts excluded from the operation of this paragraph above) is subject to a fully executed Deposit Account Control Agreement, an original copy of which has been delivered to Agent.

8.6 General Provisions.

8.6.1 Location of Collateral. All material amounts of tangible items of ABL Priority Collateral, other than Inventory in transit, shall at all times be kept by the Loan Parties at the Borrowers’ business locations set forth in Schedule 8.6.1, except that the Loan Parties may (a) make sales or other dispositions of Collateral in the Ordinary Course of Business; (b) in the case of any U.S. Facility Loan Party, move Collateral to another location in the continental United States (so long as notice of such move is provided to Agent concurrently with delivery of the applicable financial information required pursuant to Sections 10.1.2(a), (b) or (c), as applicable) or Canada (upon thirty (30) days’ (or such lesser time as Agent shall agree in writing) prior written notice to Agent), so long as all actions shall have been taken prior to such move to ensure that Agent has a perfected first priority Lien upon all the ABL Priority Collateral and (c) in the case of a Canadian Domiciled Loan Party, move Collateral to another location in Canada (upon thirty (30) days’ (or such lesser time as Agent shall agree in writing) prior written notice to Agent) or the United States (so long as notice of such move is provided to Agent concurrently with delivery of the applicable financial information required pursuant to Sections 10.1.2(a), (b) or (c), as applicable), so long as all actions shall have been taken prior to such move to ensure that Agent has a perfected first priority security interest in and Lien upon all the ABL Priority Collateral, provided, however, that with respect to the foregoing clauses (b) and (c), if such Collateral is to be in the possession of a third party at a location not set forth on Schedule 8.6.1, the applicable Loan Party having rights in such Collateral shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect thereto.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) (1) Each Loan Party shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent. Proceeds under each policy in excess of $5,000,000 per claim shall be payable to Agent (for application by Agent (i) to payment of the Revolver Loans of the applicable Borrower or (ii) in accordance with Section 5.5 or 5.6, if applicable) to the extent arising out of the ABL Priority Collateral. (2) From time to time upon request, Loan Party Agent shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent and its successors as lender’s loss payee, as its interests may appear; (ii) requiring at least thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Loan Party fails to provide and pay for any insurance, Agent may in consultation with the Loan Party Agent, but shall not be required to, procure the insurance and charge the Loan Parties therefor. Loan Party Agent agrees to deliver to Agent, promptly as rendered, copies of all material reports made to insurance companies. While no Event of Default exists, the Loan Parties may settle, adjust or compromise any insurance claim relating to the ABL Priority Collateral, as long as the proceeds in excess of $5,000,000 per claim are delivered to Agent (for application by Agent (i) to payment of the Revolver Loans of the applicable Borrower or (ii) in accordance with Section 5.5 or 5.6, if applicable). If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise claims in excess of $500,000 in the aggregate related to the ABL Priority Collateral.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or D&O insurance) and any awards arising from condemnation of, in each case, any ABL Priority Collateral, or any proceeds or awards that relate to Inventory included in the ABL Priority Collateral, in any such case in excess of $5,000,000 per claim, to the extent received by any Loan Party, shall be paid to Agent (for application by Agent (i) to payment of the Revolver Loans of the applicable Borrower, with any excess amounts returned to the Loan Party Agent, or (ii) in accordance with Section 5.5 or 5.6, if applicable).

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of a Loan Party Group, all Taxes payable with respect to any Collateral of a Loan Party Group (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral of a Loan Party Group, shall be borne and paid by the Loan Parties of such Loan Party Group. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Loan Parties’ sole risk.

8.6.4 Defense of Title to Collateral. Each Loan Party shall at all times defend in a commercially reasonable manner its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7 Power of Attorney. Each Loan Party hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes and during the times provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Loan Party’s name, but at the cost and expense of the Loan Parties within such Loan Party’s Loan Party Group:

(a) Endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) After an Event of Default has occurred and is continuing, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in DACA Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument constituting Collateral for which a Loan Party is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Loan Party’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Loan Party hereby jointly and severally with the other Loan Parties represents and warrants that:

9.1.1 Organization and Qualification. Each Loan Party and Subsidiary is duly organized, validly existing and in good standing (or equivalent) under the laws of the jurisdiction of its organization. Each Loan Party and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign or extra provincial, as the case may be, corporation, limited liability company, exempted company or other entity in each jurisdiction, except where failure to be so qualified, authorized or in good standing could not reasonably be expected to result in a Material Adverse Effect.

9.1.2 Power and Authority. Each Loan Party is duly authorized to execute, deliver and perform the Loan Documents to which it is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate (or equivalent) action of such Loan Party, and do not (a) require any consent or approval of any holders of Equity Interests of such Loan Party or any Governmental Authority, in each case, other than those already obtained; (b) contravene the Organic Documents of such Loan Party; (c) violate or cause a default under any material Applicable Law binding on such Loan Party or Material Contract of such Loan Party, except, with respect to Material Contracts, which could not reasonably be expected to result in a Material Adverse Effect; (d) require any registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect; or (e) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Loan Party or Subsidiary.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in law or in equity.

9.1.4 Corporate Names; Capital Structure. Schedule 9.1.4 shows, for each Loan Party and Subsidiary, its name, its jurisdiction of organization, its issued Equity Interests, the holders of its Equity Interests (other than in respect of Holdings), in each case, as of the Closing Date.

9.1.5 Locations. As of the Closing Date, the chief executive offices and other places of business of the Loan Parties are shown on Schedule 8.6.1.

9.1.6 Title to Properties; Priority of Liens. Each Loan Party and Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to, or rights in, all of its personal tangible Property, in each case with respect to such Real Estate and personal Property which is material to its business, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Loan Party and Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on a material portion of its Properties, other than Permitted Liens. Each Loan Party has paid and discharged all lawful claims that, if unpaid, could reasonably be expected to become a Lien on its ABL Priority Collateral, other than (x) Permitted Collateral Liens and (y) Liens permitted by Section 10.2.2(y) securing Debt in an aggregate amount not in excess of $5,000,000 so long as the applicable ABL Priority Collateral is not included in the Borrowing Base. Upon the filing of financing statements against the Loan Parties in the form approved by Loan Party Agent, and, with respect to any ABL Priority Collateral in which a security interest may only be perfected by possession or control, the taking and retention of possession or control of such ABL Priority Collateral by Agent, duly endorsed (including executed powers of transfer) where applicable, all Liens of Agent in the ABL Priority Collateral will be duly perfected, first priority Lien upon all the ABL Priority Collateral, subject only to Permitted Collateral Liens.

9.1.7 Accounts and Inventory. (a) Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by or on behalf of the Borrowers with respect thereto. All Accounts included in the calculation of Eligible Accounts in any Borrowing Base Certificate are Eligible Accounts as of the date of such Borrowing Base Certificate. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(i) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(ii) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(iii) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(iv) it is not subject to any offset, Lien (other than Permitted Collateral Liens), deduction, ongoing defense, dispute or counterclaim, except as arising in the Ordinary Course of Business or otherwise disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(v) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or the PPSA, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(vi) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except (i) discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder or (ii) other discounts or allowances reflected in the Value of such Account; and

(vii) to the best of the applicable Borrower’s knowledge, (A) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account, (B) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (C) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

(b) Agent may rely, in determining which Inventory is Eligible Inventory, on all statements and representations made by or on behalf of the Borrowers with respect thereto. All Inventory included in the calculation of Eligible Inventory in any Borrowing Base Certificate is Eligible Inventory as of the date of such Borrowing Base Certificate.

9.1.8 Financial Statements; Solvency; Material Adverse Effect.

(a) The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of the Loan Parties that have been and are hereafter delivered to Agent and Lenders, and the separate consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of the U.S. Borrower and its Subsidiaries that are U.S. Domiciled Loan Parties, the Canadian Borrower and its Subsidiaries that are Canadian Domiciled Loan Parties and CS Automotive LLC, and the External Subsidiaries, respectively, that have been and are hereafter delivered to Agent and Lenders, in each case, are and will be prepared in accordance with GAAP, and fairly present the financial positions and results of operations of such Persons at the dates and for the periods indicated, subject to year-end audit adjustments and the absence of footnotes in the case of statements prepared other than at year-end. All projections delivered from time to time to Agent and Lenders by or on behalf of the Loan Parties and Subsidiaries have been prepared in good faith, based on assumptions believed by Loan Party Agent to be reasonable at the time delivered to Agent, in light of the circumstances at such time.

(b) Since December 31, 2009, there has been no change in the condition, financial or otherwise, of Holdings and its subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect (other than with respect to the U.S. Bankruptcy Cases and the Canadian CCAA Case, any effect of the type that customarily occurs as a result of the commencement of a proceeding under Chapter 11 of the U.S. Bankruptcy Code or a proceeding under the CCAA).

(c) No financial statement delivered to Agent or Lenders by or on behalf of any of the Loan Parties and Subsidiaries at any time contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

(d) After giving effect to the Transactions, the Canadian Facility Loan Parties (excluding the U.S. Facility Loan Parties), taken as a whole, and the U.S. Facility Loan Parties, in each case taken as a whole, are Solvent

9.1.9 Taxes. Except to the extent it could reasonably be expected to not have a Material Adverse Effect, each Loan Party has timely filed all federal and state income tax returns, and all local and provincial income tax returns and other reports that it is required by law to file, and has timely paid, or made provision for the payment of, all federal and state Taxes upon it and all local and provincial and other Taxes upon it, and its income and its Properties that are due and payable, except to the extent being Properly Contested. Each Subsidiary that is not a Loan Party has timely filed all material federal, state, local and provincial income tax returns and other reports that it is required by law to file, and has timely paid, or made provision for the payment of, all material federal, state, local and provincial and other Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by (i) the Transactions (except as disclosed in the U.S. Plan or Canadian Plan), or (ii) the Loan Documents.

9.1.11 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and Subsidiary owns or has the lawful right to use all Intellectual Property used in the conduct of its business, without conflict with any rights of others. No Intellectual Property owned or used by a Loan Party or Subsidiary which is material to the operations or business of any Loan Party has been adjudged invalid or unenforceable by a court of competent jurisdiction or been cancelled, in whole or in part, except where such judgment or cancellation could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Loan Party’s knowledge, threatened Intellectual Property Claim with respect to any Loan Party, any Subsidiary or any of their Property (including any Intellectual Property), except as could not reasonably be expected to have a Material Adverse Effect. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Loan Party or Subsidiary on the Closing Date is shown on Schedule 9.1.11.

9.1.12 Governmental Approvals. Each Loan Party and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except as could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and the Loan Parties and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each Loan Party and Subsidiary has duly complied, and its Properties and business operations are in compliance, in each case in all respects, with all Applicable Laws (including Environmental Laws), except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders relating to noncompliance issued to any Loan Party or Subsidiary under any Applicable Law, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA, except where such violation could not reasonably be expected to have a Material Adverse Effect.

9.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14 or would not have and could not reasonably be expected to have a Material Adverse Effect, (i) no Loan Party’s or Subsidiary’s present or, to its knowledge, former operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, Hazardous Material or environmental clean-up, (ii) no Loan Party or Subsidiary has received any Environmental Notice and (iii) no Loan Party or Subsidiary has, to its knowledge, any contingent liability with respect to any Environmental Release, environmental pollution or Hazardous Material on any Real Estate now or previously owned, leased or operated by it.

9.1.15 Burdensome Contracts. No Loan Party or Subsidiary is a party or subject to any contract, agreement or charter restriction that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is party or subject to any Restrictive Agreement (other than (s) agreements to which an External Subsidiary is party to the extent that the restrictions or conditions therein are imposed only on such External Subsidiary and other Subsidiaries that are not Loan Parties, (t) the Loan Documents, (u) the Senior Note Documents (as in effect on the Closing Date), (v) the Permitted Senior Secured Debt Documents, (w) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Loan Parties or any of their Subsidiaries in the Ordinary Course of Business, (x) any restriction or encumbrance with respect to any asset of the Loan Parties or any of their Subsidiaries imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets otherwise permitted under this Agreement, (y) customary provisions in joint venture agreements and other similar agreements entered into in the Ordinary Course of Business, (z) customary restrictions in connection with Permitted Securitizations), except as shown on Schedule 9.1.15 and (aa) Restrictive Agreements permitted under Section 10.2.12. No Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Loan Party or Subsidiary.

9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) have resulted in or could reasonably be expected to have a Material Adverse Effect. Except as shown on such Schedule, as amended from time to time, no Loan Party has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $1,000,000). No Loan Party or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Loan Party or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default by any Loan Party or Subsidiary, under any Material Contract that could reasonably be expected to have a Material Adverse Effect.

9.1.18 ERISA.

(a) Schedule 9.1.18 sets forth all Plans, (including, for the avoidance of doubt and without limitation, all Pension Plans and Canadian Employee Plans) in existence as of the date hereof.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code, and other Applicable Laws. Except as disclosed on Schedule 9.1.18(b), as of the Closing Date, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS for the period for which the remedial amendment period (within the meaning of Code Section 401(b) and IRS guidance) has expired or, with respect to a new Plan or a period for which the remedial amendment period has not expired, an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. There has been no non-exempt prohibited transaction under Section 406 of ERISA or 4975 of the Code or violation of the fiduciary responsibility rules of ERISA with respect to any Plan that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(d) Except as disclosed on Schedule 9.1.18(d) or could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and no ERISA Event could reasonably be expected to occur; (ii) (x) no Pension Plan had any Unfunded Pension Liability as of December 31, 2009, and (y) no Pension Plan has increased the amount of its Unfunded Pension Liability between December 31, 2009 and any subsequent date as of which the representations in this Section 9 are made or deemed made; (iii) no Loan Party or ERISA Affiliate has incurred any liability that remains outstanding, and no Loan Party or ERISA Affiliate could reasonably be expected to incur any liability, under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or ERISA Affiliate has incurred any liability (other than a liability that has been satisfied in full), no Loan Party or ERISA Affiliate could reasonably be expected to incur any liability, and no event has occurred which, with the giving of notice under Section 4219 of ERISA would result in liability, under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(e) With respect to any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable accounting practices and (ii) it has been registered as required and has been maintained in good standing with applicable Governmental Authorities.

(f) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) the Canadian Domiciled Loan Parties are in compliance in all material respects with the requirements of the PBA with respect to each Canadian Pension Plan and in compliance with any FSCO order directed specifically at a Canadian Pension Plan; (ii) except as disclosed on Schedule 9.1.18(f), no Canadian Pension Plan has any Unfunded Pension Liability as of January 1, 2009 with respect to the Retirement Benefit Agreement between Cooper-Standard Automotive Canada Limited and the National Automobile, Aerospace, Transportation and General Workers Union of Canada (C.A.W.) Local 876 and as of January 1, 2007 with respect to the Pension Plan for Salaried Employees of Cooper-Standard Automotive Canada Limited; (iii) no Canadian Pension Plan shall have increased its Unfunded Pension Liability, if any, between the Closing Date and any subsequent date as of which the representations in this Section 9 are deemed made; (iv); no fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan; (v) no Termination Event has occurred; (vi) all contributions required to be made by any Canadian Domiciled Loan Party or Subsidiary to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA; and (vii) no Lien has arisen, choate or inchoate, in respect of any Canadian Domiciled Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

9.1.19 Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened termination, limitation or modification of any business relationship between any Loan Party or Subsidiary, on the one hand, and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. There exists no condition or circumstance that has materially impaired or could reasonably be expected to materially impair the ability of any Loan Party or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, on the Closing Date no Loan Party or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement within the United States or Canada. Except as could not reasonably be expected to have a Material Adverse Effect, within the United States or Canada, there are no material grievances, unfair labor practices complaints or other disputes with any union or other organization of any Loan Party’s or Subsidiary’s employees or consultants, or, to any Loan Party’s knowledge, any asserted or to the knowledge of any Loan Party, threatened strikes or work stoppages.

9.1.21 Payable Practices. No Loan Party or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

9.1.22 Not a Regulated Entity. No Loan Party or Subsidiary is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. No Loan Party or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by any Loan

Party or Subsidiary to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.1.24 Excluded Collateral. No material Collateral consists of Property with respect to which the grant of a Lien hereunder in such Property is prohibited by Applicable Law or requires any consent of any Governmental Authority not obtained pursuant to Applicable Law.

9.2 Complete Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, taken as a whole, not misleading in any material respect as of the time when made or delivered. There is no fact or circumstance that any Loan Party has failed to disclose to Agent in writing that has resulted in or could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitments or Obligations (other than indemnity obligations that are not currently due and payable) are outstanding, each Loan Party, jointly and severally with the other Loan Parties, agrees that it shall, and shall cause each Subsidiary to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject to reasonable notice and during normal business hours (except when an Event of Default exists), to visit and inspect the Properties of any Loan Party or Subsidiary in the United States and Canada, including, without limitation, inspect, audit and make extracts from any Loan Party’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Neither Agent nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party. The Loan Parties acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and the Loan Parties shall not be entitled to rely upon them.

(b) Reimburse Agent in accordance with Section 3.4 for all charges, costs and expenses of Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two (2) times (or, during any Financial Covenant Trigger Period, three (3) times) per Loan Year; and (ii) appraisals of Inventory up to two (2) times (or, during any Financial Covenant Trigger Period, three (3) times) per Loan Year; provided, however, that if an examination or appraisal is initiated during an Event of Default, all charges, costs and expenses therefor shall be reimbursed by the Loan Parties without regard to such limits. Subject to and without limiting the foregoing, the Loan Parties specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section 10.1.1 shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes. Agent agrees, for the benefit of the Lenders, to commence examinations as referenced in this Section 10.1.1 on at least an annual basis.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and to furnish to Agent and Lenders:

(a) within ninety (90) days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis (for Holdings and its Subsidiaries) and consolidating basis (separately for (i) the U.S. Borrower and its Subsidiaries that are U.S. Domiciled Loan Parties, (ii) the Canadian Borrower and its Subsidiaries that are Canadian Domiciled Loan Parties and CS Automotive LLC and (iii) the External Subsidiaries), which consolidated statements shall be audited and certified (without a “going concern” qualification or other qualification as to scope of audit) by a firm of independent certified public accountants of recognized standing selected by the Loan Parties and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year, and which unaudited consolidating statements shall set forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Loan Party Agent as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations at such date and for such period, subject to normal year-end adjustments and the absence of footnotes;

(b) as soon as available, and in any event within thirty (30) days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis (for Holdings and its Subsidiaries) and consolidating basis (separately for (i) the U.S. Borrower and its Subsidiaries that are U.S. Domiciled Loan Parties, (ii) the Canadian Borrower and its Subsidiaries that are Canadian Domiciled Loan Parties and CS Automotive LLC and (iii) the External Subsidiaries), setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Loan Party Agent as being prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year, unaudited statements of cash flows for each such quarterly period, on a consolidated basis (for Holdings and its Subsidiaries) and consolidating basis (separately for (i) the U.S. Borrower and its Subsidiaries that are U.S. Domiciled Loan Parties, (ii) the Canadian Borrower and its Subsidiaries that are Canadian Domiciled Loan Parties and CS Automotive LLC and (iii) the External Subsidiaries), setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Senior Officer of Loan Party Agent as being prepared in accordance with GAAP and fairly presenting the cash flows of the applicable Persons for such period, subject to normal year-end adjustments and the absence of footnotes;

(d) concurrently with delivery of financial statements under clauses (a) and (c) above (or concurrently with delivery of financial statements under clause (b) above during the Cash Dominion Trigger Period), and more frequently if requested by Agent while an Event of Default has occurred and is continuing, a Compliance Certificate executed by a Senior Officer of Loan Party Agent;

(e) not later than the earlier of sixty (60) days after the end of each Fiscal Year or thirty (30) days after board approval thereof, projections of the Loan Parties’ and their Subsidiaries’ consolidated (for Holdings and its Subsidiaries) and consolidating (separately for (i) the U.S. Borrower and its Subsidiaries that are U.S. Domiciled Loan Parties, (ii) the Canadian Borrower and its Subsidiaries that are Canadian Domiciled Loan Parties and CS Automotive LLC and (iii) the External Subsidiaries) (x) balance sheets and results of operations for the next Fiscal Year, month by month, and cash flow and Availability for the next Fiscal Year, on a quarterly basis and (y) balance sheets and results of operations and cash flow and Availability for the second and third Fiscal Years thereafter, on an annual basis;

(f) at Agent’s request (but in no event more frequently than once each calendar quarter, so long as no Default or Event of Default has occurred and is continuing), a listing of each Loan Party’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g) promptly after the sending or filing thereof, copies of any final proxy statements, financial statements or reports that any Loan Party has generally made publicly available to its shareholders; copies of any regular, periodic and special reports (including reports on Form 8-K and 10-Q) or registration statements (other than registration statements on Form S-8) or prospectuses that any Loan Party files with the Securities and Exchange Commission; and copies of any press releases or other statements made available by a Loan Party to the public concerning material changes to or developments in the business of such Loan Party;

(h) at Agent’s request, after the sending or filing thereof, copies of any annual information report (including all actuarial reports and other schedules and attachments thereto) required to be filed with a Governmental Authority in connection with each Pension Plan or any Canadian Pension Plan; promptly upon receipt, copies of any notice, demand, inquiry or subpoena received in connection with any Plan from a Governmental Authority (other than routine inquiries in the course of application for a favorable IRS determination letter); at Agent’s request, copies of any annual report required to be filed with a Governmental Authority in connection with any other Plan or Canadian Pension Plan;

(i) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Loan Party’s or Subsidiary’s financial condition or business; and

(j) upon receipt or delivery thereof by or to any Loan Party or Subsidiary, any notice of “Default” or “Event of Default” (under and as defined in the Senior Note Documents and the Permitted Senior Secured Debt Documents) and, without duplication of any report required to be provided hereunder, each material report required to be provided pursuant to the Senior Note Indenture and the Permitted Senior Secured Debt Document and, upon execution thereof, any waiver, amendment or other modification to the Senior Note Documents and the Permitted Senior Secured Debt Documents.

Documents required to be delivered pursuant to Section 10.1.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Loan Party Agent posts such documents, or provides a link thereto on the Loan Party Agent’s website on the Internet at the website address “cooperstandard.com”; or (ii) on which such documents are posted on the Loan Party Agent’s behalf on an Internet or Intranet website, if any, to which each Lender and Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that the Loan Party Agent shall deliver paper copies of such documents to Agent or any Lender that requests the Loan Party Agent to deliver such paper copies until a written request to cease delivering paper copies is given by Agent or such Lender. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Party Agent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.1.3 Notices. Notify Agent in writing, promptly after a Senior Officer of the Loan Party’s obtaining knowledge thereof, of any of the following that affects any Loan Party or Subsidiary:

(a) the threat or commencement of any proceeding or investigation by any Governmental Authority, whether or not covered by insurance, that could reasonably be expected to result in a Material Adverse Effect;

(b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract, that in any such case could reasonably be expected to result in a Material Adverse Effect;

(c) any default under or termination of a Material Contract that could reasonably be expected to result in a Material Adverse Effect;

(d) the existence of any Default or Event of Default;

(e) any violation or asserted violation of any Applicable Law (including ERISA, PBA, OSHA, FLSA, or any Environmental Laws) that could reasonably be expected to have a Material Adverse Effect;

(f) any Environmental Release by a Loan Party or Subsidiary or on any Real Estate of a Loan Party or Subsidiary that could reasonably be expected to have a Material Adverse Effect; or receipt of any Environmental Notice that could reasonably be expected to have a Material Adverse Effect;

(g) the discharge of or any withdrawal or resignation by any of the Loan Parties’ independent accountants;

(h) any Casualty Event that affects, in aggregate, Collateral with a book value in excess of the Dollar Equivalent of $5,000,000;

(i) without duplication of any notice required to be provided hereunder, each material notice required to be provided pursuant to the Senior Note Indenture or the Permitted Senior Secured Debt Documents; and

(j) the occurrence of a Material Adverse Effect.

10.1.4 Landlord and Storage Agreements. Upon Agent’s commercially reasonable request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, in each case, between a Loan Party and/or a Subsidiary and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA (and analogous foreign legislation), Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless such failure to so comply (other than failure to comply with Anti-Terrorism Laws) or to so maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Real Estate of any Loan Party or Subsidiary within the United States or Canada that could reasonably be expected to have a Material Adverse Effect, it shall act promptly and diligently to conduct any investigation and remediation of such Environmental Release required under applicable Environmental Law.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or where the failure to pay could not reasonably be expected to have a Material Adverse Effect.

10.1.7 Insurance. In addition to the insurance requirements set forth in Section 8.6.2, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent, (a) with respect to the Properties and business of the Loan Parties of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than the amount in effect on the Closing Date, with deductibles and subject to an Insurance Assignment satisfactory to Agent.

10.1.8 Licenses. Keep each material License necessary to make, use or sell any Collateral (including the manufacture, distribution or disposition of Inventory) in full force and effect (other than any forfeiture, abandonment or dedication to the public taken in the Ordinary Course of Business).

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Canadian Subsidiary or U.S. Subsidiary of Holdings and, if such Person is (a) a U.S. Subsidiary (other than a U.S. Subsidiary of a Foreign Subsidiary), cause it to guarantee the U.S. Facility Obligations and the Canadian Facility Obligations, or (b) a Canadian Subsidiary, cause it to guarantee the Canadian Facility Obligations, in each case, by execution and delivery of a joinder agreement in form and substance reasonably acceptable to Agent, or otherwise in form and substance satisfactory to Agent, and, whether a U.S. Subsidiary or Canadian Subsidiary, cause such Subsidiary to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require (other than, so long as no Event of Default shall have occurred and be continuing, establishing Agent’s control over any Excluded Deposit

Account) to evidence and perfect a first priority security interest in and Lien on all ABL Priority Collateral of such Person in favor of Agent, and to become a party to this Agreement and the other applicable Loan Documents either as a Borrower or a Guarantor, and Loan Party Agent shall deliver such legal opinions, in form and substance consistent with those delivered on the Closing Date.

10.1.10 Post-Closing Matters. The U.S. Borrower shall, and shall cause each of its Subsidiaries to, satisfy the requirements set forth on Schedule 10.1.10 on or before the date thereon specified for such requirement, in each case as such date may be extended by the Agent in its sole discretion by up to an additional 90 days, so long as the U.S. Borrower is working diligently in good faith to complete, or cause its Subsidiaries to complete, the applicable requirement as determined by the Agent in its sole discretion.

10.2 Negative Covenants. As long as any Commitments or Obligations (other than indemnity obligations that are not currently due and payable) are outstanding, each Loan Party jointly and severally with the other Loan Parties hereby agrees not to, or to permit any Subsidiary to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e) Bank Product Debt and Debt arising out of services and products included in the definition of “Bank Product” provided by any bank or financing institution (other than a Lender) or for (and not in excess of the mark to market liability under) any Hedging Agreement provided by any banking or financial institution (other than a Lender), to the extent that such Hedging Agreement is permitted by Section 10.2.4 and 10.2.13;

(f) Debt or other liability that is in existence when a Person becomes (or is merged, consolidated, combined or amalgamated into) a Subsidiary or that is secured by an asset when acquired by a Loan Party or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming (or merging, consolidating, combining or amalgamating into) a Subsidiary or such acquisition;

(g) Permitted Contingent Obligations;

(h) Refinancing Debt as long as each Refinancing Condition is satisfied;

(i) Senior Note Debt of the U.S. Domiciled Loan Parties in an aggregate principal amount not to exceed $450,000,000 minus any principal payments or other reductions to principal made thereon or applied thereto, at any time outstanding;

(j) intercompany Debt among Holdings and its Subsidiaries to the extent permitted by Sections 10.2.5(d) and (e);

(k) Debt of External Subsidiaries under lines of credit to any such External Subsidiary from Persons other than Holdings or any of its Subsidiaries, the proceeds of which Debt are used for such External Subsidiary’s working capital and other general corporate purposes; provided that the aggregate principal amount of all such Debt outstanding at any time for all such External Subsidiaries (excluding refinancings thereof by the applicable Subsidiary or another Subsidiary in the same country so long as such refinancings do not increase the amount of the applicable Debt nor provide security not applicable to such Debt upon the initial incurrence thereof) shall not exceed $50,000,000;

(l) Permitted Senior Secured Debt, provided that (1) the incurrence of such Debt is permitted under the Senior Notes (as in effect on the Closing Date and without respect to any “Suspended Covenant” provisions), (2) if applicable, a Permitted Senior Secured Debt Intercreditor Agreement shall be entered into by each Loan Party, Agent and the respective Permitted Senior Secured Debt Collateral Agent and shall be in full force and effect and (3) the Loan Parties shall have entered into such amendments or other modifications to this Agreement as Agent shall have reasonably requested in connection with the incurrence of such Debt and such documents shall be in full force and effect;

(m) additional secured Debt that is not included in any of the preceding clauses of this Section and, provided that (1) the incurrence of such Debt is permitted under the Senior Notes (as in effect on the Closing Date and without respect to any “Suspended Covenant” provisions) and (2) the aggregate principal amount of Debt outstanding under this clause (m) shall not to exceed $25,000,000 at any time;

(n) additional unsecured Debt that is not included in any of the preceding clauses of this Section and is not secured by a Lien so long as the Specified Transaction Conditions applicable to the issuance of such Debt shall have been satisfied in connection therewith;

(o) Debt of an External Subsidiary in connection with a Permitted Securitization;

(p) Debt by and among one or more External Subsidiaries pursuant to any manual or automatic cash pooling arrangement; provided that the pool shall have at all times an aggregate cash position of at least U.S.$0, and it being understood that Dutch BV (or other External Subsidiary) may, but shall not be required to, act as an intermediary in respect of any such pool;

(q) Debt owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(r) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five Business Days of its incurrence;

(s) Debt owed to any Person providing property, casualty or liability insurance to the U.S. Borrower or any of its Subsidiaries, so long as such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Debt is incurred and such Debt shall be outstanding only during such period; and

(t) Debt existing on the Closing Date and set forth on Schedule 10.2.1(t).

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt permitted pursuant to Section 10.2.1(c);

(c) Liens for Taxes, rates, assessments or other governmental charges or levies not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA and analogous foreign legislation) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, (ii) such Liens do not materially impair the value or use of any material Property or materially impair operation of the business of any Loan Party or Subsidiary, and (iii) such Liens do not secure Borrowed Money;

(e) Liens (other than Liens on Inventory or Accounts) incurred or deposits made in the Ordinary Course of Business to secure the performance of surety and appeal bonds, performance bonds and other obligations of a like nature, tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;

(f) Liens arising in the Ordinary Course of Business by operation of law that are subject to Collateral Access Agreements;

(g) Liens arising by virtue of a judgment or judicial order against any Loan Party or Subsidiary, or any Property of a Loan Party or Subsidiary, as long as such judgment or judicial order does not constitute an Event of Default and is being Properly Contested;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other Governmental Authorities, minor defects or irregularities of title and other similar encumbrances on real property imposed by law, that do not interfere in any material respect with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens on property of any Loan Party or its Subsidiaries with respect to Debt permitted to be incurred under Section 10.2.1(l), including (with respect to any such Debt) Liens on property of the U.S. Domiciled Loan Parties and/or Canadian Domiciled Loan Parties constituting Collateral, other than the ABL Priority Collateral, and to the extent requested by the holders thereof, second priority Liens on the ABL Priority Collateral of the U.S. Domiciled Loan Parties and/or Canadian Domiciled Loan Parties;

(k) Liens on property of any Loan Party or its Subsidiaries with respect to Debt permitted to be incurred under Section 10.2.1(m), including (with respect to any such Debt) Liens on property of the U.S. Domiciled Loan Parties and/or Canadian Domiciled Loan Parties constituting Collateral, other than the ABL Priority Collateral;

(l) Liens on assets of External Subsidiaries that secure Debt permitted to be incurred by such External Subsidiaries pursuant to Section 10.2.1;

(m) Liens on cash or Cash Equivalents delivered as collateral for or as pre-funding of (and, in each case, not to exceed the amount of) obligations arising out of services and products included in the definition of “Bank Product” provided by any bank or financing institution (other than a Lender) or for (and not in excess of the mark to market liability under) any Hedging Agreement provided by any banking or financial institution (other than a Lender), to the extent that such Hedging Agreement is permitted by Section 10.2.4 and 10.2.13;

(n) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’ and other like Liens imposed by law (including Liens of customs and revenue authorities to secure customs duties in connection with the importation of goods), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being Properly Contested;

(o) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(p) landlords’ and lessors’ and other like Liens in respect of rent not in default or being Properly Contested and the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person;

(q) reservations, limitations, provisos and conditions expressed in any original grant from a Canadian Governmental Authority or other grant of real or immovable property, or interests therein;

(r) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(s) Liens representing any interest or title of a licensor, lessor or sub-licensor under any lease or license entered into by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business;

(t) Liens securing obligations in respect of trade-related letters of credit or trade-related bankers acceptances issued in the ordinary course of business of the U.S. Borrower and its Subsidiaries, in each case covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or trade-related bankers acceptances and the proceeds and products thereof;

(u) Liens on securities held by the U.S. Borrower or any of its Subsidiaries representing an interest in a joint venture to which the U.S. Borrower or such Subsidiary is a party (provided that such joint venture is not a Subsidiary of the U.S. Borrower) to the extent that (A) such Liens constitute purchase options, calls or similar rights of a counterparty to such joint venture and (B) such Liens are granted pursuant to the terms of the partnership agreement, joint venture agreement or other similar document or documents pursuant to which such joint venture was created or otherwise governing the rights and obligations of the parties to such joint venture;

(v) Liens described on Schedule 10.2.2 which are existing on the Closing Date and which are provided by the Reorganization Plans to be outstanding on the U.S. Effective Date and on the Canadian Effective Date;

(w) Liens existing or deemed to exist on receivables and Related Assets in connection with Permitted Securitizations;

(x) Liens in respect of cash pooling arrangements permitted pursuant to Section 10.2.1(p);

(y) Liens on property of a Person existing at the time such Person is merged into or consolidated or amalgamated with a Loan Party or any of its Subsidiaries, or becomes a Subsidiary; provided that such Liens were not created in contemplation of such merger, consolidation, amalgamation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by the Loan Party or any of its Subsidiaries, and the applicable Debt secured by such Lien is permitted under Section 10.2.1(f);

(z) Liens in favor of customs authorities arising as a matter of Applicable Law in the Ordinary Course of Business;

(aa) Liens arising with respect to precautionary filings of UCC financing statements relating to leases of equipment or other Property;

(bb) Liens to secure any Refinancing Debt otherwise permitted to be incurred hereunder;

(cc) The replacement, extension or renewal of any Lien permitted by clauses (b), (v) and (y) above upon or in the same property of the Debt secured thereby; and

(dd) Liens securing Debt permitted by Section 10.2.1(s).

For the avoidance of doubt, no statutory lien arising under Section 302, 303 or 4068 of ERISA or Section 412 or 430 of the Code shall be a Permitted Lien.

10.2.3 Distributions; Upstream Payments. Declare or make any Distributions, except (i) Upstream Payments, (ii) Distributions made in connection with the consummation of the Transactions, (iii) Distributions made in connection with and pursuant to stock option plans or other benefit plans of management or employees of the Loan Parties or any of their Subsidiaries including compensation to (or as directed by) any director (or equivalent), in each case as have been approved by the applicable board of directors (or equivalent), (iv) Distributions by a Borrower to Holdings or a Subsidiary of a Borrower to its Loan Party parent and, ultimately, to Holdings to the extent promptly used by Holdings to pay any taxes that are due and payable by Holdings as part of a consolidated, combined, unitary or similar group that includes the Loan Parties or any of their Subsidiaries, (v) with respect to the New Preferred Stock, the following shall be permitted: (A) any accompanying administrative cash payments made in respect of fractional shares when dividend payments are made as ‘payment-in-kind’ and (B) any in-kind (non-cash) redemptions of New Preferred Stock as required when dividend payments are made as ‘payment-in-kind’ (accompanied by the administrative replacement of such New Preferred Stock) and (vi) other payments not exceeding $5,000,000 in the aggregate during any fiscal year (which amounts, if not used, may be carried forward for one (1) fiscal year).

10.2.4 Restricted Investments. Make any Restricted Investment.

10.2.5 Loans. Make any loans or other advances of money to any Person, except:

(a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business;

(b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(c) deposits with financial institutions permitted hereunder;

(d) unsecured loans by the Loan Parties or Subsidiaries thereof existing on the Closing Date and set forth on Schedule 10.2.5; provided that any such loans by a Loan Party are evidenced by a note which has been endorsed and pledged to Agent on the Closing Date;

(e) intercompany loans and advances between and among Holdings and its Subsidiaries, and/or between Subsidiaries of Holdings (collectively, “Intercompany Loans”); provided that (I) at no time shall any such Intercompany Loans be made pursuant to this clause (e) by the Loan Parties to External Subsidiaries unless the Specified Transaction Conditions applicable to Internal Specified Transaction clause (c) shall have been satisfied in connection therewith, (II) any such Intercompany Loan made by a Loan Party to an External Subsidiary shall be evidenced by an Intercompany Note which may be in the form of a global intercompany note which shall be pledged to Agent to secure the Obligations, and (III) each Intercompany Loan made to any Loan Party by an External Subsidiary shall include (or, if not evidenced by an Intercompany Note, the books and records of the respective parties shall note that such Intercompany Loan shall be subject to) the subordination provisions attached as Annex A to the form of Intercompany Note and (IV) any transfer of funds made as payment for goods and services in the Ordinary Course of Business by any Subsidiary of Holdings to any other any Subsidiary of Holdings shall be permitted; and

(f) other loans of a type not described in clauses (a) through (e) of this definition and not otherwise prohibited by the terms of this Agreement or the other Loan Documents so long as the applicable Specified Transaction Conditions shall have been satisfied in connection therewith and such loan shall be evidenced by a promissory note which in the case of any loans made by a Loan Party shall be pledged to Agent to secure the Obligations.

10.2.6 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Debt or Borrowed Money other than:

(a) the Obligations;

(b) with respect to any Subordinated Debt permitted hereunder, (i) regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt and (ii) voluntary prepayments of Subordinated Debt so long as in the case of this clause (ii), the applicable Specified Transaction Conditions have been satisfied with respect thereto;

(c) (i) regularly scheduled payments of principal, interest and fees, and mandatory prepayments of the Senior Note Debt and (ii) voluntary prepayments of the Senior Note Debt so long as in the case of this clause (ii), the applicable Specified Transaction Conditions have been satisfied with respect thereto;

(d) (i) regularly scheduled payments of principal, interest and fees, and mandatory prepayments of the Permitted Senior Secured Debt and (ii) voluntary prepayments of the Permitted Senior Secured Debt so long as in the case of this clause (ii), the applicable Specified Transaction Conditions have been satisfied with respect thereto;

(e) (i) regularly scheduled payments of principal, interest and fees, and mandatory prepayments of any other Borrowed Money or Debt permitted pursuant to Section 10.2.1 (other than the Obligations, Subordinated Debt, Senior Note Debt or Permitted Senior Secured Debt), in each case, on but not prior to the due date therefor (or for such portion or installment thereof then due) under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent) or refinanced in accordance with Section 10.2.1(h), and (ii) voluntary prepayments of any other Borrowed Money or Debt permitted pursuant to Section 10.2.1 (other than the Obligations, Subordinated Debt, Senior Note Debt or Permitted Senior Secured Debt), in each case, on but not prior to the due date therefor (or for such portion or installment thereof then due) under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent) or refinanced in accordance with Section 10.2.1(h) so long as in the case of this clause (ii), the applicable Specified Transaction Conditions have been satisfied with respect thereto;

(f) payments of Intercompany Loans, so long as, with respect to payments made by a Loan Party to an External Subsidiary on account of Loans extended by an External Subsidiary to a Loan Party, the applicable Specified Transaction Conditions have been satisfied with respect thereto; or

(g) any payment made with the proceeds of any Debt incurred to refinance such Debt, so long as the applicable Refinancing Conditions have been satisfied with respect thereto.

10.2.7 Fundamental Changes.

(a) Merge, amalgamate, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (so long as no Event of Default then exists or would result therefrom and the Liens of Agent on any Collateral is not adversely affected): (1) mergers, amalgamations, combinations or consolidations of (i) any External Subsidiary with and into any Person or any Person (other than a Loan Party) with and into any External Subsidiary, (ii) any Person (in connection with a Acquisition permitted hereunder) or Canadian Facility Loan Party (other than the Canadian Borrower or a U.S. Facility Loan Party) with and into a Canadian Facility Loan Party (other than the Canadian Borrower or a U.S. Facility Loan Party), so long as the survivor of such transaction is a Canadian Facility Loan Party, (iii) any Person (in connection with a Acquisition permitted hereunder) or U.S. Facility Loan Party (other than the U.S. Borrower) with and into a U.S. Facility Loan Party (other than the U.S. Borrower), so long as the survivor of such transaction is a U.S. Facility Loan Party, (iv) (I) any Person (in connection with a Acquisition permitted hereunder) with and into a Borrower or (II) any Loan Party with and into a Borrower in the same Loan Party Group as such Loan Party, so long as, in either case, such Borrower is the surviving entity, (2) mergers and combinations on the Closing Date in connection with the release from escrow of proceeds of the Senior Notes and (3) liquidations, dissolutions or discontinuation of the business of (i) any External Subsidiary, (ii) a Canadian Domiciled Loan Party (other than the Canadian Borrower), so long as all or substantially all of its assets are transferred or otherwise Disposed of to another Canadian Domiciled Loan Party, and (iii) a U.S. Facility Loan Party (other than the U.S. Borrower), so long as all or substantially all of its assets are transferred or otherwise Disposed of to another U.S. Domiciled Loan Party; provided that, in each case set forth in this clause (a), Loan Party Agent shall, concurrently with the delivery of financial information required pursuant to Section 10.1.2(b), notify Agent of any of the forgoing which has occurred in the preceding month, and shall take all actions reasonably requested by the Agent to ensure the Agent has a perfected and continuing first priority security interest in and Lien on all ABL Priority Collateral;

(b) in the case of any Loan Party: change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state, province or jurisdiction of organization, without giving Agent advance written notice thereof within 30 days (or such lesser time as Agent shall reasonably agree), and shall in addition take all actions reasonably requested by Agent to ensure Agent has a perfected and continuing first priority security interest in and Lien on all ABL Priority Collateral; or

(c) in the case of any Loan Party, have outstanding or issue any Disqualified Equity Interests otherwise prohibited hereunder.

10.2.8 Subsidiaries.

(a) Own, form or acquire any Subsidiary unless the Loan Parties shall have complied with Sections 10.1.9 (to the extent applicable) and 10.2.4 with respect to all such newly formed or acquired Subsidiaries; or

(b) permit Holdings to own, form or acquire any direct Subsidiary, other than the U.S. Borrower.

10.2.9 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in any manner materially adverse to the Lenders; except that Holdings may amend such Organic Documents as necessary to permit one or more issuances of preferred Equity Interests, so long as such issuance is not otherwise prohibited hereunder and any applicable Specified Transaction Conditions shall have been satisfied in connection therewith.

10.2.10 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than the Loan Parties and Subsidiaries.

10.2.11 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.12 Restrictive Agreements. Become a party to any Restrictive Agreement, or create or suffer to exist any encumbrance or restriction on the ability of a Loan Party to make any Distribution, except for (a) restrictions (i) under the Loan Documents, (ii) under the Senior Note Documents or any Permitted Refinancing thereof, (iii) under the Permitted Senior Secured Debt Documents so long any restrictions or conditions contained therein are on prevailing market terms for similar debt issuances (or terms more favorable to Holdings and its Subsidiaries) or any Permitted Refinancing thereof and (iv) as required under Applicable Law; (b) any Restrictive Agreement, encumbrance or restriction as in effect on the Closing Date and set forth on Schedule 9.1.15 or which would otherwise be in compliance with Section 9.1.15; (c) any restriction in any Purchase Money Debt agreement insofar as it relates to granting Liens on such Loan Party’s Properties securing such Purchase Money Debt permitted hereunder, provided that such restrictions apply only to the assets subject to such Purchase Money Debt; (d) customary non-assignment provisions with respect to leases or licensing agreements entered into by the Loan Parties in the Ordinary Course of Business; (e) any restriction or encumbrance with respect to any asset of the Loan Parties imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets otherwise permitted under this Agreement; (f) customary provisions in joint venture agreements and other similar agreements entered into in the Ordinary Course of Business; and (g) “equal and ratable” clauses in Debt permitted by Section 10.2.2.

10.2.13 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising under the Loan Documents, the Senior Note Documents, the Permitted Senior Secured Debt Documents or in the Ordinary Course of Business and, in any case, not for speculative purposes.

10.2.14 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and reasonable extensions thereof and other businesses reasonably incidental or related thereto (including relating to manufacturing processes), and any activities incidental thereto.

10.2.15 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents and the Senior Note Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered and as approved by the board of directors of the Person making such payment; (c) loans and advances permitted by Section 10.2.5, Investments permitted by Section 10.2.4, transactions permitted by Section 10.2.7 and Distributions permitted by Section 10.2.3; (d) payment of customary outside directors’ fees and customary directors’ indemnities as approved by the board of directors of the Person making such payment; (e) transactions to the extent expressly authorized hereunder, solely among (1) the Loan Parties, (2) the External Subsidiaries and (3) between any Loan Party and External Subsidiary; (f) transactions with Affiliates that were or are consummated in accordance with the Reorganization Plans; and (g) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent (to the extent such transactions are material) and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; provided that this clause (g) shall not be deemed to authorize any transaction not otherwise permitted hereunder or under any other Loan Document.

10.2.16 Plans. Establish, become party to, or admit any new participant into, any Pension Plan, Canadian Pension Plan, Multiemployer Plan, Canadian Multi-Employer Plan, Canadian Employee Plan or any Plan providing for medical or life insurance benefits with respect to terminated or retired employees, other than any in existence on the Closing Date to which any Loan Party or its Affiliate or ERISA Affiliate is a party, or amend any Pension Plan, Canadian Pension Plan, Multi-Employer Plan, Canadian Multi-Employer Plan, or any rights or entitlements, or the actuarial assumptions used thereunder, in a manner that would or would reasonably be expected to cause a material increase in any Loan Party’s or its Affiliate’s or ERISA Affiliate’s liabilities thereunder (contingent or otherwise), except and to the extent (i) required by Applicable Laws or a collective bargaining agreement, (ii) as the direct result of the consummation of any Permitted Acquisition or (iii) if consented to in writing by Required Lenders or any such event could not reasonably be expected to materially and adversely affect the Lenders.

10.2.17 Amendments to Senior Note Indenture. Amend, supplement or otherwise modify any document, instrument or agreement relating to the Senior Note Indenture (or any refinancing thereof otherwise permitted hereunder) if such modification (a) increases the principal balance of such Debt (in excess, in the case of any refinancing, of the amount specified therefor in the Refinancing Conditions) of, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date, the weighted average life to maturity or otherwise accelerates or increases amortization; (d) increases the interest rate; (e) increases or adds any material fees or charges or (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Loan Party or Subsidiary, or that is otherwise adverse in any material respect to any Loan Party, any Subsidiary or a Secured Party. Permit any Loan Party to have or assume any liability (whether primarily or as a guarantor) for any amounts due under any Senior Note Document unless such Person is or agrees to be similarly liable (both in scope and amount) for the payment of the Obligations.

10.2.18 Plan Documents. After the entry of the U.S. Confirmation Order and the Canadian Sanction Order, amend, supplement or otherwise modify any Plan Document in an manner that would materially and adversely affect the rights of the Loan Parties, Agent or the Secured Parties.

10.2.19 Holding Company. Permit Holdings to (A) conduct any business, other than the ownership of Equity Interests and the general administrative and corporate duties for its Subsidiaries incidental to its ownership thereof, (B) incur or suffer to exist any material liabilities or Debts (other that the Obligations hereunder and “Obligations” under and as defined in the Senior Note Indenture and the Permitted Senior Secured Debt Documents), (C) other than as set forth in clause (A), own any material assets or (D) grant any Liens on its assets, other than Liens in favor of Agent.

10.3 Financial Covenant. As long as any Commitments or Obligations (other than indemnity obligations that are not currently due and payable) are outstanding:

10.3.1 Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall maintain a Fixed Charge Coverage Ratio (as calculated on a consolidated basis) of at least 1.1 to 1.0 for each Fixed Charge Coverage Ratio Test Period ending during any Financial Covenant Trigger Period or immediately before the commencement of any Financial Covenant Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation under any drawn Letter of Credit or deposit any funds as Cash Collateral in respect of LC Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any reimbursement obligation under any drawn Letter of Credit, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document;

(b) Any representation, warranty or other written statement of a Loan Party made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) (x) A Loan Party breaches or fails to perform any covenant contained in Sections 8.1, 10.1.3(d), 10.2 or 10.3, or (y) a Loan Party breaches or fails to perform any covenant contained in Sections 8.2.4, 8.2.5, 8.6.2(a)(1) or (b) or 10.1.1(a), and such breach or failure as referenced in this clause (y) is not cured within five (5) days after a Senior Officer of such Loan Party has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(d) A Loan Party breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within thirty (30) days after a Senior Officer of such Loan Party has knowledge thereof or receives notice thereof from Agent, whichever is sooner;

(e) A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guarantee; a Loan Party contests the validity or enforceability of any Loan Document or any Obligations; or the perfection or priority of any Lien on any material portion of the Collateral granted or purported to be granted to Agent or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders, or on any Collateral for which perfection is not required hereunder or under any Loan Document, or any action solely in the control of Agent);

(f) Any breach or default of a Loan Party occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of the Dollar Equivalent of $25,000,000, if the effect of such breach or default is to permit the holder or holders of such Debt to cause the maturity of such Debt to be accelerated or demanded, or required to be repurchased or redeemed due to such breach;

(g) Any judgment or order for the payment of money is entered against a Loan Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Loan Parties, the Dollar Equivalent of $20,000,000 (in each case, net of any insurance coverage therefor which has not been denied in writing), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal (and, where applicable, the posting of any necessary bond) or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds the Dollar Equivalent of $20,000,000;

(i) Any Loan Party generally fails to pay or admits in writing its inability or refusal to pay, in each case, its debts as they become due; an Insolvency Proceeding is commenced by a Loan Party; a Loan Party agrees to, commences or is subject to any liquidation, dissolution or winding up of its affairs (except as permitted pursuant to Section 10.2.8); the Canadian Facility Loan Parties (excluding the U.S. Facility Loan Parties), taken as a whole, or the U.S. Facility Loan Parties, in each case taken as a whole, are not Solvent; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any material portion of the business of a Loan Party; or an Insolvency Proceeding is commenced against a Loan Party and either (1) such Loan Party consents to institution of the proceeding, (2) the petition commencing the proceeding is not timely contested by such Loan Party, (3) the petition is not dismissed within sixty (60) days after filing, or (4) an order for relief is entered in the proceeding;

(j) (i) (A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Loan Party or ERISA Affiliate to a Pension Plan, Multiemployer Plan, the PBGC or IRS, or which would constitute or could reasonably be expected to constitute grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (B) a Loan Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (C) the “funding target attainment percentage” (within the meaning of Code Section 430) (“FTAP”) for any plan year of a Pension Plan falls below the FTAP of such Pension Plan as of the U.S. Effective Date; or (D) the amount of unfunded post-retirement benefit liabilities, determined in accordance with ASC 715-60, that have resulted or could reasonably be expected to result in liability of a Loan Party or its Affiliate or ERISA Affiliate increases relative to the amount of such liabilities as of the Closing Date; (ii) (A) a Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Facility Loan Party being required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan or results in the appointment, by FSCO, of an administrator to wind up a Canadian Pension Plan; (B) any Canadian Domiciled Loan Party is in default with respect to any required contributions to a Canadian Pension Plan; or (C) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, provided the events set forth in clauses (i) and (ii), (whether or not in existence as of the Closing Date), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(k) A Change of Control occurs;

(l) Any subordination provision in any Subordinated Debt in a principal amount of $25,000,000, or any subordination provision in any Guarantee by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision or a proceeding shall be commenced by any subordinating party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof; or

(m) At any time that any Permitted Senior Secured Debt is outstanding, the Permitted Senior Secured Debt Intercreditor Agreement shall cease to be in full force or effect (except in accordance with its terms) or any of the Loan Parties or the Permitted Senior Secured Debt Collateral Agent shall challenge, deny or disaffirm their respective obligations theretunder.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(i) occurs and is continuing with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time: declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by the Loan Parties to the fullest extent permitted by law; terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base; require the Loan Parties to Cash Collateralize LC Obligations and Bank Product Debt, and, if the Loan Parties fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require the Loan Parties to assemble Collateral, at the Loan Parties’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, the Loan Parties agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Loan Party agrees that ten (10) days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Loan Party’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and

Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

11.3 License. Effective upon the occurrence and during the continuance of an Event of Default, Agent is hereby granted an irrevocable, worldwide, non-exclusive right and license, including the right to sub-license (without payment of Royalty or other compensation to any Person) under any and all Intellectual Property owned or sublicensable by the Loan Parties, including computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, to use and exercise all other rights under such Intellectual Property in connection with advertising for sale, marketing, selling, collecting, making, having made, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under such Intellectual Property, and Agent’s use thereof under this Section, shall inure solely to such Loan Party’s benefit. With respect to any trademarks or similar Property included in the license granted hereunder, Agent shall ensure that the quality of the goods and services with which it uses such trademark or similar Property shall be consistent with the quality of the goods and services as manufactured, marketed and sold by the Loan Parties.

11.4 Setoff. At any time after the occurrence and during the continuance of an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations then due, irrespective of whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guarantees, indemnities and other undertakings of the Loan Parties under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by the Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by the Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6 Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the conversion shall be made at Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by a Loan Party to any Secured Party pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Loan Parties to pay to such Secured Party any amount originally due to the Secured Party in the first currency under this Agreement only to the extent of the amount of the first currency which such Secured Party is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Secured Party’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Secured Party in the first currency under this Agreement, the Loan Parties agree that they will indemnify each Secured Party against and save such Secured Party harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Loan Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Secured Party under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Secured Party and the Loan Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to a Secured Party in the first currency under this Agreement, such Secured Party shall promptly remit such excess to the Loan Parties. The covenants contained in this Section 11.6 shall survive the Full Payment of the Obligations under this Agreement.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority.

(a) Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of the Secured Parties. Each Lender agrees that any action taken by Agent, Required Facility Lenders or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person;

(c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts or Eligible Inventory, or whether to impose or release any reserve, and to exercise its Permitted Discretion in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

(b) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between each Secured Party, taken individually, on the one hand, and Agent, on the other hand, each Loan Party and each such Secured Party acknowledge and agree with Agent that such Secured Party and Agent are hereby conferred the legal status of solidary creditors of each such Loan Party in respect of all Obligations owed by each such Loan Party to Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Loan Party is irrevocably bound towards Agent and each Secured Party in respect of the entire Solidary Claim of Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Loan Party not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

12.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders or Required Facility Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or Required Facility Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders or Required Facility Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders or Required Facility Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, (except as otherwise specified in such Section) and in no event shall Required Lenders or Required Facility Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1 Lien Releases; Care of Collateral.

(a) Canadian Lenders (i) authorize Agent to, and Agent shall, release any Lien or guarantee with respect to any Canadian Facility Collateral (a) upon Full Payment of the Canadian Facility Obligations; (b) that is the subject of an Asset Disposition, merger, amalgamation or other combination or transaction, or a Lien which Loan Party Agent certifies in writing to Agent is not prohibited hereunder (and Agent may rely conclusively on any such certificate without further inquiry); or (c) with the written consent of all Canadian Lenders (or such lesser number as may be required by Section 14.1) and (ii) authorize Agent to, and upon Agent’s reasonable determination of the appropriateness to do so, Agent shall, subordinate their Liens to any Purchase Money Lien permitted hereunder.

(b) U.S. Lenders (i) authorize Agent to, and Agent shall, release any Lien or guarantee with respect to any U.S. Facility Collateral (a) upon Full Payment of the U.S. Facility Obligations; (b) that is the subject of an Asset Disposition which Loan Party Agent certifies in writing to Agent is not prohibited hereunder (and Agent may rely conclusively on any such certificate without further inquiry); (c) with the written consent of all U.S. Lenders or such lesser number as may be required by Section 14.1) and (ii) authorize Agent to, and upon Agent’s reasonable determination of the appropriateness to do so, Agent shall, subordinate their Liens to any Purchase Money Lien permitted hereunder.

(c) Agent shall have no obligation to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral.

(a) Agent and Canadian Lenders appoint each Canadian Lender as agent (for the benefit of Canadian Facility Secured Parties) for the purpose of perfecting Liens in any Canadian Facility Collateral held or controlled by such Canadian Lender, to the extent such Liens are perfected by possession or control.

(b) Agent and U.S. Lenders appoint each U.S. Lender as agent (for the benefit of U.S. Facility Secured Parties) for the purpose of perfecting Liens in any U.S. Facility Collateral held or controlled by such U.S. Lender, to the extent such Liens are perfected by possession or control.

(c) If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly forward to each Applicable Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the applicable Loan Parties’ books and records as well as upon representations of the applicable Loan Parties’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Loan Party Agent specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.5.1, as applicable, such Lender shall forthwith purchase from Agent, the applicable Issuing Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.5.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any DACA Deposit Account or Dominion Account without the prior consent of Agent. Notwithstanding anything to the contrary contained herein, the provisions of this Section 12.5 shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders as opposed to Defaulting Lenders.

12.6 Indemnification of Agent Indemnitees. EXCEPT FOR LOSSES DETERMINED IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO RESULT FROM AN AGENT INDEMNITEE’S ACTUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION, EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF THE LOAN PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses determined in a final, non-appealable judgment by a court of competent jurisdiction to result from Agent’s actual gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and Loan Party Agent Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Event of Default exists) is reasonably acceptable to Loan Party Agent. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger, combination, amalgamation or consolidation, or acquisition of stock shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Loan Party as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.

12.10 Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders or the Supermajority Required Facility Lenders was required, and Required Lenders, or Required Facility Lenders, as applicable, have consented, or (c) gives notice under Section 3.5 or requests compensation under Section 3.7, or if either Borrower is required to pay additional amounts or indemnity payments with respect to a Lender under Section 5.8, then, in addition to any other rights and remedies that any Person may have, Agent or Loan Party Agent may, by notice to such Lender within one hundred twenty (120) days after such event (or within one hundred twenty (120) days after receipt of a notice from such Lender claiming indemnity payments under Section 5.8), require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent or Loan Party Agent, pursuant to appropriate Assignment and Acceptance(s) and within twenty (20) days after Agent’s or Loan Party Agent’s notice, as applicable. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment but excluding any prepayment charge.

12.11 Remittance of Payments and Collections.

12.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

12.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall the Loan Parties be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from a Loan Party and such related payment is not received, then Agent may recover such amount from each Lender that received it.

If Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.12 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Required Facility Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.

12.13 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.14 No Third Party Beneficiaries. This Section 12 (other than Section 12.2.1, 12.8 and 12.10) is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This Section 12 (other than Section 12.2.1, 12.8 and 12.10) does not confer any rights or benefits upon the Loan Parties or any other Person. As between the Loan Parties and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, Lenders, and their respective successors and assigns, except that (a) no Loan Party (other than pursuant to a transaction permitted under Section 10.2.7(a)) shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Facility Commitments for all purposes, all amounts payable by the Loan Parties within the applicable Loan Party Group shall be determined as if such Lender had not sold such participating interests, and the Loan Parties within the applicable Loan Party Group and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant of U.S. Facility Obligations or Canadian Facility Obligations that would be a Foreign Lender if it were a Lender shall be entitled to the benefits of Section 5.8 in the same manner as if the Participant acquired its interest by assignment, provided the Participant complies with the requirements of Section 5.9 as if it were a Lender. Each Lender selling a participation to a Participant shall keep a register, as agent for the Borrowers, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such Participant’s entitlement to payments of principal, interest and other amounts with respect to such participation.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to the applicable Loan or Facility Commitment in which such Participant has an interest, postpones the Canadian Revolver Commitment Termination Date or U.S. Facility Revolver Commitment Date, as applicable, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment in which such Participant has an interest, or releases the applicable Borrower, or all or substantially all of the benefits of the applicable Guarantee, or all or substantially all of the applicable ABL Priority Collateral.

13.2.3 Benefit of Set-Off. The Loan Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent and Loan Party Agent, each in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent and Loan Party Agent, each in its discretion); (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance; and (d) the transferee Lender shall have executed a joinder to the Reallocation Agreement in form and substance acceptable to Agent. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, (i) such Lender shall remain the holder of its Loans and owner of its interest in any Letter of Credit for all purposes hereunder, (ii) the Borrowers, Agent, the other Lenders and Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iii) any payment by the Loan Parties to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy the Loan Parties’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder. Notwithstanding the foregoing, nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to another Lender following an acceleration of Loans and termination of Commitments pursuant to Section 11.2 in connection with implementation of the Reallocation Agreement following a Designation Date.

13.3.2 Register. Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of and principal amounts of the Loans and LC Obligations owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, Agent, Issuing Banks and Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank, and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, Agent shall have no liability to the Borrowers or any other Person for the inaccuracy of any entries in the Register.

13.3.3 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit E and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and the Loan Parties shall upon request by the transferring or transferee Lender make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.9 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Loan Party party to such Loan Document; provided, however, that:

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of each affected Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.2 or Section 2.3;

(c) without the prior written consent of each affected Lender (except a Defaulting Lender as and to the extent provided in Section 4.2), no modification shall be effective that would (i) increase the Facility Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; or (iii) increase the aggregate amount of all Commitments (except as set forth in Section 2.1.4);

(d) without the prior written consent of all Lenders (except a Defaulting Lender as and to the extent provided in Section 4.2), no modification shall be effective that would (i) extend the U.S. Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date or Facility Termination Date; (ii) alter Section 5.5, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definitions of Pro Rata, Required Lenders, Required Facility Lenders or Supermajority Required Facility Lenders; (iv) amend this Section 14.1.1; or (v) increase the Maximum Facility Amount (except as set forth in Section 2.1.4);

(e) without the prior written consent of the Supermajority Required Facility Lenders having Commitments to a Borrower (except a Defaulting Lender as and to the extent provided in Section 4.2), no amendment or waiver shall be effective that would (x) with respect to Lenders having Facility Commitments to the Canadian Borrower, amend the definition of Canadian Borrowing Base (or, for purposes of such definition, any defined term used in such definition) or (y) with respect to Lenders having Facility Commitments to the U.S. Borrower, amend the definition of U.S. Borrowing Base (or, for purposes of such definition, any defined term used in such definition); and

(f) without the prior written consent of all Lenders having Commitments to a Borrower (except a Defaulting Lender as and to the extent provided in Section 4.2), no amendment or waiver shall be effective that would (x) with respect to Lenders having Facility Commitments to the Canadian Borrower, (i) increase the advance rates applicable to the Canadian Borrower, (ii) release all or substantially all of the Canadian Facility Collateral, except as currently contemplated by Section 12.2.1, or (iii) release any Canadian Facility Loan Party from liability for any Canadian Facility Obligations, except as currently contemplated by Section 12.2.1; or (y) with respect to Lenders having Facility Commitments to the U.S. Borrower, (i) increase the advance rates applicable to the U.S. Borrower, (ii) release all or substantially all of the U.S. Facility Collateral, except as currently contemplated by Section 12.2.1, or (iii) release any U.S. Facility Loan Party from liability for any U.S. Facility Obligations, except as currently contemplated by Section 12.2.1.

Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 10.2.1(l) to be delivered in connection with the incurrence by any Loan Party of any Permitted Senior Secured Debt, upon Agent’s request, the Loan Parties and Agent shall enter into an amendment hereof, and, to the extent deemed necessary by Agent, any other applicable Loan Documents, solely for the purpose of reflecting any Liens granted in favor of Agent or any Permitted Senior Secured Debt Collateral Agent in connection with any such transaction and to make changes incidental thereto. By their execution hereof, each Lender expressly authorizes and approves Agent’s entry into such amendments.

14.1.2 Limitations. The agreement of the Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Banks as among themselves. Only the consent of the parties to the Fee Letter, any Collateral Access Agreement, Deposit Account Control Agreement or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3 Payment for Consents. No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE; provided that, in no event shall any Loan Party have any obligation hereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from its actual gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Loan Parties, their equity holders or creditors, a third party or an Indemnitee and whether or not an Indemnitee is otherwise a party thereto and, except for losses determined in a final, non-appealable judgment by a court of competent jurisdiction to result from an Indemnitee’s actual gross negligence or willful misconduct.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at Loan Party Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail (or, in the case of a Canadian Domiciled Loan Party, the Canadian mail system), with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged of (d) if given by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery). Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.2, 2.3, 3.1.2, 3.1.3 or 4.1.1 shall be effective until actually received by the individual or department to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Loan Party Agent shall be deemed received by all Loan Parties.

14.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic communication and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Loan Party even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any non-conforming communication purportedly given by or on behalf of a Loan Party.

14.4 Performance of the Loan Parties’ Obligations. Agent may, in its discretion at any time and from time to time, at the expense of the Loan Parties of the applicable Loan Party Group, pay any amount or do any act required of a Loan Party under any Loan Documents to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section 14.4 shall be reimbursed to Agent by the Loan Parties, on demand, with interest from the date incurred to the date of payment thereof at the rate applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Loan Party hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Loan Party.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, the Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Loan Parties and such Person; (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Loan Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person (except as expressly set forth in Section 13.3.2), and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Banks agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 14.12, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Loan Party Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.12 or (ii) is available to Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of the Loan Parties and a general description of the Loan Parties’ businesses, and may use the Loan Parties’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Loan Party or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 14.12 shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information concerning a Loan Party or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.

14.13 Certifications Regarding Senior Note Indenture. Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates the Senior Note Indenture.

14.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15 Consent to Forum.

14.15.1 Forum. EACH LOAN PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH

COURT. EACH LOAN PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.16 Waivers by the Loan Parties. To the fullest extent permitted by Applicable Law, each Loan Party waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any accounts, documents, instruments, chattel paper and guarantees at any time held by Agent on which a Loan Party may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Loan Party acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with the Loan Parties. Each Loan Party has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(a) Patriot Act Notice. Agent and Lenders hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act and the AML Legislation. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the Patriot Act and/or the applicable AML Legislation, whether now or hereafter in existence.

14.17 Canadian Anti-Money Laundering Legislation.

(a) If Agent has ascertained the identity of any Canadian Facility Loan Party or any authorized signatories of any Canadian Facility Loan Party for the purposes of applicable AML Legislation, then Agent:

(i) shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and Agent within the meaning of the applicable AML Legislation; and

(ii) shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Canadian Lender agrees that Agent has no obligation to ascertain the identity of the Canadian Loan Parties or any authorized signatories of the Canadian Loan Parties on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Loan Party or any such authorized signatory in doing so.

14.18 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.19 Nonliability of Lenders. Neither Agent, any Issuing Bank nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither Agent, any Issuing Bank nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the actual gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.20 PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT (TO THE EXTENT SUCH AGREEMENT IS IN EFFECT). EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS

PROVIDED FOR IN THE PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT (TO THE EXTENT SUCH AGREEMENT IS IN EFFECT), (B) AGREES THAT, FROM AND AFTER THE EXECUTION AND DELIVERY OF THE PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT (TO THE EXTENT SUCH AGREEMENT IS IN EFFECT) BY AGENT AND THE OTHER PERSONS PARTY THERETO, IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT (TO THE EXTENT SUCH AGREEMENT IS IN EFFECT), (C) AUTHORIZES AND INSTRUCTS AGENT TO ENTER INTO THE PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT (TO THE EXTENT SUCH AGREEMENT IS IN EFFECT) AS COLLATERAL AGENT AND ON BEHALF OF SUCH LENDER AND (D) AUTHORIZES AND INSTRUCTS AGENT TO ENTER INTO SUCH JOINDER AGREEMENTS AND MODIFICATIONS TO THE PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT (TO THE EXTENT SUCH AGREEMENT IS IN EFFECT) AS MAY BE CONTEMPLATED IN ACCORDANCE WITH THE PROVISIONS OF THE PERMITTED SENIOR SECURED DEBT INTERCREDITOR AGREEMENT (TO THE EXTENT SUCH AGREEMENT IS IN EFFECT).

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

COOPER-STANDARD HOLDINGS INC., as a U.S. Facility Guarantor and a Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: V.P., General Counsel & Secretary

COOPER-STANDARD AUTOMOTIVE INC., as the U.S. Borrower, a U.S. Facility Guarantor and a Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: V.P., General Counsel & Secretary

COOPER-STANDARD AUTOMOTIVE CANADA LIMITED, as the Canadian Borrower and a Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

COOPER-STANDARD AUTOMOTIVE NC L.L.C., as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

COOPER-STANDARD AUTOMOTIVE OH, LLC, as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

COOPER-STANDARD AUTOMOTIVE FLUID SYSTEMS MEXICO HOLDING LLC, as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

CSA SERVICES INC., as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

NISCO HOLDING COMPANY, as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

NORTH AMERICAN RUBBER, INCORPORATED, as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

STANTECH, INC., as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

STERLING INVESTMENTS COMPANY, as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

WESTBORN SERVICE CENTER, INC., as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

COOPER-STANDARD AUTOMOTIVE FHS INC., as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: V.P. & Secretary

CS AUTOMOTIVE LLC, as a Canadian Facility Guarantor

By:	/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Secretary

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and a U.S. Lender

By:	/s/ David Ritchay
Title:	Senior Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender

By:	/s/ Medina Sales de Andrade
Title:	Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH, as a U.S. Lender and a Canadian Lender

By:	/s/ Carin Keegan
Title:	Director

By:	/s/ Erin Morrissey
Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as an LC Issuer

By:	/s/ Carin Keegan
Title:	Director

By:	/s/ Erin Morrissey
Title:	Vice President

UBS LOAN FINANCE LLC, as a U.S. Lender

By:	/s/ Irja R. Otsa
Title:	Associate Director Banking Products Services, U.S.

By:	/s/ Mary E. Evans
Title:	Associate Director Banking Products Services, U.S.

UBS AG CANADA BRANCH, as a Canadian Lender

By:	/s/ Irja R. Otsa
Title:	Associate Director Banking Products Services, U.S.

By:	/s/ Mary E. Evans
Title:	Associate Director Banking Products Services, U.S.

BARCLAYS BANK PLC, as a U.S. Lender and a Canadian Lender

By:	/s/ Kevin Cullen
Title:	Director